MASTER SERVICES AGREEMENT

by and between

Sun Life Assurance Company of Canada (U.S.)

and

se2, inc.

Dated December 1, 2013

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”) is made this 1st day of December, 2013 (the “Effective Date”) by and between Sun Life Assurance Company of Canada (U.S.) (“Customer”), with a place of business at One Sun Life Park, Wellesley Hills, MA, 02481 and se2, inc. (“Vendor”), with a place of business at 5801 SW 6th Avenue, Topeka, Kansas 66636-0001. Capitalized terms used in this Agreement are defined in the Glossary attached to this Agreement and incorporated herein by reference.

RECITALS

1. Customer issues, reinsures, and/or coinsures annuity contracts and life insurance policies and administers such policies.

2. Vendor provides certain business process outsourcing services with respect to annuity contracts and life insurance policies.

3. Vendor agrees to perform the services described in this Agreement and in mutually acceptable Statements of Work executed by Customer and Vendor and incorporated by reference into this Agreement (collectively, the “Statements of Work” and each, a “Statement of Work”).

4. One or more Affiliates of Customer may agree to be bound by the terms of this Agreement by such Affiliate, Customer, and Vendor executing a “Joinder Agreement” in a form mutually acceptable to the parties (a “Joinder Agreement”).

5. The parties acknowledge that Vendor’s Affiliate, Security Distributors, Inc., (“SDI”) may provide to Customer under one or more SOWs certain “Brokerage Services”, as that term will be defined in each applicable SOW, in which case SDI shall become a party to this Agreement with respect to only such SOW and the applicable Brokerage Services.

1.	SERVICES

1.1.	General.

(a)	Vendor will provide the Services to Customer, Customer’s Affiliates, and any third party reasonably designated by Customer in a Statement of Work for the fees or compensation set forth in this Agreement and as stated in the applicable Statement of Work, in a form similar to the form attached hereto as Exhibit 10. Vendor shall perform the Services using a standard of care that a reasonably diligent and skilled insurance company would use to perform such activities for insurance contracts if issued in its own name and for which it had full economic interests.

(b)	As more fully described in the Agreement, Customer shall have the rights and duties under this Agreement only to the extent of the Services described or provided in the Statement of Work executed by Customer, except as may be expressly stated otherwise in this Agreement.

1.2.	Scope of Services. Vendor shall be obligated to provide only those Services, expressly listed as such in a Statement of Work; there shall be no implied Services.

(a)	Underwriting and Claims. Vendor shall not be called upon to (and shall have no responsibility to) establish any underwriting criteria, benefits, or premium rates, to perform or conduct any actuarial or other services related to underwriting, or to establish any claims payment criteria or policies, other than to the extent expressly set forth in a Statement of Work. Vendor will perform only such underwriting and claims related services as are contained in the Operating Guidelines; provided that: (i) Vendor shall not be required to provide any underwriting or claims services that would require Vendor to be registered with any Governmental Authority other than such registration or licensure as is otherwise required to perform the administrative Services otherwise described herein, (ii) subject to Section 2.5 herein, Vendor shall not be required to perform a service if it reasonably concludes that performing such service would require additional registration or licensure from a Governmental Authority, and (iii) the Operating Guidelines effectively render Vendor’s provision of underwriting or claims related services ministerial in nature and Vendor will only perform such services and take such actions as are provided for in the Operating Guidelines.

(b)	Transition Services—General. Vendor will perform those Services relating to on-boarding new products and/or transitioning the Contracts from Customer or its current service provider to Vendor (the “Transition Services”) described in the Statement of Work for such services, if applicable, which will incorporate by reference therein the Transition Plan.

(i)	Each Party will appoint a “Project Manager” for each Statement of Work for Transition Services to coordinate the Transition Services.

(ii)	The Parties acknowledge that the Transition Plan will be modified regularly as the Project Managers for the Parties mutually agree. Customer will perform those activities described in the Transition Plan as being assigned to Customer.

(iii)	Customer is responsible for assuring that the activities described in the Transition Plan assigned to Customer Designees and any other third parties, other than Vendor and its Affiliates, are completed accurately and timely.

(iv)	As part of the Transition Services, the Vendor Project Manager will confer regularly with the Customer Project Manager regarding the progress, status and risks of Transition Plan. Promptly upon receiving information indicating that a Party has not performed its responsibilities or met the timetable set forth in the Transition Plan or may not be able to perform its responsibilities or meet the timetable set forth in the Transition Plan, Vendor Project Manager will review such information with Customer Project Manager to consider specific measures to address such delay and mitigate the risks associated therewith.

(v)

Customer acknowledges that to complete the Transition Services successfully requires cooperative efforts by both Parties and to a large extent, Vendor’s ability to complete the Transition Services is dependent on Customer providing complete and accurate information to Vendor. Further, as a regular part of performing the Transition Services, Vendor will request Customer to review and approve the accuracy and completeness of certain information and the modeling of other information. Where information provided by Customer or the prior administrator may not be complete or accurate, Vendor may request Customer to review and approve certain assumptions or work-arounds relating to such information. In any case, where Vendor requests Customer to review and approve information and Customer does approve such information, Vendor may rely on such approvals and shall not be liable for the inaccuracy of information presented to and approved by Customer.

1.3.	Payments and Collections.

(a)	Effect of Vendor’s Receipt of Payments. The payment to Vendor of any premiums or charges for insurance or annuity contributions or investments by or on behalf of a Contract Holder shall be deemed to have been received by Customer with respect to such Contract Holder, and the payment of return premium, other consideration, claims or other contract payments or other amounts by Customer to Vendor shall not be deemed payment to the Contract Holder or claimant until such payments are received by such Contract Holder or claimant.

(b)	Premium and Other Deposit Accounts.

(i)	Establishment; No Withdrawals by Vendor. Customer shall establish and maintain, as determined in consultation with Vendor in connection with transfer of the administration of the Contracts to Vendor, one or more bank accounts with such bank(s) upon which the Parties shall agree into which Vendor shall deposit, or cause to be deposited, all premiums, contributions, investments, and charges and other moneys collected or received by it on behalf of, for or as agent of Customer with respect to the Contracts. Vendor shall not have any right under any circumstance to make any disbursements or withdrawals from any such deposit account, except to the extent that any account(s) contemplated to receive moneys as a result of the settlement of fund trades may also be designated by Customer as disbursement accounts for purposes of the making of payments in connection with the settlement of fund trades. For the avoidance of doubt, the return of deposits to Vendor because the related check did not clear shall not be regarded as withdrawals or disbursements from deposit accounts by Vendor.

(ii)	Fiduciary Accounts. In the event Customer for any reason requests Vendor to establish, and Vendor agrees to and does establish, a fiduciary deposit bank account for Customer, Vendor shall withdraw funds from such account only for the following purposes: (1) remittance to Customer of funds to which Customer is entitled; (2) deposit in an account maintained in the name of Customer; (3) transfer to and deposit in a claims paying account with claims to be paid as required under Applicable Law and Section 1.3(c) of this Agreement; (4) payment to a group policyholder for remittance to the insurer entitled to the funds; or (5) remittance of return premiums to the persons entitled to the funds.

(c)	Disbursement Accounts. As applicable:

(i)	Establishment. Customer shall establish and maintain, as determined in consultation with Vendor, one or more bank accounts with such bank(s) upon which the Parties shall agree from which Vendor shall be authorized to, and shall (insofar as such accounts are funded by Customer), make disbursements and withdrawals from such accounts, according to the Operating Guidelines, and Customer, in connection with transfer of the administration of the Contracts to Vendor for purposes of performing the Services, including paying claims as directed by Customer pursuant to the Operating Guidelines, written instructions furnished by Customer or as Customer may otherwise direct, and to return premium overpayments for and on behalf of Customer and otherwise, as Customer may instruct in writing.

(ii)	Funding. Vendor shall from time to time instruct Customer regarding the funding of such disbursement accounts as necessary to ensure that sufficient funds are in the appropriate accounts to pay claims and other disbursements in respect of the Contracts. Customer shall fund such accounts as reasonably instructed by Vendor. Such instructions shall be furnished by Vendor, and such funding shall be effected by Customer, according to such procedures, including advance notice requirements, as Vendor, and Customer shall reasonably agree in connection with transfer of the administration of the Contracts to Vendor. Vendor shall not be obligated to cover on behalf of Customer any disbursement account funding shortfalls that result from Customer’s failure sufficiently to fund a disbursement account in accordance with its reasonable and timely funding instructions to Customer; provided that Customer shall, upon request, immediately reimburse, by wire, in accordance with wiring instructions furnished for such purpose, Vendor for any moneys it may elect to advance to cover a disbursement account funding shortfall, without interest if reimbursement is made within two (2) business days, otherwise with interest at the prime rate of interest as published in The Wall Street Journal on the day the advance is extended.

(d)	Form of Payments. All claims, disbursements, or payments paid by Vendor on behalf of a Customer shall be paid only on checks, drafts or wire transfers of and as authorized in accordance with the Operating Guidelines.

(e)	Operation of Accounts. Vendor shall operate all disbursement accounts in accordance with the Operating Guidelines.

(f)	Records of Receipts. Vendor shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the Contract number, name of Contract Holder, individual premium or other consideration, other contributions or investment amounts, and agent or other selling representative.

(g)	Records of Disbursements. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the person to whom the disbursement was made; (iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Vendor shall prepare a written record as to the discrepancy.

(h)	Monthly Accounting. Vendor shall render accounts to Customer detailing all Contract-related transactions and remit all money due to Customer under a Statement of Work to Customer at least monthly. Vendor will periodically render an accounting to Customer detailing all transactions performed by the Vendor pertaining to the business relating to a Statement of Work. Vendor shall prepare and maintain monthly financial institution account reconciliations.

(i)	Currency. All transactions will be paid and reported in U.S. dollars. Vendor is under no obligation to accept premium or annuity payments, fees, or charges in any currency other than U.S. dollars.

1.4.	Service Levels.

(a)	Adjustment of Service Levels and Redefinition of Adjustment Formulae. Exhibit 9 hereto sets forth the “Service Levels” and “Service Level Credits” for the Services. The Service Levels will be subject to adjustment in accordance with the terms of Exhibit 9. The Service Credits shall be Customer’s sole remedy for Vendor’s failure to attain the Performance Standards (referred to as a “Fault”) with respect only to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Vendor from its obligations to perform all Services in accordance with this Agreement and (b) shall not prejudice Customer’s rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Vendor failed to provide in accordance with this Agreement.

(b)	Root-Cause Analysis. In the event of a Fault, and at Customer’s request, Vendor will promptly: (i) perform a root-cause analysis to identify the cause of such Fault; (ii) provide Customer with a report detailing the cause of, and procedure for correcting, such Fault; (iii) provide to Customer the proposed procedure for correcting such Fault; (iv) correct such Fault in accordance with such procedure; (v) provide weekly (or more frequent, if appropriate) reports on the status of the correction efforts; and (vi) upon completion of the remedial steps, provide Customer with such confirmation. In addition, Vendor shall provide to Customer access to review Vendor’s compliance with the remedial steps or otherwise monitor Vendor’s performance as otherwise described in Article 3 of the Agreement.

(c)	Measurement and Monitoring Tools. Prior to the Commencement Date, Vendor will implement the measurement and monitoring tools and procedures required to measure and report Vendor’s performance of the Services against the applicable Service Levels. Such measurement and monitoring tools and procedures will: (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels; and (ii) be subject to audit by Customer in accordance with the terms of the Agreement.

(d)	Default Performance Standards. If Vendor is liable for failing to meet the “Default Performance Standards” as set forth in Exhibit 9, in addition to any other remedies available to Customer, Customer may terminate this entire Agreement in whole or in part under Section 13.2(a)(iv), provided that Customer provides notice to Vendor within six (6) months after Customer acquires actual knowledge of the failure to meet the Default Performance Standards.

1.5.	Error Detection and Correction.

(a)	If either Party discovers any error or mistake in any record, report, data, information, or output related to this Agreement, that Party will promptly inform the other Party, including, to the extent practicable, the details of such error or mistake necessary for Vendor or Customer, as the case may be, to identify the scope of such error or mistake. The Parties will reasonably cooperate to correct such error or mistake to mitigate the harm caused.

(b)	To the extent Customer was the cause of such error or mistake, including errors or mistakes based on inaccurate or incomplete information provided or approved during the Transition Services, Vendor shall be entitled to reasonable compensation for its efforts relating to investigating and resolving such error or mistake as well as for correcting all related data. To the extent Vendor was the cause of such error or mistake, Vendor will not be entitled to any compensation for assisting in investigating and resolving such error or mistake.

(c)	From time to time, Vendor may provide reports to Customer for the express purpose of asking Customer to verify the accuracy and completeness of such reports and the supporting data. The Parties will cooperate on a reasonable basis to evaluate such reports. If, after a reasonable period of time, Customer does not object to the information contained in such reports, the reports shall be deemed accurate and Vendor may rely on the information contained in such reports to perform the Services under this Agreement.

1.6.	Other State TPA Requirements. The Parties acknowledge and understand that Applicable Law may provide additional rights to, and/or impose additional duties and obligations on, the Parties arising from the Applicable Law governing third party administrators (“Applicable TPA Laws”). Exhibit 1 identifies the particular terms required by those Applicable TPA Laws to be in an agreement between a third party administrator and an insurance company with respect to the Services provided under this Agreement which are subject to Applicable TPA Laws, as determined by Vendor, which provisions are not otherwise in this Agreement. Vendor shall notify Customer of any changes in Applicable TPA Laws that become effective after the Effective Date where such change in law relates to the provisions required to be in an agreement between a third party service provider and an insurance company, by providing an updated Exhibit 1, with a reasonable explanation of the basis for such changes and if any such change in Applicable TPA Laws conflicts with the provisions, or otherwise impacts the terms and conditions, of this Agreement, a detailed description of such conflicts and/or impacts shall also be provided. To the extent the Applicable TPA Laws impose obligations on Vendor which Vendor believes may conflict with Vendor’s obligations expressly stated in this Agreement, Vendor shall notify Customer’s designated authorized officer in writing of such conflicts and such changes shall be considered a change in Applicable Law as described in Section 2.5 below.

1.7.

Notice to Contract Holders. To the extent Applicable TPA Laws require Vendor to provide written notice to Contract Holders advising them of the identity of and the applicable relationship among Vendor, the Contract Holder and Customer, Vendor shall do so. The expense of preparing and sending such notice shall be borne by Customer as a Pass-Through Expense. If, however, Customer will be sending to the Contract Holders any other communication within the time required for Vendor to send such notice, the Parties will mutually agree upon the form of notice to be sent in lieu of Vendor sending a separate notice to Contract Holders as contemplated above. If the Parties are unable to agree upon the form of notice within one-hundred and twenty (120) days after the Commencement Date of the applicable Statement of Work, Vendor may send the notice contemplated above.

1.8.	Further Cooperation. Vendor will cooperate with Customer, including by providing to Customer upon request, such electronic copies of Customer Data residing in Vendor Software in connection with performing the Services, in the time frame requested by Customer, within reason, and in a mutually acceptable format; but to the extent such cooperation requires material additional effort or resources by Vendor for which Vendor seeks additional compensation, such services or resources shall be provided in accordance with the Change Procedures.

1.9.	Data Backup. Vendor will implement and comply with (a) generally accepted industry practices for data and system backup, and (b) Customer’s backup requirements set forth in the applicable Statement of Work (and if there are any inconsistencies, Customer’s requirements will control). The foregoing policies, practices and requirements may be updated pursuant to the Change Procedures.

1.10.	Excused Obligations.

(a)	Subject to Section 1.10(b), Vendor’s failure to perform its obligations under this Agreement, including failure to attain any Service Levels, will be excused to the extent caused by any of the following:

(i)	The failure of Customer, a Customer Designee or their respective employees or agents, to perform their respective obligations under this Agreement or the applicable Statement of Work;

(ii)	violations of Applicable Law by Customer, a Customer Designee, the issuer of a Contract, any broker-dealer, agent representative or other person in connection with a Contract, or the failure of any Contract to comply with the terms of Applicable Law to achieve the intended purpose of such Contract;

(iii)	failure of the Operating Guidelines as approved by Customer in accordance with this Agreement to comply with Applicable Law;

(iv)	Vendor’s reliance upon Operating Guidelines approved by Customer or upon any additional policies, processes, interpretations of Applicable Laws, unique to administering the Contracts as provided in writing by Customer to the extent such policies, processes and interpretations were not, at the time of Vendor’s reliance, superseded by a later version of the Operating Guidelines approved by Customer, all in accordance with this Agreement;

(v)	actions or omissions by any previous administrator of the Contracts;

(vi)	an event or series of events outside the reasonable control of Service Provider, other than Force Majeure Events, which were not reasonably foreseeable as of the Effective Date by Service Provider and where such event or events require a material increase in resources required by Service Provider to perform the Services as required by this Agreement.

(vii)	any action taken by Vendor, its Affiliate or any Permitted Subcontractor, at the request or direction of Customer or a Customer Designee or action not taken by Vendor, its Affiliate or any Permitted Subcontractor as a result of Customer not providing the appropriate written direction to act;

(viii)	errors in the Customer Software other than those caused by Vendor, its Affiliates, or its Permitted Subcontractors;

(ix)	failures to meet any Service Level as a result of a decision by Customer or a Customer Designee;

(x)	the applicability of any other provision of this Agreement that provides for relief from Service Level Defaults or otherwise excuses Vendor from the consequences of such Service Level Defaults in accordance with such provision;

(xi)	Customers or its agents’ (including Customer Designees’), breach of the terms of any Contract or any other agreement relating to a Contract, including any agreement relating to the sale of the Contract, commissions paid or payable relating to such Contract, the reinsurance of such Contract, provided that Vendor otherwise performed in all material respects with this Agreement; or

(xii)	failures caused by inaccurate or incomplete information or data provided to Vendor, including such information provided by Customer or a Customer Designee or a Contract Holder.

(b)	Upon learning of the occurrence or likely occurrence of any of the foregoing, such Party will inform the other and the Parties will cooperate to develop a mutually acceptable plan to minimize the adverse effects caused by such circumstances.

1.11.	Additional Services and Change Procedures.

(a)	During the term of a Statement of Work, Customer may wish to obtain additional services from Vendor which Vendor is not otherwise expressly obligated to perform or for which Vendor is expressly excused from performing, to change the Services or Service Levels, or to enhance or reduce the level of Services or otherwise correct a perceived error or mistake. Likewise, Vendor may wish to change the Services or Service Levels or to reduce the level of Services or Service Levels or otherwise correct a perceived error or mistake. Any and all requests for such additional services or changes or reductions in services or Service Levels, shall be made in writing to the other Party on a Change Request Form substantially in the format set forth as Attachment A to Exhibit 7 to this Agreement.

(b)	Promptly upon receiving a written request from Customer for the performance of additional or an enhanced level of services pursuant to a Statement of Work, Vendor shall respond in writing to Customer regarding its ability and willingness to perform such additional or enhanced level of services, the schedule pursuant to which it could perform any or all such additional or an enhanced level of services, any impact to the Services, the additional fees and/or personnel, facilities, equipment, software, or other assets required to perform the additional or enhanced level of services, any relevant additional Service Levels, and any other matters relevant to the request for the performance of additional or enhanced level of services.

(c)	Promptly upon receiving a request for a change of the level of Services or Service Levels, or the correction of a perceived error or mistake, the receiving Party shall respond to the requesting Party in writing regarding its ability and willingness to agree to the change or correction requested, the effect of such change or correction on, in the case of Vendor, it or its ability to perform the Services or, in the case of Customer, its ability to meet its needs and its obligations, an estimate of the charges (increased or decreased) for the Services as proposed to be changed insofar as the receiving Party is agreeable to the proposed change or correction, the allocation of fees and expenses incurred or to be incurred to correct the perceived error or mistake to the Party or among the Parties that were the cause of such error or mistake, and other relevant matters.

(d)	No proposed additional services by Customer, or change in or enhancement or reduction of Services or Service Levels to be provided or met by Vendor shall be effective unless and until the Parties shall agree in a written amendment to a Statement of Work, or a change order, executed and delivered by each Party, and no Party shall be obligated for additional services or to any change or reduction of the Services or Service Levels to be provided; provided that Vendor and Customer shall negotiate in good faith in respect of any and all such requests by Customer or Vendor, particularly so if and to the extent any such requests are necessitated by any changes to Applicable Law.

(e)	The services to be provided by Vendor, if and as amended and changed, shall thereupon be the “Services” for the remainder of the term of the Statement of Work, unless and until such Statement of Work is further amended in a manner that amends or changes the Services.

2.	CUSTOMER RESPONSIBILITIES

2.1.	Performance of Other Functions. Customer shall, and shall cause its personnel, agents, suppliers, clients and its other representatives to perform the functions and tasks as set forth herein and set forth in the applicable Statement of Work, if any. Furthermore, Customer shall, and shall cause its personnel, agents, suppliers, clients and its other representatives to continue to perform all functions and tasks, if any, with respect to the Contracts that are not among the functions to be performed by Vendor. Customer shall devote all resources, including facilities, equipment and personnel, that are reasonably required to enable it to perform the retained functions. Customer shall, for the foregoing purposes, for so long as necessary, maintain its facilities and equipment in reasonably good repair, maintain computer hardware and software in good working condition capable of interface with Vendor’s systems (insofar as contemplated for purposes of a Statement of Work), maintain telephone lines, network access and other equipment and services necessary to transmit data to and to receive data from Vendor electronically, and maintain policies and procedures appropriate with respect to its performance of its retained responsibilities.

2.2.	Operating Guidelines; Changes.

(a)	As part of the Transition Services, Customer and, with assistance as directed by Customer, Vendor shall prepare the first version of the Operating Guidelines. All changes to the Operating Guidelines shall be made in accordance with the Change Procedures. Each Party agrees to comply with the Operating Guidelines approved in writing as the same may be updated and agreed in writing during the Term of the applicable Statement of Work.

(b)	Subject to compliance with the Change Procedures, the Parties will implement such additional policies, procedures, and updates to the Operating Guidelines that: (i) are mandated by Applicable Law or changes thereto for Vendor properly and legally to perform the Services; (ii) relate to additional interpretations or directions provided by Customer in writing; or (iii) so long as they are lawful and would not impose incremental cost on Customer, are requested by Vendor to enable Vendor to more efficiently perform the Services.

(c)	Vendor shall comply with and, in accordance with the Change Procedures, incorporate promptly into the Operating Guidelines such interpretations and directions provided by Customer in writing. Vendor shall provide Customer a reasonable opportunity to review such revised Operating Guidelines. Until Customer approves such revisions to the Operating Guidelines in writing, the then-current version of the Operating Guidelines shall govern. Vendor shall consult with Customer to determine the most efficient means to implement such interpretations and directions into the Operating Guidelines.

(d)	In performing the Services, Vendor shall be entitled to rely upon such documented Operating Guidelines approved in writing by Customer.

2.3.	Customer Modifications.

(a)	Customer may modify its facilities, equipment, software, or other resources accessed which are used by Vendor in connection with performing the Services. Customer shall use reasonable efforts to consult with Vendor in advance about any such modifications that may impact Vendor’s performance hereunder. Vendor shall use reasonable efforts to identify promptly the impact on the Services of Customer’s proposed modifications.

(b)	To the extent Vendor would be required to incur any additional time or resources as a result of modifications proposed by Customer as described above, Vendor shall, via the Change Procedures, inform Customer of the estimated costs in connection with such modifications. If Customer implements such proposed modifications, Customer shall reimburse Vendor for the reasonable costs identified in writing by Vendor or as may otherwise be agreed via the Change Procedures in advance of Customer initiating such changes.

(c)	To the extent Customer modifies such facilities, equipment, software, or other resources accessed and used by Vendor in connection with performing the Services and does not inform Vendor in writing in advance as stated above, Customer shall pay Vendor on a time and materials basis at the rates set forth in the applicable Statement of Work for the reasonable costs incurred by Vendor modifying its software or other resources to the extent reasonably necessary to conform to Customer’s modifications and Vendor shall be excused from performing in accordance with this Agreement to the extent caused by Customer’s changes.

2.4.	Compliance with Applicable Law.

(a)	In connection with performing the Services, Vendor shall comply with all Applicable Law. If Vendor has any specific requests for legal and regulatory information from Customer, such requests shall be submitted to Customer via a designated representative of Customer and Customer will respond within a commercially reasonable time.

(b)	The Parties acknowledge and agree that this Section is not intended to create an attorney-client relationship between the Parties.

2.5.	Interpretations of and Changes to Applicable Law.

(a)	Vendor shall use commercially reasonable efforts to monitor Applicable Law relating to the Services and changes to such laws. Vendor shall inform Customer of any changes in Applicable Law which may relate to the Services promptly after Vendor identifies such changes.

(b)	Customer shall be ultimately responsible for identifying, interpreting and complying with the requirements of Applicable Law that apply to the Services (other than Applicable TPA Laws and Applicable Laws relating to the operations of Vendor not directly related to the Services), including those activities performed for Customer by Vendor and shall provide appropriate written direction to Vendor with respect to Vendor’s compliance with such requirements. Customer shall provide to Vendor Customer’s written interpretations of such Applicable Law as requested by Vendor or as determined to be appropriate by Customer. Vendor shall comply with any such direction and interpretation provided by Customer in writing to Vendor.

(c)	Vendor and Customer shall work together, via the Change Procedures, to identify the impact of changes in Applicable Law on how Customer receives, and Vendor provides, the Services to determine the most efficient means to implement such changes into the Operating Guidelines and other procedures used by Vendor.

(d)	Vendor shall perform the Services regardless of changes in Applicable Law. If such changes prevent Vendor from performing its obligations under this Agreement, Vendor shall develop and, upon Customer’s written approval, implement suitable alternative arrangements that will enable Vendor to perform its obligations under this Agreement.

(e)	Vendor shall implement Normal Changes (as defined below) into Vendor’s procedures and into the Operating Guidelines for no additional charges.

(f)	Vendor shall implement Extraordinary Changes (as defined below) into Vendor’s procedures and into the Operating Guidelines at the then applicable time and materials rates based upon a reasonable allocation of costs to incorporate such changes into Vendor’s policies, processes, workflows, procedures and into the Operating Guidelines, as the Parties shall negotiate expeditiously and in good faith. In negotiating such allocation of expenses, the following factors are to be considered: (i) the relative benefit each Party receives from incorporating such changes; (ii) the marginal costs Vendor would incur to make such changes taking into account amounts received and to be received from other users, customers or licensees; (iii) the re-usability or leveragability of such changes by each Party; and (iv) the amount each Party would be required to incur in the absence of this Agreement, to make such changes and incorporate such changes into its policies, processes, workflows, procedures and other systems.

(g)	As used in this Section, the following defined terms shall apply: A “Normal Change” is a change in the Applicable Law as described or approved in writing by Customer governing Services which: (i) when combined with other Normal Changes during a given calendar year, require not more than one-hundred and twenty (120) person hours on the part of Vendor Personnel to develop and implement into the workflows, procedures and Operating Guidelines or into the Services; (ii) applies equally to Vendor’s Affiliates or other customers; or (iii) is a change to the Applicable TPA Laws. An “Extraordinary Change” is a change in the Applicable Law as described or approved in writing by Customer governing Services which: (i) when combined with other Normal Changes during a given calendar year, require more than one-hundred and twenty (120) person hours on the part of Vendor personnel to develop and implement into the workflows, procedures and Operating Guidelines or into the Services; (ii) requires Vendor to devote additional personnel on a permanent basis to perform the Services following such a change; (iii) is specific to the Services to be provided under this Agreement; or (iv) is not a Normal Change.

2.6.	Cooperation. Customer shall, in addition, cooperate and cause its personnel to cooperate with Vendor as reasonably necessary or requested by Vendor in order to enable Vendor to perform the Services as and when contemplated herein, including by provision of reasonable remote or onsite access to Customer’s facilities, personnel, hardware, and/or software.

2.7.	Policies and Procedures; Changes. Customer agrees to implement any policies, procedures, and updates that (a) are mandated by Applicable Law, or changes thereto for Vendor properly and legally to perform the Services; or (b) so long as they are lawful and would not impose excessive cost on Customer relative to the benefits to be realized under this Agreement and all affected Statement of Work, are requested by Vendor to enable Vendor to more efficiently perform the Services. Such policies and procedures or changes shall be implemented by Customer within sixty (60) days after Vendor’s request, or such longer period as shall be reasonable under the circumstances. If Customer objects to any policies, procedures, or updates as requested by Vendor, or believes it needs more than sixty (60) days to implement such policies and procedures or changes, Customer shall, promptly after receiving Vendor’s request, so inform Vendor and the Parties shall work promptly and in good faith to resolve Customer’s objections taking into consideration the bases for Vendor’s request and Customer’s objections, the costs and benefits of adherence or non-adherence to the request, and potential alternatives.

2.8.	Benefits, Premiums and Underwriting Criteria; Underwriting and Claims Payment Procedures; Reinsurance. Customer acknowledges and agrees that it is solely responsible for determining the benefits, premium rates, underwriting criteria, and underwriting and claims payment procedures that apply to the Contracts. Customer further acknowledges that it is solely responsible for securing reinsurance and for the competent administration of its benefit programs.

2.9.	Additional Information. Customer shall, from time to time, provide Vendor with current forms of the Contracts, prospectuses, applications, and other documents and information relating to the Contracts, including the names and jurisdictions of license and/or registration of all insurance agents and representatives and broker-dealers authorized to sell or solicit the Contracts, and such other additional information as Vendor may reasonably request in connection with the provision of the Services.

2.10.	Direction; Authorized Personnel. Customer personnel listed in a Statement of Work as Customer authorized personnel, as such list may be amended by Customer from time to time by notice to Vendor, shall be authorized to provide Vendor with instructions or directions on behalf of Customer relating to Vendor’s normal day-to-day provision of the Services under the applicable Statement of Work. Customer shall promptly provide Vendor notice of any change in the authority of any such person to provide such instructions and directions.

2.11.	Customer Personnel. All costs incurred by Customer in respect of personnel directly or indirectly utilized by Customer (for the avoidance of doubt, this excludes Vendor Personnel) in connection with the policies, including all salaries, wages, benefits (including, but not limited to, compensation, insurance, disability insurance, employees’ pension plan, employee welfare benefit plan, unemployment insurance, vacations or leave), and employment-related taxes, shall, as between Vendor and Customer, be borne solely, exclusively, and entirely by Customer. The Parties do not intend, under this Agreement or otherwise, that Vendor shall be required to create, maintain, or provide any benefits or rights for any of Customer’s personnel.

2.12.	Control and Supervision of Customer Personnel. Persons employed by Customer shall be employees of Customer and not Vendor. Customer shall be solely responsible for the control, supervision, and direction of, and shall have sole authority to control, supervise, and direct, Customer personnel in respect of the services related to the Contracts. Customer shall in addition have sole authority and responsibility with respect to the selection, hiring, promotion, demotion, dismissal, firing, training, and setting of salaries, wages, and benefits of its personnel, and with respect to any complaints of its personnel. Vendor shall not have any obligation or right or authority or responsibility to supervise, direct, discharge, or discipline any of Customer’s personnel.

3.	RECORDKEEPING AND AUDIT RIGHTS.

3.1.

Recordkeeping—Contract Related Information. Vendor shall establish and maintain facilities and procedures for the safekeeping of complete Contract accounting books and records of all transactions of any nature performed by Vendor on behalf of Customer (collectively, “Contract Accounting Books and Records”). All such Contract Accounting Books and Records shall be maintained in accordance with Applicable Law with respect to the Services. Copies of Contract Accounting Books and Records shall be maintained by Vendor for the longer of any period that may be required by Applicable Law, but for not less than seven (7) years from the end of the term of the applicable Statement of

Work, unless a replacement third party assumes, in writing and on terms reasonably acceptable to Customer and Vendor, responsibility to maintain such records for such period of time. Notwithstanding the foregoing, Vendor may satisfy the foregoing by tendering such Contract Accounting Books and Records to Customer at the end of this Agreement, or the applicable Statement of Work in a non-proprietary format reasonably acceptable to Customer.

3.2.	Return of Contract Accounting Books and Records. Promptly following the termination or expiration of a Statement of Work, Vendor shall deliver to Customer, or to a Customer Designee identified by Customer, all Contract Accounting Books and Records of all transactions performed in connection with such Statement of Work. Such Contract Accounting Books and Records shall be reasonably cataloged or indexed and in a reasonably commercially accessible format at all times and when so delivered to the Customer.

3.3.	Historical (Pre-Statement of Work) Hard Copy Records.

(a)	Any hard copy, non-electronic records with respect to the Contracts that were prepared or made prior to the date of a Statement of Work that: (i) Vendor needs to perform the Services; or (ii) Customer desires to transfer possession and control of to Vendor, and which Vendor agrees in writing shall be transferred into its possession or control, shall be delivered by Customer or a Customer Designee, to Vendor, or its designee, at such times as the Parties shall agree in writing, catalogued or indexed and maintained in such manner as the Parties shall agree, all at Customer’s expense.

(b)	Upon Vendor’s receipt of such historical records, such historical records shall be Contract Accounting Books and Records. Vendor shall not be required to catalogue or index such records beyond which they are catalogued or indexed when delivered to Vendor. Vendor shall only be obligated to maintain such records in the format in which delivered by Customer or a Customer Designee to Vendor.

(c)	Subject to Customer’s prior written approval, Vendor may image and destroy, or cause to be imaged and destroyed, hard copy historical records, upon the occurrence of which such images shall be subject to the requirement that they be reasonably catalogued and indexed and in a reasonably accessible format at all times and when so delivered to Customer or a Customer Designee, just as the other complete books and records of all transactions of any nature performed by Vendor on behalf of Customer.

(d)

Customer acknowledges that Vendor’s ability to perform the Services in accordance with this Agreement is dependent on Customer providing complete and accurate historical data to Vendor in a usable format. Further, from time to time, Vendor may request Customer to review and approve the accuracy and completeness of certain historical data. Where such historical information provided by Customer or the prior administrator may not be complete and accurate, Vendor may request Customer to review and approve certain assumptions or work-arounds relating to such information. To the extent Vendor is required to devote additional time and resources assembling, analyzing or re-formatting such historical data in connection with the Services to be provided, Customer shall compensate Vendor for such additional time and resources at the rates set forth herein or the applicable Statement of Work. In any case, where Vendor requests Customer to review and approve information and Customer does approve such information, Vendor may rely on such approvals and shall not be liable for the inaccuracy of information presented to and approved by Customer.

3.4.	Back-up Storage Location. Vendor shall make electronic copies of any and all Customer Data residing on Vendor Software (the “Back-Up Copies”), which copies shall be logically separated from the data of Vendor’s other customers. Vendor may send back-up tapes to one or more off-site storage facilities provided that: (a) Vendor shall inform Customer in advance of the name and location of any replacement or new off-site facility; and (b) each new or additional off-site facility shall maintain at least the same level of security as required by this Agreement. Upon Customer’s reasonable request, authorized personnel or designated representatives of Customer shall be permitted access to the off-site facilities at which Vendor’s back-up tapes are kept during normal business hours and subject to any reasonable security procedures or other restrictions in effect at the off-site facilities at the time of the access.

3.5.	Segregation. Vendor shall at all times keep logically segregated the Customer Contract Accounting Books and Records and items in process from those of Vendor’s Affiliates and other customers and from those of Vendor themselves.

3.6.	Recordkeeping—Other Records. Vendor shall maintain books and records in accordance with Applicable Law and general industry standards, including those records relating to the areas identified in Section 3.12 below. Such books and records shall be maintained during the Term and for a period of six (6) years thereafter. The books and records to be maintained pursuant to this Section 3.6 do not include Contract Accounting Books and Records governed by Section 3.1 above.

3.7.	Litigation Holds. In the event of any dispute arising under or with respect to this Agreement or in the event that Customer issues a “record hold order” in writing, the applicable retention period will be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties hereto have been satisfied in full. Vendor will, and will cause its Permitted Subcontractors to, comply with any such record hold orders issued by Customer requiring preservation of certain records for legal, regulatory or other purposes.

3.8.	Audits—General. Upon ten (10) Business Days notice to Vendor and during normal business hours, but not more often than is reasonably necessary or appropriate, absent good cause, Customer or a Customer Designee may, in compliance with the Vendor’s security regulations and the further provisions hereof, audit Vendor for the purposes set forth in this Article 3. Customer may conduct audits itself or with the assistance of a Customer Designee (provided that such third party executes a confidentiality agreement that contains protections for Confidential Information comparable to those set forth in this Agreement and provided further that such third party shall not be any person that Vendor deems in its reasonable discretion to be an Vendor Competitor), at Customer’s expense, subject to the provisions below. No such audit may be performed by any person compensated on a contingency fee basis. The foregoing shall not restrict the number of audits which may be conducted by Governmental Authorities having jurisdiction over Customer or any Customer Designee and the exception for “good cause” referred to above shall apply to audits conducted by Customer in connection with any breach of this Agreement by Vendor or any failure of Vendor to attain the Service Levels.

3.9.	Access.

(a)	Customer. During any audit in relation hereto, Vendor shall provide reasonable access to Customer and Customer Designees (including their respective internal audit and compliance staff), inspectors, consultants, and other representatives, who are not Vendor Competitors to: (i) facilities where the Services are being performed; (ii) its personnel and subcontractors; and (iii) data and records in the possession of Vendor relating to its performance of the Services. Customer, the Customer Designees and their respective auditors, inspectors, consultants, and other representatives shall adhere to Vendor’s reasonable and customary security and safety policies.

(b)	Customer’s Regulators. Vendor shall provide any Governmental Authority of any nature whatsoever having regulatory authority over Customer or Customer Designees on-site access during Vendor’s ordinary business hours to: (i) facilities where the Services are being performed; (ii) their personnel and subcontractors; and (iii) data and records in the possession of Vendor relating to its performance of any of the Services. Customer shall require such representatives of such Governmental Authority to comply with Vendor’s reasonable and customary security and safety policies.

3.10.	Cooperation. Vendor shall cooperate fully with and assist Customer, Customer Designees, and their respective auditors, inspectors, consultants, and other representatives, and any Governmental Authority, in connection with audits in relation hereto and/or to any Statement of Work and shall, on a reasonably timely basis, furnish each with all information reasonably requested.

3.11.	Audit Support Expenses and Charges. Customer shall reimburse Vendor for the reasonable costs incurred by Vendor and for the time devoted by Vendor Personnel in connection with such audits which are beyond the Baseline Audit Support. “Baseline Audit Support” means the cost incurred and the time devoted by Vendor Personnel in providing audit assistance and access to Customer, Customer Designees and Governmental Authorities during each calendar year (or pro rata portion) during the Term of up to one hundred and twenty (120) hours of such assistance. The time devoted by Vendor Personnel in providing such audit assistance and access to Customer relating to Vendor’s failure to perform in accordance with this Agreement, including the Service Levels, or relating to an audit in which overcharges by Vendor are found, will be provided at no charge to Customer (and is not included in the calculation of Baseline Audit Support).

3.12.	Scope of Audits. Audits shall be limited to information relating to Vendor’s provision of the Services in compliance with its obligations under this Agreement and, except for audits conducted in connection with requests by Governmental Authorities, shall be limited to the period of the then current calendar year and the immediately preceding two calendar years in connection with: (a) Vendor’s practices and procedures, including procedures to maintain the confidentiality of Confidential Information; (b) Vendor’s controls and security measures and procedures; (c) Vendor’s disaster recovery and back-up plans and procedures; (d) any matter necessary to ensure that Vendor or Customer has met or is meeting requirements of Applicable Law; (e) Vendor’s compliance with its Service Level obligations; and/or (f) Vendor’s charges for the Services, including expenses and taxes invoiced with respect thereto, and any credits provided or that should have been provided.

3.13.	Overcharges. If, as a result of any such an audit, Customer determines that Vendor overcharged it, Customer shall notify Vendor in writing of its determination, including the amount of the overcharge and the basis for its conclusion, and Vendor shall promptly pay to Customer the amount of the overcharge, plus interest at the rate of the prime rate published by The Wall Street Journal on the day after the day on which it receives such notice (but in no event to exceed the highest lawful rate of interest), calculated from the date of payment of the overcharged amount until the date of payment to Customer, unless such claim of overcharge is promptly (but in any event within forty-five (45) days) disputed by Vendor in writing, in good faith.

3.14.	No Interference. All audits shall be performed in a manner to minimize disruption to Vendor’s business. In no event shall Customer, while conducting an audit, materially interfere with Vendor’s ability to perform the Services or any of its other obligations under this Agreement or any Statement of Work or to conduct its other operations in the ordinary course of business.

3.15.	Exit Conference. Following any audit by Customer, Customer shall conduct (in the case of an internal audit), or request its external auditors to conduct, a conference with Vendor to discuss the preliminary conclusions from such audit with Vendor. Customer shall report, in writing, to Vendor any actual or suspected deficiencies identified in such audit within sixty (60) days from the conclusion of the audit. To the extent that Vendor is not performing in accordance with this Agreement, Vendor shall promptly take all such actions as are appropriate to correct such deficiencies and otherwise perform in accordance with this Agreement.

3.16.	Undercharges. Subject to Section 7.8(d) below, if, as a result of an audit of its charges to Customer, Vendor determines that it has undercharged Customer for Services provided by it, Vendor may specially invoice Customer for such amount. Any such invoice shall include evidence that the amount was not previously charged to Customer. Upon receipt of this information and evidence, Customer shall promptly pay to Vendor the amount of the undercharge that it does not promptly (but in any event within forty-five (45) days), in writing, dispute in good faith; however, Customer shall not be obligated to pay for any undercharges discovered during any calendar year of the Term that do not exceed, in the aggregate for such calendar year, $25,000.

3.17.	SSAE 16 Audits. At least annually, at no additional charge to Customer, Vendor shall provide to Customer a copy of a SSAE 16 SOC I type II report for the twelve (12) months ending September 30, with the first report being provided for the twelve (12) months ending September 30 following the first Commencement Date. Vendor shall deliver to Customer such final report as soon as possible after December 1, but no later than December 31. Such report shall be prepared by a nationally recognized firm for Vendor’s facility or facilities from which it (including, as applicable, its Affiliates and subcontractors) is providing Services. Such reports provided by Vendor under this Section shall be considered Vendor Confidential Information. Vendor may redact from such reports, those portions containing confidential information of third parties.

4.	VENDOR RESOURCES AND SECURITY

4.1.

Facilities, Equipment, and Software. Vendor shall provide the Services from facilities, and using office furniture, office supplies, equipment, and, subject to Section 2.1, software, supplied and furnished by Vendor at no additional charge beyond those set forth in a Statement of Work. Vendor shall provide the Services from the Vendor Service

Location(s) identified in a Statement of Work as those from which the Services in respect of the Statement of Work are to be provided; provided that Vendor, upon written notice to and the approval of Customer, may change the Vendor Service Location(s) so long as such facilities meet the Security Regulations (see Section 4.3, below) and subject to Vendor’s business resumption plan or the equivalent and performance of the Services in accordance with the applicable service levels (see Section 1.4, above). Vendor shall bear all costs of any change of the Vendor Service Location(s), including any costs reasonably incurred by Customer associated with any such change, except to the extent such change involves a system modification and Customer is responsible for any of its cost related to such system modification pursuant to the terms of Section 4.2. Vendor shall in addition bear any costs of connectivity for its facilities, equipment, and software to the internet.

4.2.	System Modifications.

(a)	Right to Make. Subject to the express limitations hereof, Vendor may alter and modify the facilities, equipment, software, and systems used or employed by them in performing the Services; provided that no such alterations or modifications: (i) shall materially adversely affect the levels of service being provided under a Statement of Work; or (ii) subject to Section 4.2(b), shall require Customer to incur material additional expenses relative to this Agreement and all Statement of Work, taken in aggregate, without Customer’s prior written consent. Vendor shall consult with Customer at least thirty (30) days in advance about any alterations or modifications that may reasonably be anticipated to require changes to Customer’s facilities or systems.

(b)	Required or Modernizing in Nature. If Vendor’s proposed alterations or modifications are the result of changes or requirements made by Vendor’s suppliers or vendors (including changes in software or hardware), and Vendor has no commercially reasonable alternatives other than to make such alterations or modifications, or if such alterations or modifications represent reasonably necessary modernization of Vendor’s facilities, equipment, software, or systems, Customer agrees, on sixty (60) days’ written notice to it from Vendor, to make such changes in its facilities or systems as are lawful and reasonably necessary to conform to Vendor’s alterations and modifications.

(c)	Not Required or Modernizing in Nature. If Vendor’s proposed alterations or modifications neither are the result of changes or requirements made by Vendor’s suppliers or vendors nor represent reasonable modernization of Vendor’s facilities, equipment, software, or systems, Customer shall, upon sixty (60) days’ written notice to it from Vendor, make changes in its facilities, equipment, software, and systems if and to the extent that they are lawful and will not impose material cost on Customer relative to this Agreement and all Statement of Work, taken in the aggregate.

4.3.	Security. During the term of a Statement of Work, Vendor shall maintain and enforce security regulations at the facilities it utilizes to provide the Services which are: (a) in accordance with Exhibit 3 (the “Security Regulations”); and (b) at least as rigorous as those security procedures in effect at such facilities as of the date of each applicable Statement of Work. Vendor may from time to time amend or supplement the Security Regulations so long as such amendment or supplement does not lessen the protections afforded by the Security Regulations as in effect up to the time of such amendment or supplement.

4.4.	Personnel.

(a)	General. Vendor shall provide the Services utilizing individuals who, by reason of their education, skills, abilities, training and/or experience, are reasonably qualified to perform the particular services Vendor assigns them to perform to or for the benefit of Customer. In any event, each individual shall be duly licensed, certified, or registered if necessary lawfully to perform the duties assigned to him or her.

(b)	Control and Supervision. Persons employed by Vendor shall be employees of Vendor and not Customer. Vendor shall be solely responsible for the control, supervision, and direction of, and shall have sole authority to control, supervise, and direct, Vendor personnel in respect of their provision of the Services on behalf of Vendor to or for the benefit of Customer. Vendor shall in addition have sole authority and responsibility with respect to the selection, hiring, promotion, demotion, dismissal, firing, training, and setting of salaries, wages, and benefits of its personnel, and with respect to any complaints of their respective personnel. Customer shall have no obligation or right or authority to supervise, direct, discharge, or discipline any of Vendor’s personnel.

(c)	Assignment of Personnel. Customer hereby acknowledges that Vendor personnel working on a Statement of Work may perform the same or similar services from time to time for others, and that neither this Agreement nor a Statement of Work shall prevent Vendor from performing such similar services or assigning such personnel to perform the same or similar work for other parties; provided that Vendor and such personnel perform and comply with Vendor’s obligations hereunder and under any Statement of Work, including the obligations to maintain confidential and not use Customer’s Confidential Information in any manner prohibited hereby or pursuant to a Statement of Work; and provided further that Vendor make commercially reasonable effort to honor any specific requests of Customer with regard to the assignment of particular Vendor personnel to perform Services.

(d)	Key Personnel. Notwithstanding Sections 4.4(b) and 4.4(c), if a Statement of Work lists any personnel or positions as key in respect of Vendor’s performance thereof, then Vendor shall, prior to adding, removing, or replacing any such personnel or positions, or their responsibilities, inform Customer of such proposed action; provided that Vendor agrees to provide Customer reasonable opportunity, upon request, to interview such replacement key personnel prior to Vendor assigning such person to perform Services directly relating to Customer. In the event of an emergency, Vendor shall inform Customer as promptly as reasonably practicable, may appoint a qualified replacement, or assign the duties of such key personnel to one or more other qualified personnel, on an interim basis, to mitigate against interruption in Service, and shall commence diligently to work to nominate a permanent replacement and/or reassign one or more of the duties of the individual or position to one or more other individuals or positions.

(e)	Personnel Costs. All costs incurred by Vendor in respect of personnel directly or indirectly utilized by Vendor to provide Services, including all salaries, wages, benefits (including, but not limited to, compensation, insurance, disability insurance, employees’ pension plan, employee welfare benefit plan, unemployment insurance, vacations or leave), and employment-related taxes, shall, as between Vendor and Customer, be borne solely, exclusively, and entirely by Vendor. The Parties do not intend, under this Agreement or otherwise, that Customer shall be required to create, maintain, or provide any benefits or rights for any of Vendor’s personnel.

(f)	Direction; Authorized Personnel. Vendor personnel listed in a Statement of Work as Vendor authorized personnel, as such list may be amended by Vendor from time to time by notice to Customer, shall be authorized to provide Customer with instructions or directions on behalf of Vendor relating to Customer’s normal day-to-day provision of the Services under the applicable Statement of Work. Vendor shall promptly provide Customer notice of any change in the authority of any such person to provide such instructions and directions.

5.	PROPRIETARY RIGHTS

5.1.	Ownership of Vendor Materials. Excluding Customer Information, all (a) Vendor Materials, (b) modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Vendor or jointly by Customer, Customer Designees and Vendor, and (c) all intellectual property rights with respect thereto, shall be, as between Customer and Vendor, the exclusive property of Vendor.

5.2.	Ownership of Customer Materials. Excluding Vendor Materials, all: (a) Customer Information; (b) modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Customer or jointly by Customer, Customer Designees and Vendor; (c) all intellectual property rights with respect thereto; and (d) those policies, processes, work flows, and interpretations of Applicable Law unique to administering the Contracts as may be reasonably specified in writing by Customer in accordance with this Agreement, shall be, as between Customer and Vendor, the exclusive property of Customer. For the avoidance of doubt, Customer Information shall include all materials provided by Customer or Customer Designees to Vendor in connection with the Transition Services, including, Customer’s business requirements to complete such Transition Services.

5.3.	Other Developed Materials. Excluding all information described in Sections 5.1 and 5.2 and all intellectual property rights with respect thereto, except as may be otherwise expressly set forth in any Statement of Work, the following shall govern:

(a)	Any Systems, materials, techniques, policies, practices, procedures, processes, work flows, ideas and know-how, which are jointly developed by Vendor, Customer and/or Customer Designees (the “Jointly Developed Materials”) and all intellectual property rights with respect thereto, shall, as between the Parties, be the exclusive property of Vendor; provided that Customer shall receive a license to such intellectual property rights on the terms provided by subject to Section 5.5.

(b)	Customer irrevocably and unconditionally assigns to Vendor all its right, title and interest in and to the Jointly Developed Materials, including, without limitation, all intellectual property rights with respect thereto.

(c)	Customer shall have a non-exclusive, non-assignable, non-transferable, perpetual, royalty-free right to use the Jointly Developed Materials in its business, without any further obligation to Vendor with respect to such Jointly Developed Materials.

(d)	For the avoidance of doubt: (i) nothing in this Section 5.3 shall give Customer any ownership, license or other rights in or to any Vendor Software; and (ii) nothing in this Section 5.3 shall give Vendor any ownership, license or other rights in or to any Customer Information.

(e)	Notwithstanding the above, from time to time Customer may request Vendor to assist Customer in developing Jointly Developed Materials which may contain ideas or know-how which Customer states would give Customer a competitive advantage. For such developments specifically identified by the Parties as being a competitive development subject to this Section in writing in accordance with the Change Procedures (“Competitive Developments”), if Vendor develops such Competitive Developments, the rights and obligations of the Parties shall be as specified in such writing executed in accordance with the Change Procedures.

5.4.	Vendor License. Subject to the provisions of Article 6, Customer hereby grants Vendor (and Permitted Subcontractors) a non-exclusive, royalty-free right to use, modify, enhance, copy, publish, transmit, perform, display, create derivative works from and otherwise use Customer Information solely to the extent necessary to perform the Services under this Agreement. Except as expressly authorized in writing by Vendor, Customer shall not be entitled to access any Vendor Software.

5.5.	Customer License.

(a)	Subject to the provisions of Article 6, Vendor hereby grants Customer a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use Vendor Materials which are product development documents, gap documents and other Customer specific requirements documents created during the term of the Letter Agreement together with such other procedures and processes to the extent necessary for Customer: (i) to receive the Services during the Term; and (ii) for Customer to receive the Termination Assistance Services during the Termination Assistance Period in accordance with Article 16 below. Furthermore, Vendor hereby consents to the disclosure of such Vendor Materials to third parties subject to execution of a nondisclosure agreement between any such third party and Vendor in a form reasonably acceptable to Vendor.

(b)	Subject to the provisions of Article 6, and to the extent not otherwise Customer Information, Vendor hereby grants Customer a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, and the right to authorize the Customer Designees to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, the Operating Guidelines applicable to: (i) the extent necessary for Customer to receive the Services during the Term; (ii) receive the Termination Assistance Services in accordance with Article 16 below; and (iii) after the End Date, the extent necessary for Customer to administer those Contracts administered by Vendor as of the end of the Term.

(c)	The foregoing licenses shall exclude all Vendor Software and materials incorporating or reflecting Vendor Software.

5.6.	Ownership of Consumer Confidential Information and Contract Holder Data. As between Vendor and Customer, Customer shall be the exclusive owner of all Consumer Confidential Information and all Contract Holder Data. All Contract Holder Data is, will be and will remain the property of Customer or its designees and will be deemed Confidential Information of such parties. Customer or such designees will have all right, title and interest in and to, including worldwide ownership of trade secret rights, copyrights, patents and other proprietary rights in the Contract Holder Data and all copies thereof.

6.	CONFIDENTIALITY / PRIVACY

6.1.	General. In the course of the performance of Services, Vendor may receive or have access to confidential and proprietary information about, and Vendor’s engagement by Customer may bring it into close contact with confidential and proprietary information of Customer or third parties with whom Customer conducts business. Similarly, Vendor may provide Customer with confidential and proprietary information, including data, information, specifications, procedures, software, technical processes and formulas, source code and other unpublished financial information and business plans, or other confidential and proprietary information of Vendor. Customer Confidential Information and Vendor Confidential Information are collectively referred to as “Confidential Information” as that term is more fully defined below. In recognition of the foregoing, each Party agrees that, using such degree of care that it uses to protect its own Confidential Information of a similar type, but in any event no less than a reasonable standard of care:

(a)	it will keep and maintain the Confidential Information of the other Party in strict confidence to protect against unauthorized access to, or prohibited disclosure or use of, the other Party’s Confidential Information;

(b)	it will use and, subject to compliance with Section 6.2, disclose Confidential Information of the other Party solely for the purposes described in Section 6.2(c) and will not use or disclose Confidential Information of the other Party for its own purposes, for the benefit of any third party or for any other purpose; and

(c)	it will not, directly or indirectly, disclose Confidential Information of the other Party to any third party, except with prior written consent of the other Party or as permitted under the express terms of this Agreement.

6.2.	Permitted Use and Disclosures.

(a)

Customer may disclose the Vendor’s Confidential Information to its employees, Customer Designees, contractors, agents and advisors, but excluding Vendor Competitors, having a need to know such information solely in connection with Customer receiving the Services under this Agreement and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Customer may provide a general summary of the scope of Services provided by Vendor hereunder to potential acquirers (excluding Vendor Competitors) of all or a material part of the business or assets of Customer or Customer’s Affiliates. Once Customer has identified a likely acquirer (excluding Vendor Competitors) of all or a material part of the business or assets of Customer or Customer’s Affiliates, then, with prior notice to Vendor, Customer may disclose the Vendor’s Confidential Information to the acquirer (excluding any investment bankers or similar representatives of the acquirer) and the lawyers retained by such acquirer, solely to the extent that such potential acquirer has a need to know such information, and solely in connection with such potential acquisition, and where such acquirer has been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement in a written agreement to which Vendor is an express third party beneficiary. Vendor may disclose Customer’s Confidential Information only to its employees, Affiliates, and its Permitted Subcontractors and other suppliers, but excluding Customer Competitors, having a need to know such information in connection with the Services and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Each Party shall instruct all of its permitted recipients having access to the other Party’s Confidential Information as to their obligations to protect such Confidential Information on terms no less protective than those contained in this Agreement.

(b)	Each Party shall be responsible for its permitted recipients’ compliance with the terms of this Agreement. Exhibit 2 sets forth the form of non-disclosure agreement that Vendor and its Affiliates require their employees to sign as a condition of employment.

(c)	Customer may use Vendor’s Confidential Information solely for the purpose of receiving the Services under this Agreement, or to provide transitional services to an acquirer of all or part of the business and assets of Customer or Customer’s Affiliates, and for no other reason. Vendor shall use Customer’s Confidential Information solely for the purpose of performing the Services under this Agreement and for no other reason.

6.3.	Confidential Information. “Confidential Information” means (a) the pricing and service level terms and conditions of this Agreement or any Statement of Work, (b) any Nonpublic Information or Consumer Confidential Information that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by one Party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives (the “Disclosing Party”) to the other Party or any of its or their officers, directors, employees, agents, or other representatives (the “Recipient Party”) in connection with this Agreement or any Statement of Work, and (c) any Nonpublic Information of third parties in the possession of the Disclosing Party that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by the Disclosing Party to the Recipient Party in connection with this Agreement or any Statement of Work. Each Party’s Confidential Information includes all business and other proprietary information of such Party, written or oral, including, as applicable:

(a)	information relating to planned or existing businesses or business initiatives, organizational restructuring plans, and actual and projected sales, profits and other financial information;

(b)	information relating to technology, such as computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

(c)	information that describes insurance, annuities and financial services products and strategies, including actuarial calculations, product designs, product administration and management; tax interpretations, tax positions and treatment of any item for tax purposes;

(d)	confidential information, software and material of third parties with whom that Party conducts business; and

(e)	information about that Party’s employees, agents, contractors and representatives.

6.4.	Exceptions. Confidential Information shall not include information that:

(a)	has been widely disseminated, or becomes widely disseminated, in the general public domain other than as a result of a disclosure by a Recipient Party in violation of this Agreement;

(b)	has been filed by a Party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives with, and is available to the other Party from, a Governmental Authority and is not otherwise subject to a protective order;

(c)	was demonstrably known to the Recipient Party or any of its officers, directors, employees, agents, or other representatives previously, without a duty of confidentiality of any nature to the other Party;

(d)	is independently developed by a Recipient Party or any of its officers, directors, employees, agents, or other representatives without use of or access to the Confidential Information of the Disclosing Party; or

(e)	is rightfully obtained by a Recipient Party from one or more third parties without, to the knowledge of the Recipient Party, breach by such third party of a duty of confidentiality of any nature to the other Party.

The foregoing exceptions shall not supersede the respective obligations of the Parties set forth in Section 6.10 with respect to Consumer Confidential Information.

6.5.	Separation and Segregation.

(a)	Separation. If a Recipient Party is required to disclose information relating to itself or other persons, but not the Disclosing Party, Recipient Party shall separate all Disclosing Party’s Confidential Information from tapes, files or other records containing the requested information, so that Disclosing Party’s Confidential Information is not disclosed (it being understood that, to the extent Vendor is the Recipient Party, such tapes, files and other electronic records will be extracted from Vendor’s multi-tenant System, and thus, shall be logically separated from Disclosing Party’s Confidential Information), and shall otherwise comply with Section 6.6.

(b)	Segregation. Vendor shall at all times be able to logically segregate the Customer Data from the data of Vendor’s other customers.

6.6.	Additional Exceptions.

(a)	Governmental Authority. Notwithstanding anything in this Article 6 to the contrary, a Recipient Party may disclose this Agreement, a Statement of Work, and other Confidential Information to any Governmental Authority if required to do so in connection with an examination of the Recipient Party by such Governmental Authority, if required to do so in connection with the filing of any application for or for renewal of any license or registration issued by the Governmental Authority required to be possessed by such Party pursuant to applicable law, if otherwise required to do so by law, or if requested to do so by any such authority. If the Confidential Information disclosed will or is likely to be made public or publicly available, Recipient Party (to the extent permitted by applicable law) shall: (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 6. Notwithstanding the foregoing, Vendor may disclose all or part of this Agreement to one or more Governmental Authorities as required by the Applicable TPA Laws.

(b)	Legal Process. If Recipient Party is requested to disclose all or any part of any Confidential Information under a subpoena or inquiry issued by a court of competent jurisdiction, by a judicial or administrative agency or legislative body or committee, or in a proceeding before any such court, body, or committee, Recipient Party shall (to the extent permitted by applicable law): (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take steps to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 6.

6.7.	Return or Destruction of Confidential Information.

(a)	General. Promptly following the expiration or termination of this Agreement or a Statement of Work (or earlier if requested by the Disclosing Party), the Recipient Party shall, at its cost, return to the Disclosing Party or its designee or destroy such that the Confidential Information is unreadable or undecipherable by any means, as directed by the Disclosing Party, all Confidential Information disclosed by the Disclosing Party to the Recipient Party (excluding, for purposes of this Section, this Agreement or a Statement of Work) and shall, at its cost, destroy such that such Confidential Information is unreadable or undecipherable by any means other Confidential Information that, to Recipient Party’s knowledge, is in Recipient Party’s possession or control, and shall, if requested by the Disclosing Party, furnish Disclosing Party a certificate signed by Recipient Party in form and substance reasonably satisfactory to the Disclosing Party, stating that all the Confidential Information of Disclosing Party required to be returned or destroyed pursuant to this Section has in fact been returned or destroyed.

(b)	Commercially Reasonable Limit on Duty. If such information described in (a) above is not, using commercially reasonable efforts, available to return or destroy, the Recipient Party shall nevertheless, to the extent the Recipient Party retains such Confidential Information in any format or stored on any medium, be permitted to retain copies of the Confidential Information in accordance with its record retention program and shall destroy all such retained Confidential Information such that it is unreadable or undecipherable in accordance with its record retention program. All such Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed if and when such information can commercially reasonably be returned or destroyed. This Section shall survive the termination or expiration of the Agreement or applicable Statement of Work.

(c)	Legal Duty to Retain. Notwithstanding the Section above, Recipient Party is not required to return or destroy Confidential Information that it is legally required to maintain for so long as such legal requirement remains. Any Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed (in the manner required under Section 6.7(a)) if and when Recipient Party is no longer legally required to maintain such information.

6.8.	Unauthorized Acts. To the extent Recipient Party has access to Disclosing Party’s Consumer Confidential Information, Recipient shall notify Disclosing Party promptly and without unreasonable delay of learning of unauthorized access to, disclosure of, or breach in the security of the Disclosing Party’s Consumer Confidential Information may have occurred (a “Security Incident”). Recipient Party’s obligation to notify the Disclosing Party arises from the time Recipient Party actually determines or reasonably should have determined that Disclosing Party’s Consumer Confidential Information was in fact involved in the actual or suspected Security Incident. Thereafter, Recipient Party shall:

(a)	promptly furnish to Disclosing Party full details of the Security Incident;

(b)	assist and cooperate fully with Disclosing Party’s investigation of Recipient Party’s personnel or third parties related to the Security Incident, including providing Disclosing Party with physical access to the facilities and operations affected, facilitating interviews with personnel and others involved in the matter, and making available all relevant records, logs, files, and data;

(c)	cooperate with Disclosing Party in any litigation or other formal action against third parties deemed necessary by Disclosing Party to protect its rights; and

(d)	promptly use all commercially reasonable best efforts to prevent a recurrence of any such Security Incident.

6.9.	Action by Parties. The Recipient Party shall not commence any legal action or proceeding against a third party in respect of any unauthorized act within the meaning of Section 6.8 hereof purported to have been committed by the third party without the prior written consent of the Disclosing Party; provided, however, that if the Disclosing Party declines to provide such consent, the Recipient Party shall not be responsible for any damages that subsequently result.

6.10.	GLB and HIPAA Compliance; Information Security Management Procedures.

(a)	Vendor agrees not to: (i) use any Consumer Confidential Information disclosed by Customer or directly or indirectly by customers of Customer; or (ii) disclose any such information to any third party, in either case without the express prior written consent of Customer, except as required by Applicable Law or as reasonably necessary for the performance of the Services; provided in the case of disclosure to a third party, other than Permitted Subcontractors as permitted by this Agreement.

(b)	Vendor shall implement and maintain measures designed to: (i) ensure the security and confidentiality of Consumer Confidential Information disclosed to it by Customer, Customer Designees, or directly or indirectly by customers of Customer; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Contract Holder or person applying for a Contract or any other individual to whom such information relates. Without limiting the generality of the foregoing, Vendor shall implement and maintain the information security management procedures and obligations detailed in the Security Regulations during the Term of this Agreement.

(c)	Vendor agrees upon request of Customer to negotiate in good faith a business associate agreement, if, and as required by, HIPAA, and as may be required by any state law equivalent, prior to receiving or accessing personal health information of any individual in the event Customer becomes, for purposes thereof, a covered entity or a business associate of a covered entity, which shall be made a part of this Agreement.

(d)

It is understood and agreed that, in the event of a breach of this Article 6, damages are likely to be immeasurable and irreparable and thus there may not be an adequate remedy at law and accordingly that the non-breaching Party shall be entitled to apply for injunctive and other equitable relief to restrain any such breach, threatened or actual. Each Party agrees to be responsible for breaches of this Article 6 caused by its and its Affiliates’ directors, officers, employees, agents or other representatives, whether then current or former directors, officers, employees, agents or other representatives of such Party or an Affiliate of such Party, including all losses and damages caused thereby.

7.	FEES AND PAYMENT

7.1.	General. In return for the Services rendered by Vendor, Customer shall pay the fees and charges set forth in such Statement of Work; provided that in no event may Vendor’s compensation be contingent upon Vendor’s claim expenses with respect to the Contracts, or upon savings effected in the adjustment, settlement, and/or payment of losses or claims covered under the Contracts.

7.2.	Proration. Except for amounts payable under Section 7.5 and as set forth on Exhibit 6, all periodic fees or charges under this Statement of Work are to be computed on a calendar month basis and will be prorated on a per diem (Business Day) basis for any partial month. If a Contract is transitioned for Vendor to begin providing Services during a calendar month, the fees for such Contract shall be based on the status of the Contract, as of the Commencement Date for such Contract, and shall be prorated based on the number of Business Days remaining in the month relative to the total number of Business Days in such month. The fees shall be similarly prorated for the last calendar month Services are provided under the applicable Statement of Work if the End Date is not the last day of a calendar month.

7.3.	Increases. Vendor may increase the fees and charges under a Statement of Work once every twelve (12) months, but not with effect before the first January 1 following the first anniversary date of the effective date of each such Statement of Work, in accordance with the United States Department of Labor Consumer Price Index—All Urban Consumers (1982-84 = 100) since the later of (a) the date of the Statement of Work or (b) the date of the last increase of such fees and charges for the Statement of Work pursuant to this Section.

7.4.	Estimates. From time to time, Vendor may provide to Customer estimates relating to requested additional services. Vendor shall use good faith in developing estimates and shall provide Customer with a reasonable basis for such estimates. Customer acknowledges that unless otherwise agreed in writing clearly designating that a quoted amount or estimated amount is a fixed price, a not-to-exceed price, or that Vendor’s then-current fees would be subject to adjustment in some other fashion, all quotes or estimates provided by Vendor are just estimates, not subject to any caps or other adjustments.

7.5.	Pass-Through Expenses. To the extent Service Provider has received invoices from the providers of such Pass-Through Expenses, the monthly invoice delivered by Vendor will include the Pass-Through Expenses. Service Provider will use commercially reasonable efforts to obtain such invoices in a timely manner.

7.6.

Expenses Reimbursement. Customer shall reimburse Vendor for documented “out-of-pocket” and travel expenses that are reasonably incurred and necessary for Vendor’s performance of the Services which are approved in advance by Customer. If travel is required, Vendor will comply with Customer’s travel policies. Under no circumstances will Customer reimburse Vendor for first class or business class travel. Vendor will support all requests for reimbursement of travel expenses in excess of twenty-five dollars ($25.00) with original receipts. Subject to Section 4.1, Customer shall reimburse Vendor for all other out-of-pocket expenses incurred by Vendor for which Customer is responsible pursuant to a Statement of Work. To the extent Vendor is obligated by the Applicable TPA Laws to incur any out-of-pocket expense, including obtaining a bond or other expenses specific to Customer, Customer shall reimburse Vendor for such expenses. For the avoidance of doubt, Customer shall not be obligated to reimburse Vendor for any out-of-pocket expenses in connection with Vendor maintaining its license in any state. Vendor shall furnish evidence of such reimbursable expenses, such as copies of receipts, to Customer reasonably promptly upon request. No expense (including any group of related expenses) in excess of $10,000 will be incurred by Vendor without Customer’s prior written consent.

7.7.	Payment Disputes. Payment disputes shall be resolved as stated in Section 12.4.

7.8.	Taxes.

(a)	General. Prices in Statement of Work do not include any applicable sales, use, ad valorem or similar taxes (each, a “Sales Tax” and collectively, “Sales Taxes”) regardless of the taxing authority. Customer shall pay applicable Sales Taxes on the fees and charges payable under a Statement of Work unless there is an applicable exemption from such Sales Tax. To the extent Vendor is required by law to collect such Sales Taxes, one hundred percent (100%) of such Sales Taxes shall be added to invoices as separately stated charges and paid in full by Customer, unless Customer is exempt from such Sales Taxes and furnishes Vendor a certificate of exemption. Vendor shall be responsible for all taxes imposed on its income, franchise, or property and Vendor shall be responsible for all taxes and all obligations to withhold taxes with respect to its directors, officers, agents, employees and other persons who may be involved in providing Services on its behalf.

(b)	Contest by Customer. If Customer disagrees with Vendor’s determination that any Sales Tax is due with respect to Services, Customer shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, Customer shall have the right to contest any asserted claim for such Sales Taxes, subject to it agreeing to indemnify Vendor for the entire amount of such contested Sales Tax (including any associated interest and/or late penalties) should such Sales Tax be deemed applicable. Vendor agrees reasonably to cooperate with Customer in the event Customer determines to contest any such Sales Taxes.

(c)

Additional Taxes. Customer and Vendor shall promptly inform each other in writing of any assertion by a taxing authority of additional tax liability with respect to the Services. Any legal proceedings or any other action against Vendor with respect to such asserted liability shall be under Vendor’s direction; provided that Vendor shall promptly inform Customer of all material developments; and further provided that if the resolution or settlement of such proceeding or action could cause Customer to pay any additional Sales Taxes or other amounts, Customer, at its option and expense, may participate in and jointly control with Vendor such proceeding or action with Vendor’s cooperation. Any legal proceedings or any other action against Customer with respect to such asserted liability shall be under Customer’s direction; provided that Customer shall promptly inform

Vendor, of all material developments; and further provided that, if the resolution or settlement of such a proceeding or action could cause Vendor to pay any amounts, Vendor, at its option and expense, may participate in and jointly control with Customer such proceeding or action with Customer’s cooperation. In any event, Customer and Vendor shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at that Party’s request.

(d)	Failure Timely to Invoice. If any Sales Taxes payable by Customer that are required to be collected by Vendor pursuant to Section 1.3 are not invoiced by Vendor (or are invoiced on a date such that Vendor are not reasonably able to deliver the amount of such Sales Taxes to the relevant taxing authority in a timely fashion), and it is ultimately determined that such Sales Taxes are due and payable, then Customer shall reimburse Vendor for the amount of such Sales Taxes; provided that, in such event, Vendor shall indemnify and hold harmless Customer from and against any and all interest and other penalties assessed as a result of such Sales Taxes not being paid in a timely manner.

(e)	Failure Timely to Report or Pay. Customer shall not be required to pay or otherwise be liable or responsible for, and Vendor shall indemnify, defend, and hold harmless Customer from and against, any penalty, additional tax, costs, or interest that may be assessed or levied by any taxing authority as a result of the failure of Vendor to file any return, form, or information statement that may be duly required from Vendor by such taxing authority or to pay any tax amounts collected from Customer hereunder, unless such failure is caused by failure of Customer to provide necessary information, upon request, to Vendor or to timely pay any Sales Tax amounts, upon request, to Vendor that Customer is required to pay to Vendor pursuant to this Section 7.8 for payment to the applicable taxing authority.

(f)	Refunds. If Vendor receives a refund as a result of a payment by Customer under this Section, then Vendor shall credit Customer an amount equal to such refund on its next invoice to Customer for fees and charges, or if the relevant Statement of Work has terminated, shall refund such amount to Customer.

(g)	Invoicing. Any and all invoices from Vendor to Customer shall comply with the requirements of each relevant taxing authority and shall contain data sufficient under applicable law to enable Customer to obtain appropriate credit if available under the law for any Sales Taxes charged on such invoices. If any Sales Taxes are assessed on Vendor’s provision of Services, Vendor shall segregate all invoices between taxable and nontaxable Services.

(h)	Withholding by Customer. If Customer believes that it is required under applicable law to deduct or withhold any taxes (“Withholding Taxes”) from or in respect of a payment to Vendor, it shall notify Vendor in writing and in a timely manner. Customer may deduct and withhold any Withholding Tax that Customer reasonably determines is required by applicable law to be deducted and withheld at the lowest rate statutorily permitted, and may make any payment to Vendor pursuant to a Statement of Work net of such Withholding Tax. Any Withholding Tax so deducted and withheld shall be treated for all purposes of a Statement of Work as a payment duly and timely made by Customer to Vendor. Vendor shall provide Customer such forms or other documentation as may be required to establish any reduction in or exemption from any such Withholding Tax.

7.9.	Invoices. On or about the beginning of each calendar month, Vendor shall send to Customer, at the address specified in the applicable Statement of Work by U.S. mail, postage pre-paid, by nationally recognized express courier, or by electronic mail, an invoice and/or a billing statement, as applicable, in respect of a Statement of Work containing the following items:

(a)	the period covered by the invoice;

(b)	any fixed fees due for such calendar month for the Services and/or Brokerage Services;

(c)	any additional Service or Brokerage Service fees and charges (in reasonable detail and in amount) due;

(d)	any credits owed (in reasonable detail and in amount);

(e)	any expenses to be reimbursed (in reasonable detail and in amount);

(f)	any Sales Taxes or other taxes to be paid by Customer (in reasonable detail and in amount); and

(g)	the total amount due.

7.10.	Payment Terms. Payment of all invoiced or billed amounts not disputed by Customer in accordance with Section 7.7 shall be due on the thirtieth (30th) day after the invoice was postmarked, deposited with an express courier for delivery to Customer, or electronically mailed.

7.11.	Interest. Commencing on the first day following the day on which payment of an invoice is due, Customer shall be liable for interest on any unpaid amounts at the prime rate of interest as published on such day (or the nearest business day) in The Wall Street Journal, or, if less, the highest rate permitted by law.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.	Vendor. Vendor represents, warrants or covenants to Customer that:

(a)	it has the expertise and resources to perform the Services in a professional and workmanlike manner;

(b)	the Vendor Personnel are and will be properly educated, trained and qualified for the Services they are to perform;

(c)	each deliverable which may be identified in a Statement of Work will conform in all material respects to the specifications thereof in the applicable Statement of Work, if any;

(d)

it will not intentionally introduce into any Customer Information any Malicious Code and will use commercially reasonable efforts to prevent any such Malicious Code from entering Customer Information under the control of Vendor or otherwise accessed or used by Vendor in the performance of this Agreement;

(e)	it has obtained and will at all times during the Term maintain all applicable consents, permits and/or licenses necessary to perform the Services;

(f)	it has not paid or caused to be paid and will not pay or cause to be paid, directly or indirectly, any wages, compensation, gifts or gratuities to any employee or agent of Customer or to any government agent, official, or employee for the purpose of influencing any decisions with respect to the making of this Agreement, or in connection with any Services contemplated hereby; and

(g)	all Vendor Personnel are eligible to legally work and accept employment in the United States or such other country from which the Services will be provided; and

8.2.	Mutual. Each Party represents and warrants that, as of the Effective Date:

(a)	It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;

(b)	It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement;

(c)	It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part.;

(d)	This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms;

(e)	It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement; and

(f)	It has and shall maintain all the licenses, permits, and approvals from governmental agencies required to perform its obligations under this Agreement.

9.	INDEMNIFICATION AND REIMBURSEMENT FOR DATA ERRORS

9.1.	Vendor Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Vendor, at its own expense, shall indemnify, defend (or pay for the defense) and hold harmless Customer, and its directors, officers, employees and agents (collectively, the “Customer Indemnitees”), from and against and with respect to Indemnified Damages relating to or arising from any claim, demand, suit, action or proceeding (collectively, a “Claim”) brought by a third party (a person which is not an Affiliate of any Customer Indemnitee) against any of the Customer Indemnitees to the extent based upon:

(a)	Vendor’s or its agents’ (including its Affiliates’ and Permitted Subcontractors’) breach of Vendor’s warranties in Section 8.1 and Section 8.2;

(b)	Vendor’s or its agents’ (including its Affiliates’ and Permitted Subcontractors’) fraud or willful misconduct; or

(c)	Vendor’s or its agents’ (including its Affiliates’ and Permitted Subcontractors’) breach of Article 5 or Article 6 above.

9.2.	Customer’s Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Customer, at its own expense, shall indemnify, defend (or pay for the defense) and hold harmless Vendor, and its directors, officers, employees and agents (collectively, the “Vendor Indemnitees”), from and against and with respect to Indemnified Damages relating to or arising from any Claim brought by a third party (a person which is not an Affiliate of any Vendor Indemnitee) against any of the Vendor Indemnitees to the extent based upon:

(a)	Customer’s or its agents’ (including Customer Designees’) breach of Customer’s warranties in Section 8.2;

(b)	Customer’s or its agents’ (including Customer Designees’) fraud or willful misconduct;

(c)	Customer’s or its agents’ (including Customer Designees’) breach of Article 5 or Article 6 above;

(d)	Any of the matters in Section 1.10(a) for which Vendor is not liable under this Agreement;

(e)	Customers or its agents’ (including Customer Designees’), breach of any other agreement relating to a Contract, including any agreement relating to the sale of the Contract, commissions paid or payable relating to such Contract, the reinsurance of such Contract, provided that Vendor otherwise performed in all material respects with this Agreement;

(f)	Vendor’s performance under this Agreement in conformity with: (i) any written policies, processes, interpretations or other written instructions provided by Customer or a Customer Designee for purposes of performance of the Services to the extent such processes, interpretations or other instructions were not, at the relevant time, superseded by a later version of the Operating Guidelines approved by Customer in accordance with this Agreement; (ii) the Operating Guidelines approved by Customer; or (iii) this Agreement, including the Statement of Work and attachments thereto; or

(g)	Any other circumstances for which Vendor is not responsible under this Agreement, so long as Vendor complied in all material respects with this Agreement.

9.3.	Special Indemnification Relating to Infringement. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10:

(a)	Vendor shall defend, hold harmless and indemnify the Customer Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Customer against Customer arising from the actual or alleged infringement by such Vendor Materials of the rights of such third party; and

(b)	Customer shall defend, hold harmless and indemnify the Vendor Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Vendor against Vendor arising from the actual or alleged infringement by Customer Information of the rights of such third party.

(c)	Notwithstanding the provisions above, neither Party shall be obligated to indemnify or defend the other or settle any Claim of infringement: (i) asserted by an Affiliate of the other Party, (ii) caused by the other Party’s (including its suppliers, designees, Affiliates, vendors or any other third parties who may perform certain services for the benefit of the other Party) additions to, changes in, or modification of Vendor Materials or Customer Information, as applicable; (iii) caused by the other Party’s use of such information in combination with information provided by third parties; or (iv) caused by the other Party breaching Article 5 or Article 6 of this Agreement.

9.4.	Acts of Employees and Subcontractors. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, each Party shall indemnify, defend and hold harmless, the other Party and its respective indemnitees from any and all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of either Party, by reason of personal injury, death or tangible personal property damage of any nature or kind arising, in whole or in part, out of, as a result of, or in connection with, the negligent acts or omissions of the indemnifying Party’s employees, agents, subcontractors, or in the case the case of Customer, Customer Designees.

9.5.	Indemnification Procedures.

(a)	If any third party brings a Claim against a Party and such Party reasonably believes that such Claim is or may be covered by the indemnification obligations under this Agreement (the “Indemnified Party”), such Indemnified Party shall promptly deliver to the other Party (the “Indemnifying Party”) a written notice (a “Claims Notice”), including a brief description of the amount and basis of the Claim, if known; provided, however, that the failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent such failure materially prejudices the Indemnifying Party.

(b)

The Indemnifying Party shall, at its own expense, be entitled to assume and control the defense of any such Claim on the Indemnified Party’s behalf by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claims Notice. To assume the defense of such Claim, the Indemnifying Party shall first have acknowledged (via the foregoing notice) to the Indemnified Party the Indemnifying Party’s unconditional obligation to indemnify fully the Indemnified Party for the matter in accordance with this Agreement. In the absence of such assurance, the Indemnified Party may defend such claim, without prejudicing in any way its right to recover Indemnified Damages under this Section in accordance with this Agreement. If so specified in such notice, the Indemnifying Party, in the event that the Indemnifying Party is entitled to indemnification from a third party for such claim (“Third Party Indemnitor”) in respect of the same underlying subject matter, facts, or circumstances as the Claim asserted, may assign the defense of such Claim hereunder to such Third Party Indemnitor. The Indemnified Party shall cooperate fully with, and assist the Indemnifying Party or Third Party Indemnitor in the defense and all related settlement negotiations of the Claim. The Indemnifying Party shall pay all reasonable costs incurred by the Indemnified Party related to the Indemnified Party’s defense or assistance in defense of a Claim.

(c)	The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party; provided, however, that: (i) if the Parties agree that it is advantageous to the defense for the Indemnified Party to employ its own counsel; (ii) if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party or Third Party Indemnitor and the Indemnified Party in the conduct of the defense of the claim (in which case the Indemnifying Party and/or Third Party Indemnitor shall not have the right to direct or participate in the defense of such claim on behalf of the Indemnified Party), or (iii) the claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority and the Indemnified Party elected to control the defense of such claim, then, in each such instance, the reasonable fees and expenses of counsel for such Indemnified Party shall be borne by the Indemnifying Party. The Party controlling the defense of a Claim for which indemnification is available pursuant hereto shall keep the other Party reasonably apprised at all times as to the status of its defense of the claim.

(d)	Notwithstanding anything in this Article 9 to the contrary, in the event the Claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority, the Indemnified Party shall have the right to control the defense of such Claim.

(e)	If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of the Claim within the prescribed period of time, shall notify the Indemnified Party that it will not assume the defense of the Claim, or shall fail to assume the defense of the Claim, then the Indemnified Party must defend the Claim in any such manner as it may deem appropriate. The Indemnifying Party shall also be permitted to join in the defense of the Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party shall be liable for any settlement of any Claim effected without its prior written consent.

(f)	Notwithstanding the foregoing, the Indemnified Party shall retain, assume, or reassume sole control over, and all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in this Agreement and upon such retention, assumption, or reassumption, the Indemnifying Party will be relieved of responsibility for indemnifying the Indemnified Party for such defense or the Claim to which such defense relates.

(g)	In any Claim as to which the Indemnifying Party is entitled pursuant to this Section to assume and control the defense thereof, until both: (i) the Indemnified Party receives notice from the Indemnifying Party that it will defend the Claim or, as permitted, assign such defense to a Third Party Indemnitor; and (ii) the Indemnifying Party assumes or so assigns such defense, the Indemnified Party may, at any time after notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable costs of the Indemnified Party actually incurred arising out of or relating to that defense and any such settlement, compromise, or payment.

(h)	Following indemnification as provided herein, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters with respect to which indemnification has been furnished.

9.6.	Variances.

(a)	In the event of a discrepancy or other error arising in the execution or recording of an investment transaction during the Term, including a portfolio allocation or reallocation transaction (a “Variance”), Vendor shall, promptly upon learning of the Variance, reconcile the Variance by crediting or debiting the applicable Contract Holder’s account such that the Contract Holder shall not have lost or gained any amounts as a result of the Variance.

(b)	Promptly after the end of each calendar month, Vendor shall furnish Customer a detailed, itemized report listing (a) Variances caused by Vendor’s errors (each, a “Type A Variance”) and (b) Variances that are not caused by Vendor’s errors (each, a “Type B Variance”); provided that Vendor shall promptly inform Customer of any Variance from any discrepancy or other error that results in a net gain or net loss in excess of fifteen thousand dollars ($15,000), whether a Type A Variance or a Type B Variance. Vendor and Customer shall discuss on a regular basis during each calendar year of the Term, and attempt to resolve prior to the end of any calendar year of the Term, any concerns about the Variances set forth on Vendor’s monthly reports.

(c)	If as of the last day of each calendar year during the Term of this Agreement, there is a Net Loss, as defined below, for that calendar year, Vendor shall pay the amount of that Net Loss to Customer. Provided, however, the amount Vendor is obligated to pay Customer for a given calendar year shall be reduced by the amount of Net Gains, as defined below, from prior calendar years during the Term of this Agreement to the extent such Net Gains were not credited against Net Losses from prior periods. In any event, no payment by Vendor will be required for a given calendar year if the Net Loss for such year is less than ten thousand dollars ($10,000) (or pro rata amount for partial calendar years during the term). Such payment will be due and payable on the immediately following February 1.

(d)	“Net Loss” means the amount by which the losses from Type A Variances were greater than the gains from the Type A Variances that occurred during that prior calendar year, when reduced by the amount of net gains, if any, from Type B Variances in excess of the losses from Type B variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference shall not increase the Net Loss.

(e)	“Net Gain” means the amount by which the gains from the Type A Variances were greater than the losses from the Type A Variances that occurred during that prior calendar year, when combined with the net gain or loss, as the case may be, between the gains from Type B Variances and losses from Type B Variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference shall reduce the Net Gain.

(f)	A Type A Variance shall be deemed to have occurred on the date the transaction occurs (or should have occurred) that results in the discrepancy or other error.

(g)	Vendor shall, as reasonably requested by Customer, assist Customer to recover Type B Variances that are the fault of a mutual fund unaffiliated with Customer.

10.	DISCLAIMERS, LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES

10.1.	Disclaimer of Implied Warranties. THE WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT AND IN ONE OR MORE STATEMENTS OF WORK, IF ANY, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, AND FITNESS FOR A PARTICULAR PURPOSE. ALL IMPLIED WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED.

10.2.	Certain Damages Excluded. SUBJECT TO SECTION 10.4, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING LOST PROFITS OR LOSS OF GOODWILL, OR EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES ON ANY CLAIM OR DEMAND AGAINST IT BY ANOTHER PARTY ITS AFFILIATES OR ANY OTHER PERSONS, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE, AND STRICT LIABILITY IN TORT) OR OTHERWISE, EVEN IF, AND WHETHER OR NOT, SUCH PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

10.3.	Limitations on Liability.

(a)

SUBJECT TO SECTION 10.4 BELOW, THE TOTAL AGGREGATE LIABILITY OF VENDOR AND ITS AFFILIATES TO CUSTOMER ITS AFFILIATES AND OTHER PERSONS, IN RESPECT OF ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IN THE AGGREGATE, INCLUDING ANY AND ALL STATEMENTS OF WORK, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) OR OTHERWISE, DURING AND AFTER THE TERM, SHALL IN NO EVENT EXCEED, WHEN AGGREGATED WITH ALL OTHER CLAIMS HEREUNDER: (A) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES AND CHARGES PAID FOR THE SERVICES DURING THE ONE (1) YEAR IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO ANY CLAIM, OR (B) WITH RESPECT TO CLAIMS WHICH ARISE BEFORE THE FIRST ANNIVERSARY OF THE

EFFECTIVE DATE, THE FEES AND CHARGES PAID BY CUSTOMER DURING SUCH FIRST YEAR, OR (C) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE END OF THE TERM OF THIS AGREEMENT, THE FEES AND CHARGES PAID DURING THE LAST ONE (1) FULL YEAR DURING WHICH THIS AGREEMENT WAS IN EFFECT. SUCH SUMS SHALL ONLY BE AVAILABLE ONCE TO PAY ANY AND ALL SUCH CLAIMS. PAYMENTS MADE SHALL BE DEEMED MADE OUT OF SUCH AMOUNTS DRAWING FROM ONE YEAR PRIOR TO THE EVENT GIVING RISE TO THE CLAIM MOVING FORWARD TO SUCH EVENT.

(b)	SUBJECT TO SECTION 10.4 BELOW, THE TOTAL AGGREGATE LIABILITY OF CUSTOMER AND ITS AFFILIATES TO VENDOR, ITS AFFILIATES AND OTHER PERSONS IN RESPECT OF ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IN THE AGGREGATE, INCLUDING ANY AND ALL STATEMENTS OF WORK, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) OR OTHERWISE, DURING AND AFTER THE TERM, SHALL IN NO EVENT EXCEED, WHEN AGGREGATED WITH ALL OTHER CLAIMS HEREUNDER: (A) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES AND CHARGES PAID FOR THE SERVICES DURING THE ONE (1) YEAR IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO ANY CLAIM, OR (B) WITH RESPECT TO CLAIMS WHICH ARISE BEFORE THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES AND CHARGES PAID BY CUSTOMER DURING SUCH FIRST YEAR, OR (C) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE END OF THE TERM OF THIS AGREEMENT, THE FEES AND CHARGES PAID DURING THE LAST ONE (1) FULL YEAR DURING WHICH THIS AGREEMENT WAS IN EFFECT. SUCH SUMS SHALL ONLY BE AVAILABLE ONCE TO PAY ANY AND ALL SUCH CLAIMS. PAYMENTS MADE SHALL BE DEEMED MADE OUT OF SUCH AMOUNTS DRAWING FROM ONE YEAR PRIOR TO THE EVENT GIVING RISE TO THE CLAIM MOVING FORWARD TO SUCH EVENT.

10.4.	Exceptions. Notwithstanding Sections 10.2 and 10.3, no limitation on liability or exclusion of damages shall apply with respect to:

(a)	Losses caused by a breach of Article 5 or Article 6;

(b)	Losses caused by fraud or willful misconduct of the other Party, including any claim brought under Section 9.1(b) or under Section 9.2(b);

(c)	any claim brought under Section 9.2(d) or under Section 9.2(e),

(d)	any claim brought under Section 9.3(a) or under Section 9.3(b);

(e)	Losses suffered by reason of personal injury or damage to tangible personal property, including any claim brought under Section 9.4;

(f)	Invoiced fees, charges and other amounts that are due and owing to Vendor under this Agreement.

(g)	Losses suffered by Customer relating to or arising from intentional breach or gross disregard of its obligations under Article 16.

11.	OTHER RIGHTS AND OBLIGATIONS.

11.1.	Independent Contractor. In connection with this Agreement, each Party is an independent contractor. This Agreement establishes and will only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer. Customer is not responsible for payment of workers’ compensation, disability benefits or unemployment insurance, nor is Customer responsible for withholding or paying employment related taxes for Vendor or any of its employees.

11.2.	Subcontracting.

(a)	Vendor will not subcontract any Restricted Activities without the prior written consent of Customer. Vendor will not subcontract to a Customer Competitor in any event. Customer’s consent under this Section is not required with respect to Vendor’s Affiliates.

(b)	Prior to entering into any subcontract in respect of Restricted Activities, Vendor will inform Customer of the proposed subcontract and will obtain Customer’s consent of such proposed subcontractor. Permitted Subcontractors who will perform Restricted Activities as of the Effective Date are listed in Exhibit 4. Customer consents to such listed Permitted Subcontractors performing the Restricted Activities.

(c)	No subcontracting will release Vendor from its responsibility for its obligations under this Agreement or any Statement of Work. Vendor will be Customer’s sole point of contact with respect to the Services.

(d)	With respect to any Services performed by a Permitted Subcontractor, Vendor hereby assumes all liability and responsibility for such subcontractors’ compliance with and breach of the terms of this Agreement and Statement of Work, and for all acts and omissions of such subcontractors.

(e)	For those third parties providing services which give rise to Pass-Through Expenses for a given Statement of Work, Vendor shall: (i) use commercially reasonable efforts to negotiate favorable terms and conditions in the contract with such suppliers; and (ii) consult with Customer with respect to the source of such services and the commercial terms and conditions.

11.3.	Service Locations.

(a)	Notwithstanding any consent that Customer may have provided to Vendor to subcontract all or a portion of Services, under no circumstances will Vendor perform or cause to be performed, directly, indirectly or by agents or subcontractors, any Restricted Activities outside of the continental United States of America unless it obtains the prior written consent of Customer with respect to performance of the Services from such location.

(b)	Regardless of whether Customer’s consent is or is not required and regardless of whether it did consent to Vendor changing an Vendor Service Location, Vendor, and not Customer, shall bear the costs of such change in Vendor Service Location.

(c)	Notwithstanding any consent that Customer may have provided to Vendor to subcontract all or a portion of any Restricted Activities, Vendor may not change the location from where such Restricted Activities are being performed from an on-shore location to an off-shore location or from an off-shore location to a different off-shore location, unless it obtains the prior written consent of Customer with respect to such change in location.

12.	DISPUTE RESOLUTION.

12.1.	Informal Dispute Resolution. Prior to the initiation of any formal dispute resolution procedures, the Parties shall first attempt to resolve any dispute with respect to this Agreement or a Statement of Work, as follows.

(a)	Upon the request of a Party, each Party to any such dispute shall promptly vest a designated senior management level representative who does not devote substantially all of his or her time to this Agreement or the applicable Statement of Work with authority to settle the dispute. Such representatives shall meet one or more times, as they deem necessary or advisable, and attempt in good faith to resolve the dispute. The meeting(s) will be held reasonably promptly after the request therefore is furnished at an agreed location or via conference call. If the designated representatives cannot resolve the matter within thirty (30) Business Days after the request for attempt at informal resolution pursuant to this Section is furnished by the requesting Party to the receiving Party, or for such longer period upon which the Parties respective representatives may agree in writing to continue to attempt to resolve the dispute informally, then either Party may elect to submit the dispute for resolution in accordance with the formal dispute resolution procedure specified below.

(b)	During the negotiations, all reasonable requests made by one Party to the other for non-privileged information reasonably related to the dispute shall be promptly honored. Any information, discussions, or offers exchanged between the Parties shall be privileged, confidential, and without prejudice to a Party’s legal position in any formal proceedings. All such information, discussions, and offers will be considered settlement discussions and inadmissible in any subsequent proceedings.

(c)	This Section shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period or to seek an injunction or any other equitable remedy.

12.2.	Formal Dispute Resolution. In the event that the Parties are unable to resolve a dispute under the provisions set forth herein, either Party may institute such actions as may be permitted at law or in equity.

12.3.	Continued Performance. Subject to Customer’s compliance with Sections 12.4 and 16.1(b), pending the resolution of a good faith dispute between Customer, on the one hand, and Vendor, on the other hand, under this Agreement or a Statement of Work, Vendor and Customer shall continue to perform hereunder and under any Statement of Work.

12.4.	Payment Dispute. The following provisions shall apply where one Party disputes in good faith that it owes an amount to the other Party, which the other Party claims is payable under this Agreement.

(a)	The Party disputing (“Disputing Party”) that it owes the other Party amounts under this Agreement shall provide to the other Party (“Billing Party”) a detailed written explanation of Disputing Party’s basis for disputing in good faith the amounts claimed due by Billing Party. Disputing Party shall pay Billing Party the undisputed amounts due. Disputing Party shall provide such notice within twenty (20) business days of receiving the invoice containing disputed charges.

(b)	Upon receipt of any notice of disputed fees, each Party shall promptly and diligently cooperate with each other to resolve the disputed amounts. At such time as the Billing Party determines that the Parties have reached an impasse regarding such disputed amounts, the Billing Party shall provide a written notice to the Disputing Party stating that the parties have reached an impasse with respect to the disputed amount described in such letter.

(c)	During any dispute, Disputing Party shall have the right to withhold payment, acting in good faith, to Billing Party of the disputed amount without prejudicing Disputing Party’s rights under this Agreement and such withholding by Disputing Party shall not entitle Billing Party, under any circumstances, to stop performing any Services (in the case of Vendor) or cooperating with Vendor (in the case of Customer) under this Agreement.

(d)	The Parties acknowledge that if Vendor were to cease performing Services hereunder, Customer could suffer significant damages. Consequently, if Vendor notifies Customer that Customer has materially breached this Agreement, then if Customer agrees that a breach exists, Customer shall use its best efforts to stop such breach immediately and the parties shall cooperate in good faith to mitigate any damages Vendor may suffer as a result of Customer’s breach. Nothing contained herein shall prevent Disputing Party from terminating this Agreement for breach in accordance with Article 13 and ceasing to provide or receive Services, as the case may be, if Billing Party is unwilling or unable to comply with the terms of this Section 12.4.

(e)	Each party may pursue all other legal and equitable remedies available to it relating to breaches by the other party, subject to Article 10, and (i) to the extent that Vendor incurs additional costs in performing the Services as a result of Customer’s breach, then Customer agrees to reimburse Vendor for such additional costs, and (ii) to the extent that Customer incurs additional costs in connection with the Services as a result of Vendor’s breach, then Vendor agrees to reimburse Customer for such additional costs.

(f)	In lieu of withholding payments as described above, Customer may pay Vendor such disputed amounts and seek to recover such amounts.

12.5.	Time to Assert a Claim. No action relating to or arising out of breach of this Agreement or transactions relating to this Agreement may be brought by either Party more than three (3) years after the injured or damaged Party has actual knowledge that the cause of action has accrued; provided, however, that no time limit shall apply to indemnification obligations under Article 9 or to claims for such indemnification.

13.	TERM AND TERMINATION.

13.1.	Term. The initial term of this Agreement, including all Statements of Work, shall be for ten (10) years from the Effective Date, unless terminated earlier in accordance with this Agreement or the applicable Statement of Work and thereafter, shall renew automatically for successive one (1) year terms, unless either Party notifies the other in writing at least six (6) months in advance of such Party’s election to terminate at the end of the initial ten (10) year term, or at the end of a successive one (1) year term (collectively, the “Term”).

13.2.	Termination by Customer. At any time during the Term, Customer may terminate this Agreement and/or any Statement of Work, in accordance with the following provisions:

(a)	Termination for Cause.

(i)	Customer may terminate this Agreement and all Statement of Work at any time during the Term or Termination Assistance Period if Vendor materially breaches any material terms of this Agreement and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Vendor. Customer may terminate a Statement of Work at any time during the Term or Termination Assistance Period if Vendor materially breaches any material terms of such Statement of Work and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Vendor. Customer may terminate one or more Statements of Work with respect to some but not all of the Services to which Vendor’s material breach directly relates, and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Vendor. Such written notice of breach by Customer shall be provided promptly after Customer is aware of such breach, but in no circumstances, more than sixty (60) days following Customer’s awareness of such breach. If, after Customer has provided the notice of breach above, Vendor has not cured the specified breach in all material respects, for so long as Vendor has still not cured the specified breach in all material respects, Customer may terminate as permitted above by providing Vendor thirty (30) days notice of termination. If Customer delivers notice terminating specific Services of one or more Statement of Work, Customer is not thereafter entitled to terminate the Statement of Work with respect to the continuing Services or this Agreement as a whole as a result of the same events. Customer shall provide notice of termination under this Section within twelve (12) months after the date Customer sent the notice of breach for which Customer is exercising such right to terminate.

(ii)	To the extent not contrary to Applicable Law, if a Governmental Authority issues a written order revoking, suspending or otherwise terminating Vendor’s license as may be required to perform the Services and such revocation, suspension or termination, if capable of cure, is not cured within thirty (30) calendar days after Vendor’s receipt of such written order. In such case, the Party receiving such order shall promptly provide to the other a copy of such order and the effective date of such termination, if the revocation, suspension or termination is not cured as provided herein, shall be as set forth in such order.

(iii)	Customer may terminate this Agreement in whole or in part for Vendor’s failure to meet the Default Performance Standards as stated in Section 1.4(d).

(iv)	Customer may terminate this Agreement if Vendor breaches Article 5 or Article 6 of this Agreement and does not cure such breach in all material respects within thirty (30) days of receipt of Customer’s written notice.

(v)	In the event of a Claim that the Vendor Materials infringe upon or misappropriate the intellectual property rights of the third party, and if Customer has obtained a written legal opinion from a nationally recognized law firm with expertise in intellectual property matters that includes the express conclusion that Vendor has less than a 50/50 chance of success concerning such Claim, which opinion and conclusions may be reasoned opinions, then Customer may terminate this Agreement upon thirty (30) days prior written notice, subject to Customer providing Vendor with a copy of such legal opinion together with the notice of termination.

(b)	Termination Without Cause. Customer may terminate this Agreement (and all Statements of Work) in its entirety, in its sole discretion upon six (6) months prior written notice to Vendor and upon payment of the “Early Termination Fee(s)” set forth in each Statement of Work, if any. The terms of payment of any Early Termination Fee(s) shall be as set forth in the applicable Statement of Work.

(c)	No Statements of Work. If there is no Statement of Work in effect, either Party may terminate this Agreement at any time upon ten (10) days written notice to the other Party.

(d)	Partial Termination Process. If Customer terminates less than the entire Agreement pursuant to Section 13.2(a) above:

(i)	The Parties will negotiate the appropriate amendment to each affected Statement of Work to remove from each such affected Statement of Work the affected Services, adjust the fees and charges to reflect the revised scope of Services to be performed, reduce the scope of Services provided under each affected Statement of Work, revise any affected Service Levels, including revising the scope of Service Levels to reflect the revised responsibilities of Vendor, and make all other reasonable and equitable revisions to each Party’s rights and duties to reflect the change in scope and nature of Services to be performed by Vendor. Until the Parties agree in writing in accordance with the Change Procedures for such adjustments, Vendor shall invoice the amount reasonably adjusted by Vendor to reflect the changes in the Services to be performed and Customer shall pay all such amounts. To the extent there is any dispute regarding how the adjusted amount was determined and invoiced by Vendor, the provisions of Section 12.4 shall govern.

(ii)	Pending execution of a mutually agreed upon amendment as contemplated above, with effect from the date the specific Services are terminated pursuant to Section 13.2(a), Vendor shall not be liable for failure to meet the Service Levels for the terminated Services or any other Services the performance of which is affected by the termination of the terminated Services, or for any other breach of this Agreement to the extent directly caused by the termination of the terminated Services. Vendor shall inform Customer of which Services and/or Service Levels are affected by the termination of the Terminated Services as promptly as practicable after receipt of Customer’s notice of termination.

13.3.	Termination for Insolvency. Subject to Applicable Law, either Party may terminate this Agreement and all Statement of Work in the event of Insolvency of the other Party by providing sixty (60) days written notice and such Insolvency is not cured within sixty (60) days after written notice thereof.

13.4.	Termination by Vendor. Vendor may terminate the affected Statement of Work, if within thirty (30) days of receipt of Vendor’s notice (a) Customer fails to pay all undisputed amounts due thereunder no later than the last day of such period; or (b) Customer fails to comply, in all material respects, with the payment dispute provisions of Section 12.4 above, no later than the last day of such period. In addition, If Vendor reasonably determines that the foregoing failure constitutes a material breach of this Agreement (relative to this Agreement and all Statements of Work, taken in aggregate), then Vendor may also terminate this Agreement if Customer does not cure such breach within thirty (30) days of receipt of Vendor’s notice. Vendor may also terminate this Agreement if Customer breaches Article 5 or Article 6 of this Agreement and does not cure such breach in all material respects within ninety (90) days of receipt of Vendor’s notice. If after Vendor has provided the notice of breach above Customer has not cured the specified breach in all material respects within the time specified above and Vendor seeks to terminate as permitted above, Vendor shall provide to Customer sixty (60) days notice of termination. Vendor must provide notice of intent to terminate under this Section within one (1) year of discovery of the occurrence of the event giving rise to the right to terminate hereunder.

13.5.	Termination Pursuant to a Statement of Work. In addition to the termination rights in this Article 13, either Party may terminate a Statement of Work at any time during the Term or Termination Assistance Period as may be expressly stated in such Statement of Work.

14.	INSURANCE.

14.1.	Required Insurance. Vendor will obtain from a company or companies having a current A.M. Best Rating of A- VIII or better, and maintain in force during the Term and for not less than two (2) years thereafter, the following insurance coverages in the minimum amounts indicated:

TYPE OF COVERAGE	REQUIRED AMOUNT
Workers Compensation	Statutory Limits

Employer’s Liability (Bodily injury by disease per person, by accident policy limit, by disease policy limit)	$1,000,000

Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury and Advertising Liability, Completed Operation and Products coverage	$1,000,000 combined single limit/General Aggregate $2,000,000

Medical Payments	$5,000 per person

Comprehensive Auto Liability including Owned, Non-owned and Hired Motor Vehicles coverage which are operated on behalf of Vendor pursuant to Vendor’s activities hereunder	$1,000,000 combined single limit

Umbrella/Excess Liability on a following form basis	$20,000,000 each occurrence/general aggregate

Professional Liability (including technology and telecommunications liability, professional services liability, media liability, network security/privacy injury)	$10,000,000 each occurrence/general aggregate

Blanket Fidelity Bond	Minimum amount $10,000,000

14.2.	Evidence of Coverage. Where applicable, the above policies will name Customer and/or Customer as additional insureds. Vendor will, upon request, provide Customer with a Certificate or Certificates of Insurance evidencing that the above insurance requirements have been satisfied.

15.	FORCE MAJEURE

15.1.

Force Majeure Event. If and to the extent that a Party’s performance of any of its obligations pursuant to a Statement of Work is prevented, hindered or delayed directly or indirectly by the other Party or its agents (except to the extent such Party or agents are acting in accordance with the other Party’s specific instructions), or fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes or any other causes of a similar nature beyond the reasonable control of such Party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by the taking of all reasonable precautions by the non-performing, hindered or delayed Party, then the non-performing, hindered or delayed Party will be excused for such nonperformance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use efforts consistent with industry standards and practices to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately inform the other Party of the occurrence of the Force Majeure Event, describing in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event will not excuse, limit or otherwise affect Vendor’s obligation to provide normal recovery procedures or any other disaster recovery services described in an applicable Statement of Work.

15.2.	No Payment for Unperformed Services. If Vendor fails to provide any Services in accordance with the applicable Statement of Work as a result of a Force Majeure Event, Customer will not be responsible for the payment of fees relating to the Services that Vendor fails to provide.

15.3.	Disaster Recovery/Business Continuity Plan. Vendor shall provide, at Customer’s written request, a disaster recovery plan, including business continuity, reasonably satisfactory to Customer, showing Vendor’s backup procedures and its ability to safeguard the work product and continue to provide the Services in the event of a disaster. Vendor shall, no less frequently than annually, test its disaster recover capabilities and provide to Customer any findings from each such tests, which shall be Vendor Confidential Information.

16.	TERMINATION ASSISTANCE

16.1.	Termination Assistance Services. The following applies with respect to Services under each Statement of Work, unless set forth otherwise in the applicable Statement of Work.

(a)	Notices and Duration. At least ninety (90) days before expiration of the Term of this Agreement or a Statement of Work, or in the case of a termination of this Agreement or one or more Statement of Work for any reason other than as described in Section 16.1(i) below, with Customer’s notice of termination, Customer may request Vendor to provide Termination Assistance Services. Unless otherwise specified in writing by Customer, the Termination Assistance Period shall commence on the date such notice is received by Vendor and shall continue for twenty-four (24) consecutive calendar months thereafter, but under no circumstances shall the Termination Assistance Period extend beyond the end of the Term of this Agreement or the applicable Statement of Work. At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty (60) days written notice.

(b)	Fees During Termination Assistance Period. All Services performed during the Termination Assistance Period shall be performed at the rates then in effect under the applicable Statement of Work for Services described in such Statement of Work and for Termination Assistance Services, Customer shall pay Vendor’s then current time and materials rates. To the extent Vendor is entitled to receive any minimum fees under a Statement of Work for the Services, Customer’s obligation to pay such minimum fees shall continue for the duration of the performance of the Services.

(c)	Nature of the Services Provided During Termination Assistance Period. Vendor shall not be obligated to perform Services beyond the Term stated in the applicable Statement of Work, as such Term may be extended in accordance with this Agreement. Subject to the preceding sentence, in addition to providing such Services, Vendor shall continue to perform during the Termination Assistance Period such Services on the same terms and conditions then in effect, except as the Parties may agree in accordance with the Change Procedures as part of the Termination Assistance Services. Services above and beyond Services shall be provided as the Termination Assistance Services for which Customer shall pay Vendor at the time and materials rates set forth in the applicable Statement of Work.

(d)	Right to Hire. If Customer terminates this Agreement pursuant to Sections 13.2(a) and (c), 13.3 or 13.5, upon Customer’s written request, Vendor will provide Customer with reasonable access to its key personnel dedicated exclusively to performing Services for Customer and information related to Permitted Subcontractors as Customer may reasonably request so that Customer may extend offers of engagement to such persons. For any such person hired by Customer, Vendor shall waive any prohibitions in any employment or other agreements with such persons that may restrict such individuals from accepting such offers from Customer. The foregoing shall not obligate Vendor to release such persons from any confidentiality obligations or restrictive covenants for the benefit of any third party, if any. Vendor will cooperate with Customer to identify whether any such persons are bound to any restrictive covenants for the benefit of any third parties, other than confidentiality obligations.

(e)	Termination Assistance. Vendor will, upon the request of Customer during the Termination Assistance Period, meet with Customer personnel to: (i) explain how the Services are provided: and (ii) provide training and the Operating Guidelines and the other materials in accordance with Section 5.5 above, all as may be reasonably necessary and requested by Customer for Customer to transition to a replacement provider of such Services. Vendor shall not be obligated to provide Customer with any other Vendor Materials.

(f)	Data Extracts. Vendor will, upon written request of Customer during the Termination Assistance Period, provide Customer with an extract of all data relating to the Contracts, including, Contract Accounting Books and Records, which are then retained by Vendor in non-proprietary form and format as may be requested by Customer.

(g)	Other Books and Records. Vendor will, upon the request of Customer during the Termination Assistance Period, make available all Contract Accounting Books and Records created for Customer in the course of performing the Services in the form and format retained by Vendor, including, without limitation, tendering to Customer, by assigning related agreements or by providing reasonable access to Customer, the physical copies of records which may be retained in one or more off-site storage locations. Such access provided by Vendor shall include access to and use of appropriate retrieval tools, such as indices of how and where the books and records are archived, to the extent available to Vendor.

(h)	Further Cooperation. Until the End Date, Vendor will promptly: (i) answer questions from Customer or Customer’s Agents regarding the Services; and (ii) deliver to Customer any remaining reports and documentation still in Vendor’s possession.

(i)	Obligation to Provide. Subject to Customer’s compliance with the payment obligations in Section 16.1(b) above and Section 16(j) below, Vendor will provide the Termination Assistance Services regardless of the reason for expiration or termination of the applicable Statement of Work. Notwithstanding the foregoing, to the extent Customer has: (1) “Materially Breached” (as hereinafter defined) its obligations under Article 5 or Article 6, and such breach is capable of being cured, and (2) Customer fails to cure such breach in all material respects after notice from Vendor, Vendor shall not be obligated to provide any Services, including any Termination Assistance Services impacted by such material breach or if providing such Services or Termination Assistance Services would cause Vendor further losses. For purposes of this subsection (i), a “Material Breach” of Article 5 or Article 6 means a breach that would: (y) endanger the trade secret status or confidentiality status of Vendor Materials; or (z) cause Vendor to breach or remain in breach of its contractual obligations or statutory duties to one or more third parties in connection with the Vendor Materials which are the subject of such breach by Customer. Notwithstanding the foregoing, nothing herein shall limit Vendor from pursing injunctive relief as a result of a material breach by Customer of its obligations under Article 5 or Article 6.

(j)	Termination by Vendor. The following shall govern if Vendor terminates this Agreement or a Statement of Work in accordance with Sections 13.3, 13.4 or 13.5.

(i)	Within thirty (30) days from receipt of Vendor’s notice of termination, Customer may request Vendor to provide Termination Assistance Services for up to twenty-four (24) months from the effective date of termination specified in Vendor’s notice of termination. At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty (60) days written notice.

(ii)	If the basis for termination is Customer’s failure to pay any undisputed amounts to Vendor in accordance with the terms of the Agreement or failure to comply with Section 12.4 with respect to disputed amounts, Customer must pay Vendor all amounts due to Vendor, plus one (1) month of estimated (as determined in good faith by Vendor) fees and charges and Pass-Through Expenses (or, if a shorter period of extension is specified, estimated fees, charges, and Pass-Through Expenses in respect of the period by which the Agreement or applicable Statement of Work is to be extended).

(iii)	Vendor’s obligation to continue performing any Services shall be conditioned on Customer paying, in advance, the full amount reasonably estimated by Vendor for the following calendar month. Such first payment to Vendor must be delivered to Vendor not less than thirty (30) days from receipt of Vendor’s notice of termination. Customer must thereafter continue diligently to cure (if the basis for the termination is curable) and otherwise to perform under the Agreement and/or Statement of Work and, if the basis for termination is Customer’s failure to pay any undisputed amounts to Vendor in accordance with the terms of the Agreement, shall be required to pay estimated fees, charges, and Pass-Through Expenses to Vendor for the Services in advance as Vendor shall reasonably determine and invoice.

(iv)	Notwithstanding the foregoing, to the extent Customer has: (1) Materially Breached (as defined in Section 16.1(i)) its obligations under Article 5 or Article 6; (2) such breach is capable of being cured; and (3) Customer fails to take appropriate corrective actions to cure such breach after notice from Vendor, Vendor shall not be obligated to provide the Termination Assistance Services impacted by such material breach. Notwithstanding the foregoing, nothing herein shall limit Vendor from pursing injunctive relief as a result of a material breach by Customer of its obligations under Article 5 or Article 6.

16.2.	Exit Rights. If Customer terminates this Agreement by reason of Vendor’s Insolvency pursuant to Section 13.3 hereof, Customer shall have the following rights.

(a)	Vendor does hereby grant to Customer a non-exclusive, non-assignable, license to use the Vendor Software specific to performing the Services, as defined in the applicable Statement of Work which Vendor owns or has a license to use with the right to sublicense. The foregoing license shall be for two years following termination of this Agreement as result of Vendor’s Insolvency. Customer’s license to such Vendor Software shall be limited to performing for itself such Services with respect to those Contracts for which Vendor is performing such Services at the time of Vendor’s Insolvency. The license granted herein shall remain subject to the provisions of Article 5 and Article 6.

(b)	If such Vendor Software is software to which Vendor has only a license, the license created by this Section shall not extend beyond the remaining term of the applicable license held by Vendor. To the extent Vendor either owns or has the right to the source code for an element of such Vendor Software, the license granted in subsection (a) above includes the source code. Such license is intended by the Parties to fall within the scope of Section 365(n) of the United States Bankruptcy Code (Title 11 of U S Code).

(c)	As to the Vendor Software for which Vendor does not own or have a license with right to sublicense (including without limitation third party tools such as compilers and utilities used by Vendor in connection therewith), a list of such software (the “Other Software List”) will be maintained in escrow pursuant to Section 16.2(f) below.

(d)	As to the Vendor Software which is known as the “Accenture Life Insurance Platform”, Vendor shall use commercially reasonable efforts (excluding the payment of additional license fees) to assist Customer in obtaining from Accenture in the name of Customer the right for Customer to be able to use the version of such Vendor Software then used by Vendor for no less than one year following termination of this Agreement as a result of Vendor’s Insolvency for Customer to perform for itself such Services with respect to those Contracts for which Vendor is performing such Services at the time of Vendor’s Insolvency.

(e)	In connection with such use of the Accenture Life Insurance Platform, Customer, and not Vendor, shall be responsible for any and all obligations under such license.

(f)	Vendor shall maintain in escrow, pursuant to an escrow arrangement sponsored by Vendor (at Vendor’s expense) with a mutually acceptable escrow agent, and participation or beneficiary agreements consistent herewith signed by Customer, no later than sixty (60) days following the date Contracts are first administered by Vendor, the Other Software List, and a copy, as described in the next sentence, of the Software as to which Vendor owns or has a license to use with right of sublicense, in the form used by Vendor from time to time to provide Services, and the source code from which such executable copy was compiled (except with respect to any third party Software for which Vendor does not have source code). The escrow shall include Software source code (in the case of Software licensed by Vendor, to the extent possessed by Vendor), the Other Software List, the hardware used by Vendor configurations thereof and any other components and other information that reasonably skilled programmers and other technicians would need to build and utilize the same applications in the same manner as Vendor in its provision of Services to Customer. All of the foregoing components (including the object code and the Other Software List) of the escrow shall be updated in escrow on each major release cycle and in any event not less frequently than once every twelve (12) months. Customer will bear all costs and expenses associated with its participation in the escrow arrangement to be established by Vendor pursuant to this Section.

16.3.	Termination of License to Customer Software. Upon the End Date, with respect to any terminated or expired Statement of Work, any software license rights granted to Vendor by Customer in the applicable Statement of Work will immediately terminate and Vendor will promptly (a) deliver to Customer, at no cost to Customer, a current copy of all such software, if any, in the form in use as of the End Date, and (b) comply with the provisions of Section 6.7 with respect to all other copies of all such software in Vendor’s possession.

17.	GENERAL.

17.1.	No Publicity. Except in the course of performing the Services, Vendor will not use the name, trademark, service mark, trade name, logo or other commercial or product designations of Customer in any way, in print or electronic format or on a web or internet site, without the prior written consent of Customer in each instance. Customer shall cooperate with Vendor in Vendor issuing a press release fairly announcing the existence of this relationship and then again upon the commencement of the administrative services under each applicable Statement of Work.

17.2.	No Waiver; Remedies. A Party may not waive a right or remedy except pursuant to a writing executed by such Party. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

17.3.	Certain Acknowledgments. The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and each Statement of Work and that any provision contained herein or therein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement and/or Statement of Work. BOTH PARTIES FURTHER ACKNOWLEDGE THAT AN AUTHORIZED OFFICIAL OF EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES ON BEHALF OF THE PARTY TO BIND THE PARTY BY ITS TERMS.

17.4.	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, such provision is to that extent deemed omitted, and the balance of the Agreement remains in full force if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

17.5.	Assignment.

(a)	Vendor may not assign any of its rights, except as otherwise permitted herein, or delegate any performance under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, change of control, operation of law or any other manner, except with the prior written consent of Customer, such consent to be subject to Section 17.19(e). Vendor may assign this Agreement to one of its Affiliates with notice to but without the consent of Customer, if such Affiliate has the capability, at least equivalent to that of Vendor, to perform the Services. Any other purported assignment of rights or delegation of performance by Vendor without Customer’s prior written consent is void, and Customer is entitled to terminate this Agreement (as a “for cause” termination pursuant to Section 13.2(a)) effective as of the date Customer obtains knowledge of the purported assignment or delegation without prejudice to Customer’s claims for damages.

(b)	Customer may not assign any of its rights, except as otherwise permitted herein, or delegate any performance under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, change of control, operation of law or any other manner, except with the prior written consent of Vendor, such consent to be subject to Section 17.19(e). Any purported assignment by Customer of rights or delegation of performance in violation of this provision is void, and Vendor is entitled to terminate this Agreement (as a “for cause” termination pursuant to Section 13.4) effective as of the date Vendor obtains knowledge of such a purported assignment or delegation without prejudice to Vendor’s claims for damages.

(c)	This Agreement is binding upon the Parties’ respective successors and permitted assigns.

17.6.	Governing Law. The laws of the State of New York, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement. The Parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

17.7.	Forum. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States District Court for the Southern District of New York or, in the state courts of the State of New York if the legal action, suit or proceeding lacks the subject matter jurisdiction to be brought in such District Court, and irrevocably accepts and submits to the sole and exclusive in personam jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party.

17.8.	Waiver of Trial by Jury. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

17.9.	Notices.

(a)	Each Party will deliver any notices required or desired pursuant to this Agreement in writing. Notices are deemed given: (i) if by hand delivery, upon receipt thereof; (ii) if mailed, five (5) days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested; or (iii) if sent via overnight courier upon receipt. Customer will address all notices to the Vendor at the address indicated on the first page of this Agreement, to the attention of its General Counsel. Vendor will address all notices to Customer at the address indicated on the first page of this Agreement, to the attention of its General Counsel. (In the case of notice to an Affiliate of Customer who may have executed a Joinder Agreement, then at the address indicated on the first page of the Joinder Agreement, to the attention of its General Counsel.) Either Party may change its address by giving written notice to the other Party in accordance with the terms of this paragraph.

(b)	The Parties acknowledge that only certain individuals are authorized to act on their behalf and on behalf of one or more of their respective Affiliates. Customer shall notify Vendor in writing of the name and title of each officer of Customer, as well as the name and title of each individual to act on behalf of each Customer Designee, and the limitations on each such individual’s authority, to act on behalf of Customer. Vendor shall notify Customer in writing, on behalf of Vendor and each relevant Affiliate of Vendor, the name and title of each authorized representative of Vendor and its Affiliates and the limitations on each such individual’s authority to act on behalf of Vendor.

17.10.	Survival. All provisions hereof relating to proprietary rights, confidentiality and non-disclosure, indemnification and limitation of liability survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement.

17.11.	EEO Requirements. To the extent applicable, the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) are hereby incorporated by reference into this Agreement.

17.12.	Non-Solicitation. The Parties agree that, unless otherwise agreed to by the Parties in writing, during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other Party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: (a) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party’s employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees; (b) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the other Party or any of its Affiliates or search firms, employment agencies or similar entities engaged by them; (c) who has been given or has given notice of termination or resignation to the other Party prior to commencement of employment discussions between the Party and such specific employee; or (d) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be fifty percent (50%) of the individual’s annual base salary or one hundred twenty-five thousand dollars ($125,000), whichever is less.

17.13.	Services Provided Prior to Effective Date. All services provided by Vendor which were rendered prior to the Effective Date (including services provided under the Letter Agreement) in anticipation of the Parties executing this Agreement shall be governed solely by this Agreement.

17.14.	Legal Fees. In any litigation or proceeding between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (including allocated costs of in-house staff counsel).

17.15.	Further Assurances. At the reasonable request by either Party and at the requesting Party’s expense, the other Party will execute and deliver to the requesting Party such additional instruments, documents, or assurances and take such other actions as are necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and consummate the transactions contemplated hereby.

17.16.	Headings. The article and section headings are used in this Agreement for reference and convenience only and do not affect this Agreement’s construction or interpretation.

17.17.	Governing Order; Subsequent Modifications.

(a)	In the event of a conflict between:

(i)	this Agreement and any Exhibit to this Agreement, the terms of this Agreement shall prevail;

(ii)	this Agreement and a Statement of Work, the terms of this Agreement shall prevail;

(iii)	this Agreement, a Statement of Work and an Attachment to a Statement of Work, this Agreement will prevail (as between the Statement of Work and any Attachment to the Statement of Work, the Attachment will prevail specifically and only with respect to the additional or different terms that are included in such Attachment); and

(iv)	this Agreement, a Statement of Work, an Attachment to a Statement of Work and the Operating Guidelines, this Agreement will prevail.

(b)	No amendment, alteration or modification of this Agreement is effective or binding unless it is set forth in a writing signed by duly authorized representatives of both Parties.

17.18.	Exhibits. All exhibits, schedules, and attachments to this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

17.19.	Construction. In this Agreement and the Statement of Work, Exhibits and Attachments to this Agreement:

(a)	the Statement of Work, Exhibits and Attachments to this Agreement are incorporated into and deemed part of this Agreement and all references to this Agreement include the Statement of Work, Exhibits and Attachments;

(b)	references to any law, legislative act, rule or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation;

(c)	references to and mentions of the word “including” or “include” or the phrase “e.g.” will mean “including, without limitation” or “include, without limitation;”

(d)	unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding,” (ii) the word “dollar” and the symbol “$” refer to United States Dollars, and (iii) the word “day” means calendar day unless otherwise specified;

(e)	unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, delayed, denied or conditioned and each Party shall make only reasonable requests under this Agreement; and

(f)	this Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular party on the basis that an ambiguity is construed against the drafter.

17.20.	Counterparts. The Parties may execute this Agreement in any number of duplicate originals and in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. Any Party delivering an executed counterpart of this Agreement by facsimile will also deliver a manually executed counterpart of this Agreement as soon as reasonably practicable following transmittal by facsimile, but the failure to do so does not affect the validity, enforceability or binding effect of this Agreement.

17.21.	Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity, including without limitation any Governmental Authority, Permitted Subcontractor and Customer Designee.

17.22.	Entire Agreement. This Agreement, together with the exhibits, schedules, attachments and Statement of Work, constitutes the entire agreement between the Parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements (including the Letter Agreement), understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations and/or agreements between the Parties in connection with the subject matter hereof except as set forth in this Agreement. The Parties also understand, acknowledge and agree that, unless otherwise specified in a written instrument signed by an officer of each Party, no additional terms or changes to these terms are valid or binding on the Parties, even if such additional terms or changes contain provisions to the contrary. Additionally, the Parties specifically agree that any language or provisions contained on Vendor’s web site, statements of work or other Service documents, or contained in any “shrinkwrap” or “clickwrap” provided with a Work Product is of no force and effect if such language or provisions conflict with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

se2, inc.	Sun Life Assurance Company of Canada (U.S.)

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

GLOSSARY

“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with another person or entity or beneficially owns or has the power to vote or direct the vote of at least a majority of the voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other entity, and for purposes of Customer, shall include all business entities considered to be an “affiliate” under the applicable Holding Company Act.

“Agreement” has the meaning specified in the preamble of the Agreement.

“Applicable Law” means all laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, agreements, decrees, policies and other requirements of all Governmental Authorities applicable to the person, place and situation in question.

“Applicable TPA Laws” has the meaning specified in Section 1.6 of the Agreement.

“Baseline Audit Support” has the meaning specified in Section 3.11 of the Agreement.

“Billing Party” has the meaning specified in Section 12.3(b) of this Agreement.

“Business Days” means any day other than a Saturday, Sunday or a day on which commercial banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Change Procedures” means the change control procedures set forth in Exhibit 7.

“Claim” has the meaning specified in Section 9.1 of the Agreement.

“Claims Notice” has the meaning specified in Section 9.5 of the Agreement.

“Commencement Date” means the date set forth in the applicable Transition Plan on which Vendor assumes full responsibility for delivery of the Contract administrative Services described in the applicable Statement of Work.

“Compliance Officer” means that certain individual designated by the Vendor and that certain individual designated by the Customer responsible for coordinating and reviewing Change Procedures and for resolving with the other party questions relating to such changes as they apply to this Agreement.

“Competitive Developments” has the meaning specified in Section 5.3(e) of the Agreement.

“Confidential Information” has the meaning specified in Sections 6.1 and 6.3 of the Agreement.

“Consumer Confidential Information” means all individually identifiable information about a consumer, in connection with a Contract issued, reinsured, or processed by Customer or its Affiliates, or in connection with the application, issuance or administration of such Contracts, and includes Underwriting Information about such consumers. A “consumer” is a Contract Holder as well as prospective, current and former employees and contractors of Customer or its Affiliates and shall also include personally identifiable financial information, or the equivalent, as defined by Title V of the Gramm-Leach-Bliley Act, as amended from time to time, or any other similar Applicable Law, including applicable state law equivalents, and personally identifiable health information, medical information, or the equivalent, as defined in the Health Insurance Portability and Accountability Act of 1996 (including the implementing regulations), as amended (“HIPAA”), or any other similar Applicable Law, including applicable state law equivalents, pertaining to any past, current, or future Contract Holder in respect of any Contract or applicant therefor, or any other person, including former or current employees or contractors of Vendor and its Affiliates.

“Contract” means those insurance contracts identified in the applicable Statement of Work, together with all other terms and conditions of such insurance contracts, including the related prospectuses.

“Contract Accounting Books and Records” has the meaning set forth in Section 3.1 of this Agreement.

“Contract Holder” means a prospective, current or former insured or annuitant and includes the owner of a Contract, applicant for a Contract, the person who is insured under a Contract, the beneficiary under a Contract, or representative of any of the foregoing.

“Contract Holder Data” means all data relating to the rights and obligations of Customer and the Contract Holder under the Contracts which is required to be maintained, processed or generated by Vendor in connection with administration of the Contracts.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Customer” has the meaning specified in the preamble to the Agreement.

“Customer Client” means a person or entity with which Customer or an Affiliate of Customer has a business relationship for which Customer or such Affiliate has assumed responsibility to provide services and which Customer or such Affiliate will have Vendor provide a subset of the Services under the Agreement.

“Customer Competitor” means an entity which, either itself or has an Affiliate which, issues life insurance or annuities or provides administrative services similar to those provided by Customer.

“Customer Content” means any of Customer’s, its Affiliates’ or Customer Customer’s unique materials (1) relating solely to Customer’s or its Affiliates’ business and (2) provided by Customer or a Customer Designee, excluding Consumer Confidential Information, but including, without limitation, any names, trademarks, images, photographs, illustration, data, confidential strategic business information, future marketing and business plans, other text unique to Customer’s or its Affiliates’, business and Contract administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing, product content, and business requirements relating to those business processes which are the subject of this Agreement, as well as Systems which may be owned, acquired or licensed by Customer, other than Customer Software, to which Vendor may have access, but which are not required to be used by Vendor to perform Services under this Agreement.

“Customer Data” means all data and information (1) submitted to Vendor by or on behalf of Customer and its Affiliates, successors or agents, or (2) obtained, developed or produced by Vendor in connection with a Statement of Work to the extent such data or information is based on, summarizes or includes data and information of Customer or its affiliates or Customer agents submitted to or obtained by Vendor under a Statement of Work.

“Customer Designee” means a person (including that person’s employees, agents, contractors and suppliers) who is identified by Customer as a person acting on behalf of or for the benefit of Customer relating to the Services, or, even if not expressly identified by Customer, a person who is in fact acting for or on behalf of Customer relating to the Services or as a source of information or instruction in connection with this Agreement, and is designated as such in the applicable Statement of Work. For purposes of the Agreement, the Customer Designees are the issuers of the Contracts (including the employees, agents, contractors and suppliers of such issuers).

“Customer Information” means all Customer Confidential Information, Consumer Confidential Information, Customer Content, Customer Software, Contract Holder Data, Contract Account Books and Records, and Underwriting Information.

“Customer Indemnitees” has the meaning specified in Section 9.1 of the Agreement.

“Customer Service Location” means the facilities of Customer and End Users from or to which Services are provided.

“Customer Software” means any System owned or licensed by Customer or its Affiliates (including any software modules, modifications and enhancements thereto) which is listed in Exhibit 5, and for which Vendor has been authorized by Customer or its Affiliates to utilize in performing the Services hereunder, but excluding any Vendor Software which Customer or its Affiliates have licensed.

“Default Performance Standards” has the meaning set forth in Section 1.4(d).

“Disputing Party” has the meaning specified in Section 12.3(b) of this Agreement.

“Early Termination Fee(s)” has the meaning specified in Section 13.2(b) of the Agreement.

“Effective Date” has the meaning specified in the preamble to the Agreement.

“End Date” means the later of (1) the expiration or termination of the applicable Statement of Work and (2) the last day of the Termination Assistance Period.

“Extraordinary Change” has the meaning specified in Section 2.5(g) of the Agreement.

“Force Majeure Event” has the meaning specified in Section 15.1 of the Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any governmental or quasi-governmental authority of any nature (including any division, department, agency, commission, instrumentality, official, organization, unit, body or entity), and any non-governmental organization which has promulgated compliance standards applicable to the Services to be provided hereunder.

“Indemnified Damages” means all liabilities, losses and damages incurred, expenses reasonably incurred by an Indemnified Party (including reasonable fees of attorneys and other professional advisors and of expert witnesses incurred prior to the Indemnifying Party assuming the defense of a claim in accordance with this Agreement) and final judgments (regardless of how such monetary damages payable to a third party are characterized as part of such judgments, but subject to the limitations and exclusions in this Agreement), settlements and court costs.

“Indemnified Party” has the meaning specified in Section 9.5(a) of the Agreement.

“Indemnifying Party” has the meaning specified in Section 9.5(a) of the Agreement.

“Insolvency” means an event which results in a Party: (1) ceasing to carry on business as a going concern, making a general assignment for the benefit of creditors, filing a voluntary petition in bankruptcy petitioning for or instituting a liquidation under any bankruptcy, insolvency, incorporation or other applicable laws; or (2) having a petition in bankruptcy or any other case or proceeding in bankruptcy involving liquidation, dissolution or winding-up is filed, commenced or instituted against the other and remains undismissed for a period of thirty (30) calendar days; or (3) having a receiver or trustee is appointed for all or substantially all of the property and assets of the other.

“Jointly Developed Materials” has the meaning specified in Section 5.3(a) of the Agreement.

“Letter Agreement” means that certain letter agreement between Vendor and Delaware Life Holdings, LLC dated March 11, 2013. Delaware Life Holdings, LLC is the parent of Customer.

“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

“Malicious Code” means (1) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself, or (2) any device, method, or token that permits any person to circumvent the normal security of the software or the system containing the code.

“Monthly Average Payment Amount” means the total amount paid or payable by Customer and its Affiliates under this Agreement, excluding payments made under Section 7.5 and Section 7.8 and travel, living and other expenses paid under Section 7.6, during each whole calendar month from the Effective Date through the end of the whole calendar month immediately preceding the date specified, divided by the number of whole calendar months from the Effective Date to the date specified.

“Net Loss” has the meaning specified in Section 9.6(c) of the Agreement.

“Nonpublic Information” means all designs, concepts, ideas, requirements, specifications, calculations, drawings, diagrams, maps, charts, software, network structures, configurations, interfaces, components, processes, practices, policies, procedures, protocols, methodologies, reports, lists, analyses, compilations, data, studies, and other similar materials regarding the property, products, services, customers, or the existing or planned businesses or operations or any parts thereof of a Party, any one or more of its Affiliates, disclosed by the Disclosing Party to the Recipient Party in connection with this Agreement or any Statement of Work by whatever means, including orally, visually, electronically, or by physical delivery, regardless whether specifically identified as “confidential” but which the Recipient Party knows or reasonably ought to know is confidential; however, in the case of Nonpublic Information orally or visually disclosed by Vendor, Vendor will, within ten (10) days of the date of disclosure confirm that such information is Nonpublic Information in writing.

“Normal Change” has the meaning specified in Section 2.5(g) of the Agreement.

“Operating Guidelines” means the work flows and procedures used by Vendor to perform the Services, as defined in the applicable Statement of Work, in conformity with: (i) Applicable Law as interpreted by Customer in accordance with the terms of this Agreement; and (ii) those procedures and interpretations of Applicable Law specific to Customer as may be reasonably specified in writing by Customer in accordance with this Agreement and subsequently revised in accordance with this Agreement.

“Other Software List” has the meaning specified in Section 16.2(c) of the Agreement.

“Parties” means Customer and Vendor, as signatories to this Agreement.

“Pass-Through Expenses” means the out-of-pocket expenses identified as ‘Pass-through Expenses’ in Exhibit 6, which amounts are passed through at Vendor’s cost without any administrative or other markup.

“Permitted Subcontractors” means subcontractors that Vendor uses to provide the Services.

“Person” whether capitalized or not, includes an individual or any corporation, joint stock company, limited liability company, association, partnership (general or limited), joint venture, financial institution, firm, organization or unincorporated organization, individual, business or other trust or any other entity, or organization of any kind or character, including a Governmental Authority.

“Residuals” has the meaning specified in Section 6.6(c) of the Agreement.

“Restricted Activities” means any activity which would require or permit: (1) a Permitted Subcontractor’s employees to: (a) have direct phone, face-to-face, email or other real-time communications with Contract Holders, Customer clients, or Customer personnel in connection with the Services, other than by means of “pre-formatted responses” (as defined below); or (b) access, use or transmit to any local storage device or print, any Consumer Confidential Information; or (2) a Permitted Subcontractor to perform services directly relating to this Agreement for which Vendor would reasonably likely pay such person five hundred thousand dollars ($500,000) or more annually. “Pre-formatted responses” means those responses which have been approved by Customer and are automatically generated by Vendor Software based on the following inputs and any other inputs that have been approved by Customer: acknowledgements of receipt, completion of a task, request for additional information, or reminder, whether such acknowledgement is sent via email or other correspondence.

“Sales Tax” and “Sales Taxes” have the meaning specified in Section 7.8(a) of the Agreement.

“Security Incident” has the meaning specified in Section 6.8 of the Agreement.

“Security Regulations” has the meaning specified in Section 4.3 of the Agreement.

“Statement of Work” means any schedule attached to and made a part of this Agreement describing the specific Services to be provided to Customer and any other terms and conditions applicable to the performance of such Services.

“Services” means, collectively, the Vendor’s services, as set forth in this Agreement and in the Statements of Work, the Transition Services, and the Termination Assistance Services.

“Service Level” or “Service Levels” has the meaning specified in Section 1.4(a) of the Agreement.

“Service Level Credit” has the meaning specified in Section 1.4(a) of the Agreement.

“Statement of Work” has the meaning specified in the recitals to the Agreement.

“System” is a collective reference to the hardware and computer software systems which may be the property of Vendor, Customer or a third party. A “System” includes all hardware, peripheral devices, software systems, databases and materials related thereto, which may include, without limitation, documentation, file layouts, firmware, computer software languages, utilities, flow charts, logic diagrams, source codes, object codes, and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications, or workings of such programs and any changes, additions or modifications thereto.

“Term” has the meaning specified in Section 13.1 of the Agreement.

“Termination Assistance Period” means a period of time designated by Customer within thirty (30) days of the notice of termination of the applicable Statement of Work, commencing on the date such notice of termination is delivered to Vendor if Customer is the terminating Party, or to Customer, if Vendor is the terminating Party, for up to twenty-four (24) months after the delivery of notice as referred to above, during which Vendor will provide the Termination Assistance Services in accordance with Article 16, but under no circumstances shall the Termination Assistance Period extend beyond the end of the Term of this Agreement or the applicable Statement of Work.

“Termination Assistance Services” means (1) the Services (and any replacements thereof or substitutions therefore) other than the Services as may be described in the applicable Statement of Work, to the extent Customer requests in writing such additional Services during the Termination Assistance Period, (2) Vendor’s reasonable cooperation with Customer and/or any successor service provider designated by Customer to facilitate the transfer of the Services under the applicable Statement of Work to Customer or such other service provider, and (3) any additional or new services requested by Customer in writing to facilitate the transfer of the Services under the applicable Statement of Work to Customer or such other service provider.

“Third Party Indemnitor” has the meaning specified in Section 9.5(b) of the Agreement.

“Transition Services” has the meaning specified in Section 1.2(c)(i) of the Agreement.

“Transition Plan” means a plan setting for the respective obligations of Vendor, Customer, Customer Designees and other third parties to transition the administrative services to be provided hereunder from Customer or a third party service provider, to Vendor, as such plan is approved in writing (or via email) by the Project Manager for Vendor and Customer, a summary of which, as of the Effective Date, is attached to the Statement of Work for Transition Services.

“Type A Variance” has the meaning specified in Section 9.6(b) of the Agreement.

“Type A Net Loss” has the meaning specified in Section 9.6(c) of the Agreement.

“Type B Variance” has the meaning specified in Section 9.6(b) of the Agreement.

“Variance” has the meaning specified in Section 9.6(a) of the Agreement.

“Vendor” has the meaning specified in the preamble of the Agreement.

“Vendor Competitor” means any person that (i) offers software or services substantially similar to the Vendor Software or who is in the business of developing such software; (ii) offers business process outsourcing services or insurance contract administration services similar to those provided by Vendor hereunder; or (iIi) who is an Affiliate of either (i) or (ii).

“Vendor Indemnitees” has the meaning specified in Section 9.2 of the Agreement.

“Vendor Materials” means: (1) the Vendor Software; (2) Vendor Confidential Information; (3) materials (including related customizations, modifications and training materials) that reflect or incorporate ideas from Vendor Software or Vendor Confidential Information; and (4) all data processing techniques, business and policy administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing developed by Vendor prior to the Effective Date or independently from this Agreement.

“Vendor Personnel” means the employees, agents, subcontractors and representatives of Vendor performing Services under this Agreement.

“Vendor Service Location(s)” means the facility or facilities owned or operated by Vendor and from which the Services are provided.

“Vendor Software” means depending on the context, a single System or collectively all the Systems owned or licensed directly from third parties by Vendor or any of its Affiliates and used from time to time by Vendor to perform the Services herein, including all modifications, enhancements and derivative works thereof, whenever made.

“Underwriting Information” means the information obtained from a consumer or from a third party provider of information which is used in underwriting an application processed by Customer or its Affiliates which may or may not be a “consumer report,” as that term is defined in the federal Fair Credit Reporting Act or any other applicable federal or state law.

“Withholding Taxes” has the meaning specified in Section 7.8(h) of the Agreement.

INDEX OF EXHIBITS AND SCHEDULES

Exhibit 1	TPA Mandatory Terms

Exhibit 2	Form of Nondisclosure Agreement for Vendor Personnel

Exhibit 3	Security Procedures

Attachment A to Exhibit 3 Basic Employee Background Investigation Policy Requirements

Attachment B to Exhibit 3 Background Check Disqualifying Standards

Exhibit 4	Permitted Subcontractors

Exhibit 5	Customer Software

Exhibit 6	Fees and Charges

Attachment A to Exhibit 6 Standard Rates

Exhibit 7	Change Procedures

Attachment A to Exhibit 7 Project Change Request

Exhibit 8	Reserved.

Exhibit 9	Service Levels and Service Level Credits

Exhibit 10	Form of Statements of Work

EXHIBIT 1

APPLICABLE TPA LAWS

This Exhibit 1 shall apply only if, to the extent, and for so long as Vendor or its successor is subject to state insurance laws applicable to third party administrators.

DEFINITIONS

In addition to those terms defined in the Master Services Agreement (“Agreement”) of which this Exhibit 1 is a part and those terms defined in the Agreement, as used in this Exhibit 1:

“Administrator” refers to Vendor and shall apply only if, to the extent, and for so long as such entity or its successor is subject to state insurance laws applicable to third party administrators.

“Customer” refers to the insurance company for whom Vendor will perform TPA Services. “Operating Guidelines” refers to the detailed description of how Customer’s business is to be administered by Vendor in accordance with the Agreement, as that detailed description is to be confirmed in writing by Customer as complying with applicable laws.

GENERAL

Continuing Customer Responsibilities

1.	Continuing Insurer Responsibilities. Customer shall be responsible for determining the benefits, premium rates, underwriting criteria and claims payment procedures applicable to the coverage and for securing reinsurance, if any. As to the administration of coverage insured by Customer, Customer, and not Administrator, shall be responsible for determining the benefits, rates, underwriting criteria, and claims payment procedures applicable to such coverage and for securing reinsurance, if any. As applicable for the services provided by Administrator, the rules pertaining to these matters shall be provided, in writing, by Customer to Administrator. The responsibilities of Administrator as to any of these matters shall be set forward in the Operating Guidelines. Required in whole or in part by: Fla. Stat. ch. 626.8817; Ga. Admin. Code §129-2-49-.12(2); La. Rev. Stat. Ann. 22§3036; Miss. Code Ann. §83-18-13; Mo. Rev. Stat. §376.1084; Neb. Rev. Stat. §44-5807; N.H. Rev. Stat. Ann. §402-H:6; N.H.A.D.C. Ins. 2301.15; 13N.M.A.C.4.5.22; N.C. Gen. Stat. §58-56-26; Or. Rev. Stat. §744.740; S.D. Codified LawsAnn. §58-29D-13.

2.	Continuing Insurer Responsibilities. The Operating Guidelines shall make provision with respect to the underwriting or other standards pertaining to the business underwritten by Customer, as well as with respect to the other functions Administrator is to perform, including for which lines, classes, and types of coverage Administrator shall perform such functions. Required by Ariz. Rev. Stat. Ann. §20-485.05; Cal. Ins. Code §1759.5; Fla. Stat. ch. 626.882(2)(b); Ga. Comp. R. & Regs. r. 120-2-49-.12; Idaho Code §41-906: Ind. Code §27-1-25-2; Iowa Code §510.16; Kan. Stat. Ann. §40-3803; La. Rev. Stat. Ann. 22 §3032; Miss. Code Ann. §83-18-5; Mo. Rev. Stat. §376.1077; Mont. Code Ann. §33.17-602; Neb. Rev. Stat. §44-5803; Nev. Rev. Stat. §683A.0867; N.H. Rev. Stat. Ann. §402-H:2; N.M. Rev. Stat. Ann. §59A-12A-8; N.C. Gen. Stat. §58-56-6; N.D. Cent. Code §26.1-27-06; Okla. Stat. tit. 36 §1444; Or. Rev. Stat. §744.720(3)(b); S.C. Code Ann. §38-51-80; S.D. Codified Laws Ann. §58-29D-5; Tenn. Code Ann. §56-6-402(c); Tex. Ins. Code Ann. Art 21.07-6 §16; Utah Code Ann. §31A-25-303; Wyoming Insurance Regulations, Chapter IV, §8

3.	Continuing Insurer Responsibilities.

3.1.	It is the sole responsibility of Customer to provide for competent administration of its programs.

3.2.	In cases where Administrator administers benefits for more than one hundred (100) certificate holders on behalf of Customer, Customer shall, at least semiannually, conduct a review of the operations of Administrator. At least one such review shall be an on-site audit of the operations of the Administrator. Required by Ga. Admin. Code §129-2-49-.12(2); Kan. Stat. Ann. §40-3803; La. Rev. Stat. Ann. 22§3036; Miss. Code Ann. §83-18-13; Mo. Rev. Stat. §376.1084; Neb. Rev. Stat. §44-5807; N.H. Rev. Stat. Ann. §402-H:6; N.H.A.D.C. Ins. 2301.15; 13 N.M.A.C.4.5.22; N.C. Gen. Stat. §58-56-26; Or. Rev. Stat. §744.740; S.D. Codified Laws Ann. §58-29D-13.

Approval of Materials

4.	Advertising and Other Materials Sent to Policyholders.

4.1.	Administrator may use only those advertising materials pertaining to the policies underwritten by Customer as have been approved in writing by Customer in advance of their use.

4.2.	Any policies, certificates, booklets, termination notices, or other written communications delivered by Customer to Administrator for delivery to policyholders shall be delivered by Administrator promptly after receipt of instructions from Customer to deliver them.

Receipts, Payments, Accounts and Compensation

5.	Effect of Administrator’s Receipt of Payments. The payment to Administrator of any premiums or charges for insurance or annuity contributions or investments by or on behalf of a policyholder shall be deemed to have been received by a Customer Designee with respect to such policyholder, and the payment of return premium, other consideration, claims or other contract payments or other amounts by Customer to Administrator shall not be deemed payment to the policyholder or claimant until such payments are received by such policyholder or claimant.

6.	Premium Collection and Payment of Claims. All insurance charges or premiums collected by Administrator on behalf of or for Customer, and the return of premiums received from Customer, shall be held by Administrator in a fiduciary capacity. In the event Customer for any reason requests Administrator to establish, and Administrator agrees to and does establish, a fiduciary deposit bank account for Customer on behalf of a Customer, such account shall be exclusive to Customer. Administrator shall withdraw funds from such account only for the purposes stated below. If charges or premiums so deposited have been collected on behalf of or for more than one (1) insurer, Administrator shall maintain records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer. Administrator shall keep copies of all such records and, upon request of an insurer, shall furnish such insurer with copies of such records pertaining to deposits and withdrawals on behalf of or for such insurer. Administrator shall not pay any claim by withdrawals from such account. Administrator shall withdraw funds from such account only for the following purposes: (1) remittance to Customer of funds to which Customer is entitled; (2) deposit in an account maintained in the name of Customer on behalf of a Customer Designee; (3) transfer to and deposit in a claims paying account with claims to be paid as required or permitted under Applicable Law and Agreement; (4) payment to a group policyholder for remittance to the insurer entitled to the funds; or (5) remittance of return premiums to the persons entitled to the funds.

7.	Form of Payments. All claims, disbursements, or payments paid by Administrator on behalf of a Customer shall be paid only on checks, drafts or, if permitted by law, wire transfers of and as authorized by Customer, including as specified in the Operating Guidelines approved by Customer.

8.	Contingent Fees. Administrator’s compensation hereunder shall not be contingent upon savings obtained in the adjustment, settlement and payment of losses covered by the insurer’s obligations. The foregoing shall not preclude compensation based on premiums or charges collected or the number of claims paid or processed. Required by Alaska Stat. §21.27.650(a)(5)(K); Ariz. Rev. Stat. Ann. §20-485.09; Cal. Ins. Code §1759.8; Fla. Stat. ch. 626.888; Ga. Comp. R. & Regs. r. 120-2-49-.10; Idaho Code §41-910: Iowa Code §510.19; Kan. Stat. Ann. §40-3808; Ky. Rev. Stat. Ann. §304.9-376; La. Rev. Stat. Ann. 22 §3038; Maine Rev. Stat. Ann. tit. 24-A §1906; Miss. Code Ann. §83-18-17; Mo. Rev. Stat. §376.1087; Mont. Code Ann. §33.17-617; Neb. Rev. Stat. §44-5809; Nev. Rev. Stat. §683A.0883; N.H. Rev. Stat. Ann. §402-H:8; N.M. Rev. Stat. Ann. §59A-12A-11; N.C. Gen. Stat. §58-56-36; N.D. Cent. Code §26.1-27-11; Okla. Stat. tit. 36 §1447; Or. Rev. Stat. §744.732; S.C. Code Ann. §38-51-110; Tenn. Code Ann. §56-6-408; Utah Code Ann. §31A-25-401; W. Va. Code §33-46-9; Wyoming Insurance Regulations, Chapter IV, §11.

Books, Records and Reporting

9.	Cooperation with Regulatory Authorities. Whenever reasonably required by a governmental authority, Administrator’s officers shall be made available to the governmental authority to provide information concerning Administrator’s affairs.

10.	Additional Audit Requirements. To the extent required by Applicable Law, if Administrator provides administrative services on behalf of Customer with respect to more than one hundred (100) covered individuals who are resident in a state that so requires, then Customer shall review the operations of Administrator not less than semi- annually. At least one such review shall be conducted onsite annually.

11.	Records of Receipts. Administrator shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the policy number, name of policyholder, individual premium or other consideration, other contributions or investment amounts, and agent or other selling representative.

12.	Records of Disbursements. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (1) the check number; (2) the date of disbursement; (3) the Person to whom the disbursement was made; (4) the amount disbursed; and (5) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Administrator shall prepare a written record as to the discrepancy.

13.	Monthly Accounting. Administrator shall render accounts to Customer detailing all policy-related transactions and remit all money due to Customer under the Agreement at least monthly. Administrator will periodically render an accounting to Customer detailing all transactions performed by Administrator pertaining to the business relating to the Agreement. Administrator shall prepare and maintain monthly financial institution account reconciliations as part of the policyholder accounting books and records.

14.	Recordkeeping requirements. Required in whole or in part by: Ariz. Rev. Stat. Ann. §20-485.03; Cal. Ins. Code §1759.3(a); Fla. Stat. ch. 626.884(1); Ga. Comp. R. & Regs. r. 120-2-49-.05; Idaho Code §41-904(1)(requiring retention for 6 years): Ind. Code §27-1-25-4(a); Iowa Code §510.14; Kan. Stat. Ann. §40-3805; Ky. Rev. Stat. Ann. §304.9-373; La. Rev. Stat. Ann. 22 §3034; Maine Rev. Ann. tit. 24-A, §1906 (requiring retention for 7 years); Md. Code Ann. [Ins.] §687(requiring retention for 3 years); Miss. Code Ann. §83-18-9; Mo. Rev. Stat. §376.1082; Neb. Rev. Stat. §44-5805; Nev. Rev. Stat. §683A.0873; N.H. Rev. Stat. Ann. §402-H:4; N.M. Stat. Ann. §59A-12A-6; N.C. Gen. Stat. §58-56-16; N.D. Cent. Code §26.1-27-12; Or. Rev. Stat. §744.724(1); S.C. Code Ann. §38-51-60; S.D. Codified Laws Ann. §58-29D-8 Tenn. Code Ann. §56-6-404; Tex. Ins. Code Ann. Art 21.07-6 §14; Utah Code Ann. §31A-25-302; Wyoming Insurance Regulations, Chapter IV, §6 (requiring retention for 3 years).

14.1.	Administrator shall maintain at its principal administrative office, for the duration of the Agreement and five (5) years thereafter, adequate books and records of all transactions between Administrator, Customer and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping. The commissioner shall have access to such books and records for the purpose of examination, audit and inspection.

14.2.	Any trade secrets contained therein, including, but not limited to, the identity and addresses of policyholders and certificate holders, shall be confidential, except the commissioner may use such information in any proceedings instituted against Administrator.

14.3.	Customer shall retain the right to continuing access to such books and records of Administrator sufficient to permit Customer to fulfill all of its contractual obligations to insured persons, subject to any restrictions in the Agreement between Customer and Administrator concerning the proprietary rights of the parties in such books and records.

14.4.	Administrator may transfer the books and records of transactions between Administrator and Customer with which Administrator has entered into a written agreement to a new administrator if: (A) the agreement between Administrator and Customer is canceled; and (B) a written agreement for a transfer of the books and records is made between Administrator and Customer. If the books and records are transferred to a new administrator, the new administrator shall acknowledge in writing that the new administrator is responsible for retaining the books and records of the prior administrator as required under subsection 14.1 above.

Notices and Disclosures

15.	Notice to Regulatory Authorities. To the extent required by Applicable Law, Administrator shall immediately notify a governmental authority of a material change in the ownership or control of Administrator or another fact or circumstance that affects Administrator’s qualification for licensure as an insurance administrator.

16.	Notices to Policyholders.

16.1.	Administrator shall provide written notice, which must first be approved by Customer, to policyholders advising them of the relationship among Administrator, the policyholder, and Customer.

When Administrator collects funds, Administrator shall identify and state separately in writing, to Customer any charge or premium for coverage, the amount of any such charge or premium specified by a person other than Customer for such coverage and any fees or commissions paid by any person other than Customer providing reinsurance. Required by Ariz. Rev. Stat. Ann. §20-485.11; Calif. Ins. Code §1759.9; Fla. Stat. ch. 626.885(2); Ga. Comp. R. & Regs. r. 120-2-49-.15(1); Idaho Code §41-912(2): Ind. Code §27-1-25-10(b); Iowa Code §510.20; Kan. Stat. Ann. §40-3809; Ky. Rev. Stat. Ann. §304.9-377; La. Rev. Stat. Ann. 22 §3039; Miss. Code Ann. §83-18-19(2); Mo. Rev. Stat. §376.1088; Mont. Code Ann. §33-17-618; Neb. Rev. Stat. §44-5810(2); Nev. Rev. Stat. §683A.0887; N.H. Rev. Stat. Ann. §402-H:9; N.M. Stat. Ann. §59A-12A-12; N.C. Gen. Stat. §58-56-41; N.D. Cent. Code §26.1-27-07; Okla. Stat. tit. 36 §1448; Or. Rev. Stat. §744.734(2); S.D. Codified Laws Ann. §58-29D-19; Tenn. Code Ann. §56-6-409; Tex. Ins. Code Ann. Art 21.07-6 §13; Utah Code Ann. §31A-25-402; W. Va. Code §33-46-10; Wyoming Insurance Regulations, Chapter IV, §13.

Termination

17.	Termination. Customer may terminate the Agreement for cause upon written notice sent by certified mail to Administrator and may suspend the underwriting authority of Administrator during a dispute regarding the cause for termination; but Customer must fulfill all lawful obligations with respect to policies affected by the written agreement, regardless of any dispute between Customer and Administrator. Required by Alaska Stat. §21.27.650(a)(5)(A); Ind. Code §27-1-25-2; La. Rev. Stat. Ann. 22 §3032; Miss. Code Ann. §83-18-5(3); Mo. Rev. Stat. §376.1077; N.M. Regulations Chapter 59A §12A-1-VII; Or. Rev. Stat. §744.720(4); W. Va. Code §33-46-3(c)

Misc.

18.	Contract to Trustee. If a policy is issued to a trustee, a copy of the trust agreement and any amendments to the trust agreement shall be retained as part of the official records of Administrator and Customer for a period of five (5) years after termination of the trust agreement, or for such longer period as may be required by Applicable Law; provided that Administrator shall not be required to keep such trust agreement more than seven (7) years after the termination of the Agreement.

19.	Deposits and Bonds; Insurance. Administrator represents, warrants and covenants to Customer that, if required by Applicable Law, rule, or regulation to maintain a bond or deposit with a regulatory authority beyond what is described in the Agreement, Administrator has and shall maintain a bond or deposit in favor of such authority, to be held in trust for the benefit and protection of Administrator’s clients and/or the policyholders, or other customers in respect of whose policies Administrator may furnish Services and brokerage services.

STATE SPECIFIC

20.	Special Rules for Termination in Arizona. The Agreement shall include a provision that Customer shall provide thirty (30) days written notice to Administrator of the termination or cancellation of the Agreement. The Agreement shall also include a provision that Customer shall provide fifteen (15) days written notice to the director of the Department of Insurance for the State of Arizona of termination or cancellation or any other change in the Agreement. Required by Ariz. Rev. Stat. Ann. §20-485.01.

21.	Special Rules for Alaska Fiduciary Accounts. Administrator shall comply with all applicable fiduciary account statutes and regulations; a fiduciary account shall be used for all payments on behalf of the insurer; Administrator may not retain more than three (3) months estimated claims payments and allocated loss adjustment expenses. Required by Alaska Stat. §21.27.650(a)(5).

22.	Special Rules for Use of Advertising Materials in Georgia. Administrator shall maintain at its principal administrative office a complete file of all advertisements, regardless of by whom written, created or designed, which are used in the course of the Administrator’s business in this state, with a notation indicating the manner and extent of distribution and the form number of any policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five (5) years. Administrator shall file with the Commissioner on or before March 1 in each year, a certification executed by an authorized officer of Administrator wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by Administrator during the preceding calendar year compiled, or were made to comply in all respects, with the advertising regulations of this state. Required by Ga. Comp. R & Regs. R. 120-2-49-.13.

23.	Special Rules for Use of Advertising Materials in Idaho. All insurers shall have the prior approval of the Director of the Department of Insurance, State of Idaho, before approving advertising for use by Administrator. Required by Idaho Code §41-905.

24.	Premium Taxes in Idaho. To the extent provided under Applicable Law, all charges, fees or premiums collected by Administrator on behalf of or for Customer shall be used to establish a premium tax under Applicable Law.

25.	Filing Rules in Idaho. A copy of the Agreement shall be filed with the Director of the Idaho Department of Insurance and shall be subject to disclosure according to chapter 3, title 9, Idaho Code. Required by Idaho Code §41-902(2).

26.	Additional Claims Requirements Applicable to Maine Residents.

26.1.	All contributions and premiums received or collected by Administrator from residents of Maine that Administrator holds more than thirty (30) days or deposits into an account that is not under the control of Customer, must be placed in a special fiduciary account, designated as an ATF, which shall be maintained with one or more financial institutions located within Maine and subject to jurisdiction of the courts of Maine Funds belonging to two (2) or more plans may be held in the same ATF, provided Administrator’s records clearly indicate the funds belonging to each plan. Checks drawn on the ATF must indicate on the face of the checks that the checks are drawn on Administrator’s ATF. “ATF” means an administrator trust fund that is a special fiduciary account, established and maintained by an administrator under Chapter 18, Section 1909 of the Maine Insurance Code, in which contributions and premiums are deposited.

26.2.	Administrator may make the following disbursements from the ATF: (a) contributions and premiums due insurers or other persons providing life, accident and health, or workers’ compensation coverage for a plan; (b) return contributions and premiums to a plan or covered individual; (c) commissions or administrative fees due to Administrator under the Agreement; and (d) transfers into Administrator’s CASA. “CASA” means a claims administration services account that is a special fiduciary account, established and maintained by an administrator under Chapter 18, Section 1909 of the Maine Insurance Code, from which claims and claims adjustment expenses are disbursed.

26.3.	The balance in the ATF shall at all times be the amount deposited plus accrued interest, if any, less authorized disbursements. In the event that the balance is less than the amount deposited plus accrued interest, if any, less authorized disbursements, Administrator is presumed, for purposes of license revocation or suspension, to have misappropriated funds and to have acted in a financially irresponsible manner.

26.4.	Before establishing an ATF that is interest-bearing or income-producing, Administrator shall disclose the nature of the account to Customer. Administrator shall secure written consent and authorization from Customer for the investment of the money and disposition of the interest of earnings Administrator shall not make any investment that assumes a risk other than the risk that the obligor might not pay the principal when due. Administrator shall not use specialized techniques or strategies that incur additional risks to generate higher returns or to extend maturities. Such techniques include, but are not limited to, the use of financial futures or options, buying on margins and pledging of ATF balances.

26.5.	Administrator may place ATF funds in interest-beating or income-producing investments and retain the interest of income on the funds, provided Administrator obtains the prior written authorization of Customer. In addition to savings and checking accounts, Administrator may invest in the following:

(a)	Direct obligations of the United States or government agency securities with maturities of not more than one (1) year;

(b)	Certificates of deposit, with a maturity of not more than one (1) year, issued by financial institutions insured by the Federal Deposit Insurance Corporation P-1 (“FDIC”) or Federal Savings and Loan Insurance Corporation (“FSLIC”), provided any such deposit does not exceed the maximum level of insurance protection provided to certificates of deposit held by those institutions;

(c)	Repurchase agreements with financial institutions or government securities dealers recognized as primary dealers by the Federal Reserve System provided:

(i)	The value of the repurchase agreement is collateralized with assets that are allowable investments for ATF funds;

(ii)	The collateral has a market value, at the time the repurchase agreement is entered into, at least equal to the value of the repurchase agreement; and

(iii)	The repurchase agreement does not exceed thirty (30) days.

(d)	Commercial paper, provided the commercial paper is rated at least R-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Corporation; or

(e)	Money market funds, provided the money market fund invests exclusively in assets that are allowable investments pursuant to paragraphs (1) to (4) for ATF funds. Each investment transaction must be made in the name of Administrator’s ATF. Administrator shall maintain evidence of any such investments. Each investment transaction must flow through Administrator’ s ATF.

26.6.	Administrator shall hold in a fiduciary capacity all money that Administrator receives to pay claims and claim adjustment expenses. All resident and quasi-resident licensees shall place all such money for claims and claim adjustment expenses for residents of Maine, whether received from a plan sponsor, health care service plan, health maintenance organization or insurer or from Administrator’s ATF, in a special fiduciary account in a financial institution located in Maine. The account must be designated as CASA Funds belonging to two (2) or more plans may be held in the same CASA, provided Administrator’s records clearly indicate the funds belonging to each plan. Checks drawn on the CASA must indicate on the face of the checks that the checks are drawn on Administrator’s CASA.

26.7.	No deposit may be made into a CASA and no disbursement may be made from a CASA except for claims and claim adjustment expenses. For each plan for which a CASA is required, the balance in the CASA must at all times be the amount deposited less claims and claims adjustment expenses paid. If the CASA balance is less than that amount, Administrator shall be presumed, for purposes of license revocation or suspension, to have misappropriated funds and to have acted in a financially irresponsible manner.

26.8.	Administrator shall maintain detailed books and records that reflect all transactions involving the receipt and disbursement of:

(a)	Contributions and premiums received on behalf of Customer; and

(b)	Claims and claim adjustment expenses received and paid on behalf of Customer.

26.9.	The detailed preparation, journalizing and posting of books and records required by Section 1.8 hereof must be maintained on a timely basis and all journal entries for receipts and disbursements must be supported by evidential matter that must be referenced in the journal entry so that receipts and disbursements may be traced for verification. Administrator shall prepare and maintain monthly financial institution account reconciliations of any ATF and CASA established by Administrator. Reconciliation of accounts is timely if accomplished not more than forty-five (45) days after the end of the month in which the transaction occurred. The reconciliation must include, at a minimum, the following:

(a)	The source and amount of any money received and deposited by Administrator, and the date of receipt and deposit;

(b)	The date each disbursement was made, the person to whom the disbursement was made and a written explanation of any difference between the amount disbursed and the amount billed or authorized; and

(c)	A description of the disbursement in sufficient detail to identify the source document substantiating the purpose of the disbursement.

26.10.	Failure to accurately maintain the required books and records in a timely manner is deemed to be untrustworthy, hazardous or injurious to participants in the plan or the public and financially irresponsible.

26.11.	To the extent that Administrator administers claims and provides payment or reimbursement for diagnosis or treatment of a condition or a complaint by a licensed health care practitioner, Administrator must accept the current standardized claim form for professional services approved by the Federal Government and submitted electronically. To the extent that Administrator administers claims and provides payment or reimbursement for diagnosis or treatment of a condition or a complaint by a licensed hospital, Administrator must accept the current standardized claim form for professional or facility services, as applicable, approved by the Federal Government and submitted electronically. Administrator may not be required to accept a claim submitted on a form other than the applicable form specified above and may not be required to accept a claim that is not submitted electronically, except from certain exempt health care practitioners.

27.	Nevada- Fiduciary Accounts.

27.1.	If Administrator is or is required to be licensed or registered as a third party service provider in Nevada, then, to the extent required by NRS 683A.0877, funds relating to Nevada policyholders shall be deposited in an account established and maintained by Customer on behalf of a Customer Designee with a financial institution located in Nevada. Customer and Administrator shall cooperate with one another in good faith as may reasonably be necessary to comply with such requirement, potentially including establishing a deposit account in Nevada and consenting to Administrator’s establishment of a related lockbox arrangement in Nevada.

27.2.	Money shall be remitted within 15 days to the person or persons entitled to it, or shall be deposited within 15 days in a fiduciary bank account established and maintained by the TPA within the state. The fiduciary account shall be separate from the personal or business account from Administrator. Required by Nev. Ins. Code §683A.877.

28.	Special Rule for Claims in Nevada. To the extent Administrator, and not Customer, is responsible for paying claims under the Agreement:

28.1.	Except as otherwise provided in 28.2 below, Administrator shall approve or deny a claim relating to health insurance coverage within 30 days after Administrator receives the claim for adjudication. If the claim is approved, Administrator shall pay, or notify Customer that the claim is ready to pay the claim within 30 days after it is approved. Except as otherwise provided in this section, if the approved claim is not paid within that period and to the extent Administrator is otherwise responsible under the Agreement, Administrator shall pay interest on the claim at a rate of interest equal to the prime rate at the largest bank in Nevada, as ascertained by the Commissioner of Financial Institutions, on January 1 or July 1, as the case may be, immediately preceding the date on which the payment was due, plus 6 percent. The interest must be calculated from 30 days after the date on which the claim is approved until the date on which the claim is paid.

28.2.	If Administrator requires additional information to determine whether to approve or deny the claim, Administrator shall notify the claimant of Administrator’s request for the additional information within 20 days after Administrator receives the claim. Administrator shall notify the provider of health care of all the specific reasons for the delay in approving or denying the claim. Administrator shall approve or deny the claim within 30 days after receiving the additional information. If the claim is approved, Administrator shall pay the claim within 30 days after Administrator receives the additional information. If the approved claim is not paid within that period, Administrator shall pay interest on the claim in the manner prescribed in subsection 28.1 above.

28.3.	Administrator shall not request a claimant to resubmit information that the claimant has already provided to Administrator, unless Administrator provides a legitimate reason for the request and the purpose of the request is not to delay the payment of the claim, harass the claimant or discourage the filing of claims.

28.4.	Administrator shall not pay only part of a claim that has been approved and is fully payable.

28.5.	The payment of interest provided for in this section for the late payment of an approved claim may be waived only if the payment was delayed because of an act of God or another cause beyond the control of the Administrator.

28.6.	The Commissioner may require Administrator to provide evidence which demonstrates that Administrator has substantially complied with the requirements set forth in this Section 27, including, without limitation, payment within 30 days of at least 95 percent of approved claims or at least 90 percent of the total dollar amount for approved claims.

29.	Special Rule for TN policy. The following provisions shall apply to all policies which are life and health insurance coverage or annuities issued to residents of the State of Tennessee and which are administered under the Agreement:

29.1.	56-6-403 Payments handled by administrator. The payment to Administrator of any premiums or charges for insurance by or on behalf of the insured shall be deemed to have been received by Customer, and the payment of return premiums or claims by Customer to Administrator shall not be deemed payment to the insured or claimant until such payments are received by the insured or claimant. Nothing herein shall limit any right of Customer against Administrator resulting from Administrator’s failure to make payments to the Customer, the insureds or the claimants.

29.2.	56-6-404 Recordkeeping requirements.

(a)	Administrator shall maintain at its principal administrative office, for the duration of the Agreement and five (5) years thereafter, adequate books and records of all transactions between Administrator, Customer and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping. The commissioner shall have access to such books and records for the purpose of examination, audit and inspection.

(b)	Any trade secrets contained therein, including, but not limited to, the identity and addresses of policyholders and certificate holders, shall beconfidential, except the commissioner may use such information in any proceedings instituted against Administrator.

(c)	Customer shall retain the right to continuing access to such books and records of Administrator sufficient to permit Customer to fulfill all of its contractual obligations to insured persons, subject to any restrictions in the Agreement between Customer and Administrator concerning the proprietary rights of the parties in such books and records.

(d)	The commissioner shall collect the proper charges incurred in such examination in accordance with § 56-1-413.

29.3.	56-6-405 Advertising. Administrator may use only such advertising pertaining to the business insured by Customer as has been approved by Customer in advance of its use.

29.4.	56-6-406 Administrator’s duties as fiduciary. All insurance charges or premiums collected by Administrator on behalf of or for Customer, and return premiums received from Customer, shall be held by Administrator in a fiduciary capacity. Such funds shall be immediately remitted to the person or persons entitled thereto, or shall be deposited promptly in a fiduciary bank account established and maintained by Administrator. If charges or premiums so deposited have been collected on behalf of or for more than one (1) insurer, Administrator shall cause the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawal from such account on behalf of or for each insurer. Administrator shall promptly obtain and keep copies of all such records and, upon request of an insurer, shall furnish such insurer with copies of such records pertaining to deposits and withdrawals on behalf of or for such insurer. Administrator shall not pay any claim by withdrawals from such fiduciary account. Withdrawals from such account shall be made, as provided in Agreement between Administrator and Customer, for:

(a)	Remittance to an insurer entitled thereto;

(b)	Deposit in an account maintained in the name of such insurer;

(c)	Transfer to and deposit in a claims paying account, with claims to be paid as provided in § 56-6-407;

(d)	Payment to a group policyholder for remittance to the insured entitled thereto;

(e)	Payment to the administrator of its commission, fees or charges; or

(f)	Remittance of return premiums to the person or persons entitled thereto.

29.5.	56-6-407 Payment of claims. All claims paid by Administrator from funds collected on behalf of Customer shall be paid only on drafts, checks or electronic transfers of and as authorized by Customer.

29.6.	56-6-408 Administrator’s compensation not contingent on claim experience.

(a)	With respect to any policies where Administrator adjusts or settles claims, the compensation to Administrator with regard to such policies shall in no way be contingent on claim experience.

(b)	This section shall not prevent the compensation of Administrator from being based on premiums or charges collected or number of claims paid or processed.

29.7.	56-6-409 Notice to insured persons—Notice to persons purchasing coverage.

(a)	Administrator shall provide a written notice approved by Customer, to insured individuals, advising them of the identity of and relationship among Administrator, the policyholder and Customer.

(b)	Where Administrator collects funds, it must identify and state separately in writing to the person paying to Administrator any charge or premium for insurance coverage the amount of any such charge or premium specified by Customer for such insurance coverage.

30.	Special Rule for West Virginia- Retention Period for Books and Records. Administrator shall maintain and make available to Customer complete books and records of all transactions performed on behalf of Customer. The books and records shall be maintained in accordance with prudent standards of insurance recordkeeping and shall be maintained for a period of not less than ten (10) years from the date of their creation. If this Agreement terminates prior to the passage of such ten (10) year period, Administrator may satisfy the forgoing obligation by tendering such books and records to Customer or to the replacement provider of such services. Customer shall reimburse Administrator for reasonable costs incurred in retaining or tendering such records. W. Va. Code §33-46-5

31.	Special Rule for Connecticut- Notice to Policyholders. When the services of a third-party administrator are utilized for Connecticut policyholders, such third-party administrator shall issue a benefits identification card to each insured that includes disclosure of, and relationship among, the third-party administrator, the policyholder and the insurer. Connecticut Uncodified HB 6308, Sections 21 and 28 (effective October 1, 2011)

EXHIBIT 2

FORM OF NONDISCLOSURE AGREEMENT FOR VENDOR PERSONNEL

Annually, employees of Vendor and its Affiliates are required to read and abide by a “Code of Business Conduct and Ethics” located at:

https://www.securitybenefit.com/ProductDocs/SB/AboutSBG/Corp_Gov/DOCS/SBC_Code_of_ Ethics.pdf

EXHIBIT 3

SECURITY PROCEDURES

This Exhibit specifies requirements for: Information Security, Physical Security, Backup & Contingency Planning and Audit.

1.	Definitions:

1.1.	“Systems and Networks” shall mean hardware, software (including the copies of Vendor’s proprietary technology and third party technology installed thereon) and telecommunication facilities employed by Vendor to receive, process, maintain, transmit and store data, whether or not such hardware, software and telecommunications facilities are also used to host other parties’ confidential or other information or software.

1.2.	“Attempted Attack” shall mean all of the following preliminary attacker efforts that occur for any incident: port scanning, IP address mapping and OS fingerprinting.

2.	Information Security Management

2.1.	Vendor has and shall maintain at all times during the Term a security policy that explicitly addresses and provides guidance to employees and non-employee workers to ensure the confidentiality, integrity and availability of information and systems maintained or processed by Vendor. The policies shall be approved by senior management and contain penalties or sanctions for non-compliance. Vendor’s security policy shall provide a framework for information security management within its overall organization. That policy must have an explicit section on the handling and management of personal information. Explicit procedures must exist that describe how personal information is to be managed, including disposal and destruction of data after its useful life.

2.2.	Vendor shall have dedicated resources (e.g. an Information Security manager or group) to foster and focus on information security efforts. Vendor shall maintain the following details of such resources: contact details, a name, phone number and email address.

2.3.	Vendor shall have a written security plan that provides a framework for information security management within their organization. The plan should address the following key points:

(a)	The delegation and assignment of responsibilities for security; (b) Management oversight for the plan and its deployment;

(c)	The means for managing security within the enterprise;

(d)	Policies and procedures for data confidentiality and privacy;

(e)	Methods of handling sensitive or confidential information received from or with respect to customers; and

(f)	Incident response in the event of a breach of security or unauthorized disclosure of customer data

3.	Internal Audit / Security Reviews

3.1.	Annual security audits or assessments, including testing of the system of controls, will be performed by an independent corporate audit group on a periodic basis. The audits should include testing of Vendor’s information security procedures as well.

3.2.	Annual security audits or reviews will be conducted by a qualified third party. The general purpose of such third-party audits will be to identify areas for reasonable improvement in security related procedures and compare existing procedures to industry standards and best practices. Vendor shall provide Customer with an overview of its last security audit or review conducted by a qualified third-party which shall include the name of the third party, date of audit, general procedures and the process for follow-up and reporting.

3.3.	Vendor shall have a process for correcting control deficiencies that have been identified in audits or assessments, including follow up documentation providing evidence of such corrections. Vendor will endeavor to institute procedures necessary to address audit findings and remain compliant with existing industry standards.

4.	Personnel Practices

4.1.	Vendor shall ensure that written confidentiality agreements are signed by all employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors, who may have access to Vendor’s Systems and Networks and facilities.

4.2.	Vendor shall ensure that pre-employment screening is performed in accordance with Attachment A to Exhibit 3 (background checks) for all employees, non-employee workers, consultants, temporary workers and other persons, such as vendors, hired or engaged after the date of this agreement and who may provide services to or for Customer.

4.3.	Vendor shall apply the Disqualifying Standards as contained in Attachment B to Exhibit 3 to all current and future employees to the extent that disqualifications are encountered in the pre-employment screening process or otherwise come to Vendor’s attention.

4.4.	All employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors who may have access to Vendor’s Systems and Networks and facilities shall be made aware of, and be required to adhere to, the security policies of the Vendor and have training in security practices including the handling of sensitive or confidential Customer information.

5.	Employee Remote Electronic Access

5.1.	Persons electronically accessing data in the Vendor’s Systems and Networks remotely must be authenticated using 2-factor authentication.

5.2.	Employee remote access solutions must technically prevent the export of data of, Vendor, its customers, or such customers’ customers to the person’s local computer situated outside the Vendor’s facilities.

6.	Storage of Data on Mobile Devices

6.1.	Vendor must ensure the security of data on distributed devices by requiring the following:

(a)	No storage devices not belonging to the Vendor shall be allowed access to such data, except in accordance with Vendor’s Mobile Communications Device Policy. Management approval is needed before personal mobile devices can be utilized and each device must have Good for Enterprise software installed to protect such data. “Storage device” includes, but is not limited to, laptop computers, flash drives, MP3 players, or other electronic devices with storage capability;

(b)	Laptops used by Vendor personnel to conduct Customer business or provide services or products to or for Customer must be the property of Customer or Vendor. No personal laptops owned by Vendor’s personnel will have direct access to Vendor’s network.

(c)	If any storage device, laptop or other mobile hardware contains data, such data shall be encrypted with a minimum 128-bit encryption key length; and

(d)	Suspected loss or theft of any device which may contain data of Vendor, its customers, or its or their customers’ customers must be reported immediately by Vendor personnel to Vendor, and reported immediately by Vendor to Customer.

6.2.	Outsourcing/Subcontracting/Reliance by Vendor on Third Parties:

(a)	If Vendor outsources or subcontracts the provision of services or products to or for Customer to third parties, or otherwise relies on third parties to fulfill Vendor’s information technology or Security functions, then, in addition to the requirements set forth in the Agreement, the Vendor shall require the following:

(i)	Formal written agreements that require the security controls employed by the third parties to be consistent with the Agreement, Vendor’s security practices and Attachments A and B to this Security Exhibit. In addition, Vendor must enter into written confidentiality agreements with such third parties that, at a minimum require such third parties to protect such Confidential Information on terms no less protective than those contained in the Agreement;

(ii)	Vendor shall periodically have an independent corporate audit group or third party review and assess the third party’s security posture; and

(iii)	All such outsourcing, subcontracts or other reliance after the date of the Agreement to which this Attachment relates must be reviewed and approved by Customer in writing in advance.

7.	Back-up and Business Continuity Plans

7.1.	Vendor shall have a data backup and offsite storage process, including backup/storage schedules and control requirements that address the following:

(a)	Vendor shall have business continuity plans in place which define contingency plans and provide for the testing of such contingency plans. Vendor shall indicate the frequency of such testing and ensure that those plans ensure the Vendor’s service level commitments to Customer can be met;

(b)	Data backups stored both on and off the Vendor’s site shall be maintained in a secure climate-controlled environment with sufficient controls to ensure the backup media are actually being received by the storage facility and that transportation boxes containing such media have not been tampered with, diverted or lost during transport; and

(c)	Customer Information shall be irreversibly removed, to the extent possible per current technology, from all storage mechanisms and electronic media when such data is no longer needed for the provision of services or products to or for Customer, as reasonably determined by both Customer and Vendor.

8.	Security and Processing Controls

8.1.	Vendor shall have standards and procedures in-place to address system configuration, operation and management controls for the Systems and Networks, including the following:

(a)	Vendor shall employ industry-standard security technologies to protect data, including but not limited to physical access controls and logical access controls;

(b)	Security controls appropriate for the Systems and Networks and their application environment as recommended by manufacturers and best practices published by industry organizations;

(c)	Identification and patching of security vulnerabilities; (d) Change control process and procedures;

(e)	Problem management;

(f)	Incident detection, response and management; and

(g)	Data access entitlement and a review process for existing entitlements and changes to them.

8.2.	If Vendor connects to the Internet or other external facilities it shall have in place technology controls including firewalls, security monitoring and alerting systems (i.e. Intrusion Detection Systems). The Vendor must implement and comply with Customer’s preferred security protocols, including but not limited to Single Sign On and Secure Email.

9.	Information Storage and Processing

9.1.	Vendor shall ensure that all environments used for development, testing, or any non- production activity shall contain production-level controls for access and data transmission.

10.	Notification & Reporting Obligations

10.1.	Vendor shall inform Customer of the following events without undue delay, as soon as practicable after the event:

(a)	Suspected breaches/compromises (beyond an Attempted Attack) of Vendor’s Systems and Networks, and claims or threats of such events made by any personnel or external person;

(b)	Termination of any personnel for cause, where related to such personnel’s potential or actual misuse or compromise of Customer Data or Vendor’s Systems and Networks;

(c)	If permitted by Applicable Law, any law enforcement or governmental investigation or inquiry into suspected misuse or abuse of Vendor’s Systems and Networks;

(d)	If any of the Customer Data is or was left unprotected, or is or was insufficiently protected for its level of sensitivity and risk, irrespective of whether a security breach has occurred;

(e)	The loss of any physical device that may have contained Customer Data; and

(f)	Vendor will provide reporting, as requested by Customer, to Customer regarding access to Customer Data.

ATTACHMENT A TO EXHIBIT 3

BASIC EMPLOYEE BACKGROUND INVESTIGATION POLICY REQUIREMENTS

Persons Subject to Pre-Employment Screening	Scope of Pre-Employment Screening*

•       Employees

•       Non-employee workers

•       Consultants

•       Temporary workers

•       Other persons, such as vendors, hired or engaged by Vendor after the date of this Agreement and who may provide services to or for Customer.

•       Verification of Identity. Vendor will verify each employee’s identity in accordance with Federal form I-9 or using a current driver’s license, a certified copy of the employee’s birth certificate, a passport, or through means such as an original social security card, and comparison of applicant’s physical characteristics with information furnished by employment, education and other records.

•       Employment History. Except as noted below, Vendor will obtain employment and unemployment history for the past seven (7) years through contacts with previous employers in order to obtain verification of claimed periods of employment, including military history during the review period. Vendor will use its commercially reasonable efforts to verify a seven (7) year employment history record. Such efforts should at least include Vendor’s documented attempts to contact previous employers and obtain verification by telephone, letter or other means.

•       Educational History. Vendor will verify the highest degree obtained, regardless of date granted. If applicant has higher education, Vendor will verify by obtaining an official transcript from the educational institution or by performing a verbal validity check.

•       Criminal History. Vendor will conduct a ten (10) year criminal conviction record check, covering all counties of residence and employment during such ten (10) year period. Convictions will not necessarily be a barrier to an employee being assigned to Customer. Factors, including, but not limited to, full disclosure in the application will be considered. Pursuant to the Violent Crime Control and Law Enforcement Act of 1994, however, individuals who have been convicted of a felony involving breach of trust or dishonest will be prohibited from providing Services to Customer unless they have obtained the requisite waiver from the appropriate insurance commission.

•       Financial History. Vendor will run a credit check for each employee, and must obtain a credit report from one of the three major credit reporting firms.

•       Drug Test. Vendor will require that the employee is administered an industry standard drug test from an accredited testing facility.

•       U.S. Department of Treasury, Office of Foreign Asset Control (“OFAC”). Vendor will complete a current (within thirty (30) days before placement) OFAC check for each employee. Only those individuals who are not on the OFAC list will be placed at Customer.

*	Applicable to all persons listed in the Persons Subject to Pre-employment Screening column.

ATTACHMENT B TO EXHIBIT 3

BACKGROUND CHECK DISQUALIFYING STANDARDS

If Vendor believes that applying any of the following Disqualifying Standards would violate Applicable Law, including Title VII of the Civil Rights Act of 1964, as amended, Vendor may disregard such standards to the extent Vendor reasonably determines that apply such standards would violate Applicable Law.

Educational Misrepresentation	Employment Misrepresentation	Credit Issues*	Criminal/Fingerprint Issues	Drug Screen

•       If educational institution has no record of the individual attending the school and the candidate cannot provide supporting documentation

•       If documentation supplied by candidate is proven a forgery by the vendor

•       If candidate states that they have a degree on their resume but then discloses on the application that they did not graduate

•       If employer has no record of employment and candidate cannot supply a reference or documentation proving employment

•       If candidate lists one employer for a specific time frame on the resume and then discloses on the application that they were employed elsewhere during that time period

•       If candidate lists reason for termination as voluntary on the application and employer informs vendor that employee was terminated for cause

•       Date discrepancies of over one month

• Unpaid Civil Judgments • Unpaid Tax Liens • Defaulted Student Loans • Unpaid Alimony • Unpaid Child Support • Charge Off Accounts and/or Collection Accounts exceeding $10,000

•       Any felony conviction occurring in the last 10 years that would make the individual subject to statutory disqualification as defined in Section 3(a)(39) and Section 15(b)(4) of the Securities Exchange Act of 1934.

•       Any felony conviction involving breach of trust or dishonesty, no matter when convicted, unless the convicted individual has obtained the requisite waiver from the appropriate insurance commissioner pursuant to the federal Violent Crime Control and Law Enforcement Act of 1994(18 U.S.C. §§ 1033-1034) or the state equivalent of such Act.

•       A listing on the OFAC list

•       Any misdemeanor conviction involving fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting or extortion in the last 10 years that would make the individual subject to statutory disqualification as defined in Section 3(a)(39) and Section 15(b)(4) of the Securities Exchange Act of 1934.

•       Any instance where the candidate has indicated that they do not have any criminal convictions but subsequent check of criminal records reveals a conviction

• Use of any illegal substance • Use of controlled substances without a prescription

*	Ignore debts discharged pursuant to bankruptcy proceedings.

PHYSICAL SECURITY PROCEDURES

Guidelines for minimum physical security measures to be implemented at service locations maintained by Vendor for Services under the Agreement (“Vendor Service Location(s)”).

1.	Scope

1.1.	Vendor will maintain a Corporate Security Department that will manage the security and life safety functions of the firm. The Corporate Security Department is expected to review the security posture of every Vendor Service Location and prepare a security plan based upon Vendor’s corporate standards and the policies detailed in this document.

2.	Administration/Reporting

2.1.	Security Responsibility

(a)	Every Vendor service location, regardless of size, must have one person responsible for security matters. An appropriate employee shall be given this assignment to maintain reliability and assurance.

2.2.	Duties, Location Security Representative: (All Locations)

(a)	Prepare a security plan (“Security Plan”) that conforms to the guidelines set forth in this document and in those policies set forth by the Corporate Security Department.

(b)	Ensure that fire evacuation plans and any other crisis plans applicable to that Vendor service location, are viable and tested as required.

(c)	Maintain a file containing any material security related problems that occur in the Vendor service location; security and safety related issues in the building; and incidents that occur in the city/country that relate to security/safety, of Vendor, its personnel, and its customers.

(d)	Report significant incidents to Vendor corporate security in a timely manner. Track and report on an ongoing basis those local incidents that denote a significant threat or that may adversely affect Vendor and/or the Vendor Service Location.

(e)	Maintain the emergency contact lists for both local contacts and for internal Vendor notification.

2.3.	Reports (All Locations)

(a)	Security/safety related reports will be issued to Customer by exception only to avoid unnecessary reporting.

(b)	Reports will be necessary when a significant security/safety related incident occurs in the Vendor service location or to the personnel; a threat develops that could affect Vendor’s operation; a significant political event occurs or is anticipated that may affect security; any other incident or threat that the Vendor service location feels would assist Vendor Corporate Security to offer assistance or guidance.

(c)	Vendor Corporate Security will request additional information from a Vendor service location, as needed.

(d)	Reports shared by Vendor with Customer may be redacted to exclude confidential customer information. However, all issues that relate to the general security/safety environment in the Vendor service location that could reasonably be expected to affect Customer interest should be disclosed by the Vendor.

3.	Corporate Security

3.1.	Vendor Corporate Security shall maintain a central repository of copies of Vendor service location security plans.

3.2.	Vendor Corporate Security may assist any Vendor service location in developing its security plan.

4.	Physical Security

4.1.	Access Control

(a)	The goal of a facility access control system and its procedure is to limit access to those who have a legitimate reason for entering and to restrict the movement of visitors and Vendor to those parts of the facility where they have a legitimate purpose. In some cases this restriction will apply to employees, as in the case of limiting access to a computer/equipment room, cage area or segregated department.

(b)	It is highly recommended that Vendor service locations utilize access control systems. All Vendor service locations that are used to provide the Services and that do not utilize and maintain functioning electronic access card systems must be pre-approved by Customer.

(i)	Electronic Access Cards:

(1)	Can be used as an ID Card when required or desired.

(2)	Creates a record of persons entering access doors at all times.

(3)	Avoids the time and cost of replacing keys, locks, etc.

(ii)	Receptionist:

(1)	All Vendor service locations should have a receptionist or security officer during working hours.

(2)	All Vendor service locations must have some means of controlling access after regular business hours when the receptionist or security officer is not present.

(A)	CCTV on access points in conjunction with electronically controlled latch.

(B)	Door locked and manually opened after hours upon presentation of ID by visitor to security officer or other employee.

(C)	Security Officer posted at entry points.

4.2.	Alarms

(a)	All Vendor service locations must have an intrusion alarm system that, at a minimum, protects all perimeter openings and major data center portals.

(b)	The extent of CCTV required will be site-specific and determined on a case by case basis. However, at a minimum:

(i)	Vendor service location entry points and major data center portals shall be covered by CCTV, and

(ii)	All cameras must be recorded with recorders located in a secure area and stored for a thirty (30) -day period.

5.	Visitors

5.1.	Reception Areas

(a)	No Customer representative or visitor should be allowed past the reception area unless they have been positively identified and the person to be visited has verified the appointment.

(b)	Where possible, visitors should be escorted.

(c)	Access from reception areas to Vendor service location space should be controlled by the receptionist or opened by the person escorting. If this is not operationally viable, alarms should alert Security Officers if a problem develops.

5.2.	Security Officers

(a)	Security Officers are a Vendor service location option.

(b)	Vendor procedures for hiring Security Officers shall follow the procedures substantially similar to those set forth in Attachments A and B to this Security Exhibit.

6.	Emergency Procedures

6.1.	Fire/Evacuation Plan

(a)	All Vendor service locations must have a fire/evacuation plan and must review it for personnel and other changes as required, minimally once a year.

(b)	Every Vendor service location must be familiar with the building’s fire/evacuation plan and how it affects Vendor. Vendor must conduct tests to ensure that employees recognize the fire alarm warning system.

(c)	If deficiencies are found in a building’s plan or fire safety systems, reasonable effort must be made to rectify the problems. Vendor corporate security assistance should be requested when necessary.

(d)	All Vendor service locations must have a fire alarm and suppression system.

6.2.	Bomb Threat Procedure

(a)	All Vendor service locations must have a bomb threat response plan that provides for a rational response to a bomb threat. The most critical phase in the process is the assessment of the threat and the decision to evacuate.

(b	The plan will contain sections dealing with: receipt of threat; notification; threat evaluation; evacuation; searches; suspect device discovery; explosion; and recovery.

(c)	The evacuation procedures for the bomb threat plan should mimic the fire/evacuation procedures.

6.3.	Emergency Contact Lists

(a)	All Vendor service locations must maintain up to date emergency contact lists. At a minimum these lists should be updated quarterly and should contain the following information:

A list containing the local Vendor service location personnel who would be involved in security problems or other emergencies;

All government agencies that could lend support during an emergency;

Security vendors;

Utilities;

Repair personnel, etc.; and

A list containing all pertinent contact personnel at headquarters and at other regional Vendor service locations.

6.4.	Shredding Contract

(a)	All Vendor service locations must have an appropriate shredding policy and plan in place. The plan must disclose all companies contracted for shredding services, the method of destruction of confidential data, documents, and media, and if shredding is conducted offsite, the locations where the shredding services are conducted. This plan must be provided to Customer upon request.

*Exhibit 4

PERMITTED

SUBCONTRACTORS

A.	Permitted Subcontractors. Subject to the terms of the Agreement, Customer consents to Vendor’s use of the following Permitted Subcontractors to perform Restricted Activities and to the extent required to assist Vendor in performing Services, to Vendor disclosing Customer Confidential Information to such third parties.

NTT DATA Process Services, LLC – administrative services

RR Donnelley Global Investment Markets, a division of RR Donnelley & Sons Company – compliance mailing and printing; RR Donnelley subcontracts to MBS Insight, Inc for NCOA scrubbing and to RTC Direct Mailing for prospectus, annual and semi-annual report mailing.

Jayhawk File Express, LLC – file storage and document destruction

CoSentry.net, LLC – back-up printing and disaster recovery

Convey Compliance Systems Inc. – withholding calculations and tax statement mailing

Spangler Graphics, LLC – compliance mailing

Veritas Documents Solutions, LLC – compliance mailing

B.	Permitted Disclosures. Subject to the terms of the Agreement, Customer consents to Vendor’s disclosure of Customer Confidential Information to the following third parties in connection with Vendor performing Services:

Records Center of Topeka, a division of Underground Vaults & Storage, Inc. – back up tapes storage

Venio LLC, d/b/a Keane – lost shareholder searches

AdvantageTech, Inc. – staff augmentation

Technisource, Inc. – staff augmentation

MegaForce LLC – staff augmentation Power IT Corporation– staff augmentation

CorporateHorizons, Inc. – staff augmentation

Tahoe Partners LLC – staff augmentation

iNautix (USA) LLC – staff augmentation

Universal Conversion Technologies, LP – staff augmentation

Morgan Hunter Corporation – staff augmentation

DST Systems, Inc. – FANmail/Vision, positions, prices

Depository Trust and Clearing Corp. (DTCC) – positions, prices

The Life and Annuity Group, Inc. (TLAG) – staff augmentation

Accenture LLP –systems upgrades and support

Kforce, Inc. – staff augmentation

R.T. Jones Search, LLC – staff augmentation

RiverPoint Group of Illinois, LLC dba RiverPoint Group, LLC – staff augmentation

TEKSystems, Inc. – staff augmentation

TriCom Technical Services, L.C. – staff augmentation

Triple I Corporation – staff augmentation

Vertex, Incorporated – staff augmentation

Alexander & Julian, Inc. – staff augmentation

GNC Consulting, Inc. – staff augmentation

Levi, Ray, Shoup, Inc. – staff augmentation

Tallgrass Technologies, Inc. – staff augmentation

C.	Disclosure to Professional Advisors. Subject to the terms of the Agreement, Customer consents to Vendor’s disclosure of Customer Confidential Information to its and its Affiliates’ attorneys and auditors.

EXHIBIT 5

CUSTOMER SOFTWARE

None.

Exhibit 6

FEES AND CHARGES

See the applicable Statement of Work [Statements of Work for the first year will not materially deviate from the projected $17—$21 million without providing notice to the Delaware Department of Insurance.

This range is based on per policy fee of $40—$50 per year for existing policies and contracts and a relatively small amount of new sales. The actual per policy annual fee for inforce business will be within this range and any increases in future years will be limited by Section 7.3 of the Agreement. ]

EXHIBIT 7

CHANGE

PROCEDURES

1.	Definitions.

Capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Agreement. To the extent any of the terms and conditions of this Attachment conflict with the terms and conditions of the Agreement, the terms in the Agreement shall govern, except to the extent expressly set forth by referencing the specific section(s) of the Agreement to be so modified.

2.	Contract Change Management.

2.1.	This Section 2 describes the Change Procedures to be followed by Customer and Vendor when either party wishes to alter the terms and conditions of any SOW or the terms and conditions of the Agreement as they apply to a particular SOW (a “Change”). “Change Request” means a writing describing the Change, which is signed by an authorized representative from each party.

2.2.	The parties may by joint written amendment to the Agreement amend or waive any part of the Change Procedures.

2.3.	The purposes and objectives of the Change Procedures are as follows:

a.	to prioritize requests for Changes;

b.	to minimize the risk of exceeding both time and cost estimates, if any, associated with the proposed Change by identifying, documenting, quantifying, controlling, managing and communicating: (i) Change requests, (ii) the preparation of Change Requests, and (iii) their disposition;

c.	to identify the different roles, responsibilities and actions that shall be assumed and taken by the parties to define and implement the Changes; and

d.	to document whether the request for a Change requires Customer to pay any additional fees, charges or expenses (“Charges”).

2.4.	Each party shall be responsible for all costs and expenses incurred by its employees, agents and subcontractors with respect to its participation in, and responsibilities and obligations under, the Change Procedures as set forth in Section 4 below, unless expressly agreed otherwise in writing by both parties.

3.	Change Procedures.

3.1.	Unless otherwise agreed to in a written Change Request, there will be no changes in price, scope of services, performance standards or to any other rights or obligations in the Agreement or any exhibit, attachment or schedule thereto. Either Vendor or Customer may initiate a request for a Change by delivering to the other’s Project Manager or his/her nominated representative a draft Change Request that describes the proposed Change and sets forth the reasons for it.

3.2.	Each party’s respective Project Manager or his/her nominated representatives shall be responsible for reviewing and considering any requests for Change, and shall approve it promptly of receipt for further investigation, if deemed necessary. If the parties agree that the request for Change requires further investigation, the Project Managers shall authorize such investigation, which shall be performed as required by Vendor and/or Customer. The Project Managers shall be responsible for keeping the status of each request for Change as such request progresses through the Change Control Procedures.

3.3.	No Change will be implemented without Customer’s written approval, except as may be necessary on an emergency basis to maintain the availability of the Services. With respect to any such Change made on an emergency basis to maintain the availability of the Services, Vendor will document and provide to Customer’s Project Manager notification (which may be given by email) of the Change promptly after the Change is made, based on the significance of such Change.

4.	Change Requests.

4.1.	For each request for a Change that the parties have approved for further investigation, regardless of which party has proposed the Change, Vendor shall prepare and submit to Customer within a reasonable time based on the criticality designated by Customer, with Customer’s reasonable cooperation and provision of any information reasonably requested by Vendor, a preliminary assessment of the request for Change. Such preliminary assessment may include, as relevant:

a.	estimated changes in the Charges, if any, recognizing that a Change may result in a reduction in fees or an increase in fees or neither;

b.	estimates of any applicable increases and decreases in other fees;

c.	ramifications and impacts of such proposed Change on the Services affected by the requested Change;

d.	the timeframe for implementing the proposed Change (including any timing constraints);

e.	the preliminary technical or business evaluation of the proposed Change, including any changes, additions, or deviations from policies, standards and procedures of Vendor or Customer that would be required to implement the proposed Change; and

f.	the resources (including human resources, hardware, software and other equipment) required for implementing the proposed Change.

4.2.	Vendor shall bear the costs of preparing the preliminary assessment as set forth in this Section 4, and shall provide such assessment as part of the Services, unless Vendor after its initial review of the Change Request informs Customer that preparing such assessment will require additional resources for which Vendor seeks to be compensated, in which case, if Customer approves in writing (or by email) Vendor preparing such assessment on a time and material basis, Vendor shall be paid at the then current applicable time and materials rate for preparing such assessment.

4.3.	No Change shall be effective until and unless a Change Request is executed by the authorized representative of each party.

Project Change

Request

Project Title:

Change Order

se² Project Representative		Customer Project Representative
Name:		Name:
Phone:		Phone:
Email:		Email:
Address:	5801 SW 6th Avenue Topeka, Kansas 66606	Address:

LOGO

I. Overview

This Change Request has been prepared in accordance with Section 1.11 of the Master Services Agreement dated                             by and between [Customer Name] (“Customer”), se2, inc. (“Vendor”).

The activities of this Change Request shall commence upon approval and authorization by and between the parties. Approval must be in writing (i.e., wet signature, faxed copy of wet signature or e-mail and must be made by an authorized officer of the approving party (Vendor and/or Customer). After approval, the work request will have project definition, be prioritized, scheduled, developed, tested, signed off and implemented.

Expenses and considerations not specifically outlined in this Change Request that will impact the costs or timelines associated with the change order will not be executed without written confirmation from both parties.

II. Scope of Service

Service Offer:

Overview

Proposed service functionality

LOGO

Required information specifics

Date Submitted

Delivery Date Requested

LOGO

III. Pricing Amount

NOTE: The below costs are estimated, the actual expense will be billed. Rates are assigned in accordance with the Agreement referenced above.

Resources	Estimated Hours	Rate	Total
se² Finance		$	$
se² Operations Business Analyst		$	$
se² Project Management		$	$
Total Estimated Cost:			$

IV. Authorization

The undersigned have executed and delivered this proposal and agree to the terms of service.

se², Inc.	[Customer]

By:	By:

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

EXHIBIT 9

SERVICE LEVELS and SERVICE LEVEL CREDITS

See the applicable Statement of Work.

EXHIBIT 10

STATEMENT OF WORK NO. ##

TO

MASTER SERVICES AGREEMENT

[SOW for services related to]

This Statement of Work, with an effective date of the 1st day of November, 2013 (the “Effective Date”) is made by and between Sun Life Assurance Company of Canada (U.S.) (“Customer”) and se2, llc (“Vendor”) and is a part of the Master Services Agreement dated November 1, 2013 (the “Agreement”). To the extent any of the terms and conditions in this Statement of Work conflict with the terms and conditions of the Agreement, the provisions of Section 17.17 of the Agreement shall govern. Capitalized terms used herein have the meaning given in the Agreement or as stated herein

1.	CONTRACTS:

1.1	For purposes of this Statement of Work, “Contracts” refers to the Contracts identified in Schedule 1 hereto. For such Contracts, Vendor shall provide the Services as designated in Schedule 2 hereto from the locations designated in Schedule 3.

2.	SERVICES:

•	2.1 For the Contracts, Vendor shall provide the Services described in this SOW and the Services described in Schedule 2, hereto, as more fully described in the Operating Guidelines.

•	2.2 On reasonable request from Customer, Vendor will make available to Customer the Operating Guidelines used in performing the Services.

•	2.3 Vendor shall not make any material changes to the Operating Guidelines without first providing reasonable notice to Customer and the reason for such change.

•	2.4 Vendor shall be entitled to rely upon the Operating Guidelines in performing the Services and shall not be responsible for any breach of, or failure to perform its obligations under, this Agreement to the extent caused by its compliance with such Operating Guidelines.

3.	SERVICE LEVELS.

Service Levels and Service Level Credits applicable to the Services provided under this Statement of Work are set forth in Schedule 5 hereto.

4.	CHARGES AND INVOICING:

On or before on the fifth (5th) day of each calendar month for so long as any Services are provided, Vendor will deliver to Customer the monthly invoice for: (i) the Contract administration fees for the Services to be performed in that calendar month as set forth in Schedule 4 hereto; (ii) any Pass-Through Expenses for the previous calendar month(s); (iii) any time and material fees as set forth in Schedule 4 hereto; for the prior month(s); (iv) and for any other fees due to Vendor under the Agreement.

For purposes of determining fees which are a function of the number of Contracts, the number and status of such Contracts shall be as reported by the Vendor Software, as of the last day of the preceding calendar month (or portion thereof, as applicable) for which such invoice was prepared.

All charges set forth on each monthly invoice are due and payable to Vendor on the fifteenth (15th) calendar day of the month in which the invoice is received or if such day is not a Business Day, then the first Business Day after the fifteenth (15th) calendar day of the month following Customer’s receipt of that Monthly Invoice.

With each such invoice, Vendor shall provide reasonable supporting documentation.

5.	DUTIES OF CUSTOMER:

Customer’s duties with respect to the Contracts are set forth in the Agreement except as set forth below: N/A

6.	TERM:

The term of this SOW shall commence on the Effective Date set forth above and shall continue until October 31, 2023, unless terminated as provided in the Agreement or this SOW

Vendor and Customer certify by the undersigned authorized representatives that they have read this Statement of Work and agree to be bound by their terms and conditions. This Statement of Work may be signed in counterpart.

se2, llc		SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

By:		By:
	(Authorized Signature) (in non-black ink, please)		(Authorized Signature) (in non-black ink, please)

	(Printed Name)		(Printed Name)

	(Title)		(Title)

	(Date)		(Date)

Schedule 1

CONTRACTS

Entity ID	Product	Product/Plan Code
	MYGA Fixed Annuity with MVA	674
	MYGA Fixed Annuity with MVA	678

Schedule 2

SUMMARY OF SERVICES

Described below is a summary of the scope of Services to be performed under this SOW, as such Services are more fully described in the Operating Guidelines.

Service Offering/Service/Component	Brief Description

directdoc

Mail Processing Workflow Document Storage Document Retrieval and Cashiering

Process client business mail received at the central mail room. This service includes:

•    Processing incoming mail received at the two P.O. boxes/lockboxes for incoming mail.

•    Processing return mail address changes and re-mailing of statements.

•    Process incoming requests received through the fax number and email addresses.

Scan, index and route incoming Client documents/requests. This service includes the following:

•    Document scanning to create images of paperwork received in the mail room. Incoming mail envelopes are not scanned, except for individual IRA contributions, which will be included in the image for mail received through the end of the month of the filing deadline.

Store and retrieve of client documents. This service includes the following:

•    Electronic storage and retrieval for digitized (into images) and indexed client documents.

•    Physical onsite storage and retrieval of original client documents.

•    Onsite storage retention period is 10 days for all legal paperwork (all documents that contain original death certificates, incoming funds transfer paperwork, stock certificates and legal paperwork).

•    Onsite storage retention period is 10 days for all other paperwork not noted above.

•    Checks are retained for 30 days.

•    Document destruction is to shred documents after the standard retention period by External Vendor

Deposit client checks, wires or electronic payments. For check processing, Vendor uses Check-21 (remote capture).

Guidelines related:

•    Incoming Mail

•    Indexing

•    Return Mail

•    Date and Time Stamp

Distribution Support

Sales Entity Commissions Licensing & Appointments

The sales entity functionality to support hierarchy for Broker/Dealer and Representatives will vary by channel:

•    se2 will process licensing requests, including all agent/firm activity, setup of new agents/firms, definition of hierarchy, modification of address information, calculate commissions, and pay commissions. se2 will also be responsible for all agent terminations, as well.

Guidelines related:

•    Appointment Processing for Distribution

•    Sales Entity Commissions

•    Commission on Direct Deposit

•    Contracts and Selling Agreements

Interfaces Reporting

Reports

Provide pre-defined reports for management purposes with daily, weekly, monthly, and annual information about transaction activity, transaction volume and financial reporting. Reports Day 1 include:

Compliance Reports:

•    Exceeded Transaction Amount – Monthly

•    Exceeded Transaction Amount – Quarterly

•    AML Suspicious Activity – Bi Weekly

•    Foreign Address Account – Monthly

•    Free Look Activity – Monthly

•    OFAC Name and Address – Weekly OFAC Verification – Weekly

Business Reports

•    New Business Report – Weekly

Finance Reconciliation Reports	Reports generated from the ledger will be spreadsheet files emailed to the client.

New Business & Policy Administration Including Call Center

Inforce Transfer Processing

Process applications and purchases for new business as well as send transfer paperwork. The Client retains suitability review and forms creation and maintenance. The guidelines associated with new business includes:

•    Incoming Transfer

Purchases	Process the incoming annuity payments. The guidelines associated to purchases includes: • Purchases

Financial

Process transactions involving the movement of money within or out of an owner’s account. The guidelines associated with financial transactions includes:

•    Escheatment

•    Free Look Surrender

•    Receivables

•    Reconciliation

•    Tax Withholding

Non-Financial

Process non-financial additions, changes, deletions on an owner’s account. The guidelines associated with non-financial transactions includes:

•    Anti-Money Laundering

•    Clean Desk

•    Community Property

•    Custodial Owned Contracts

•    Exception and Escalations

•    Marketing Administration Correspondence

•    Not In Good Order (NIGO)

•    OFAC Homeland Tracker

•    Return Mail

•    Signatures

•    W9 Certification

Customer Service

IVR Service

Provide the ability to retrieve account information and route calls via the phone. IVR functionality includes:

•    1 phone lines

•    Auto-Attendant – Female Voice

•    Calls may be transferred to service center Monday through Friday 7:30 am central time to 5:00 pm central time.

•    Holidays are based on NYSE; calls will not be transferred to service center.

Call Center	• Provide call retention of recorded incoming calls is three years. • Provide customer service hours for Monday through Friday; 7:30 am central time to 5:00 pm central time

Accounting & Reconciliations

General Ledger Treasury

Monthly reconciliation of balance sheet accounts to ensure that administration systems are in balance with the GL.

Open necessary bank accounts at UMB to support the defined Treasury / funding model and establish security for necessary associates and a method of updating that security.

The guidelines include:

•    Cash Reconciliation

•    Daily Funding

•    General Ledger

•    Suspense

Tax	Implement financial tax business processes that will provide data to support tax withholding, filing and the generation of tax forms and filing with agencies: • 1099

Disbursement Registry	Maintain registry of all accounts payable disbursements processed on behalf of the client.

Electronic Fund Transfer Draft File	Maintain contract specific data related to electronic fund transfers (EFT)

Fund Valuation, Performance & Maintenance Correspondence

Manual Output

Generate manual output associated with specific events and transactions that occur on a contract/account holder’s account.

•    Branding, address, phone number, fax number.

•    Two window envelope addressing standards.

•    Mailing to joint owners when address is different than primary owner address.

Financial Confirmations

Manual correspondence, produced daily, and triggered by financial transactions to owner; primary owner and a joint owner if present with a different address; representative copies to active servicing agent will be sent as defined by mail flags. Automated financial confirmations include:

•    Premium/Purchase (Initial, Planned and Unplanned)

•    Free Look

Letters	Manual correspondence, produced as needed, and triggered by non-financial transactions to owner; primary owner if there is a joint owner present; representative copies will be sent as defined by mail flags.

Commission Statements

Automated statement, generated each time a payment is made to a Agents by se2. Standard items include:

•    Commission statements will be mailed via first class mail.

•    Commission statements are not produced when payments are sent through the NSCC.

•    Commission statement information is not produced for agents in a debit balance or with a $0 commission payment.

Envelopes	Two-window envelope is used for outgoing mail. Pre-printed check envelope. Use return envelope for sending data to customers as defined in the operating guidelines.

Compliance Support

Complaint Support	Provide the client with the initial complaint, research and provide information needed to address formal customer complaints.

Identity Theft Account Restrictions	Add account restrictions on accounts when notified of identity theft by customer or client.

Schedule 3

VENDOR SERVICE LOCATIONS

The Vendor Service Locations for the Services to be provided hereunder is / are:

a) Se2, 5801 SW 6th Avenue, Topeka, KS 66636;

b) Se2, 200 SW 6th Avenue, Topeka, KS 66603-3704, and

c) NTT DATA Process Services, LLC, 6th Floor, Unitech Trade Center, Sector 43, Sushant Lok Phase I, Gurgaon—122001, India.

Schedule 4

FEES and CHARGES

1.	GENERAL

1.1.	Invoicing. The fees for Services shall be invoiced and due and payable as stated in the applicable Statement of Work.

1.2.	Periodic Adjustments to Certain Fees. The fees and rates described in this Exhibit are subject to the CPI adjustment in accordance with Section 7.3 of the Agreement.

1.3.	Other Charges. The fees and charges stated in this Exhibit are in addition to those charges payable in accordance with the Agreement.

2.	CONTRACT ADMINISTRATION FEES

2.1	Monthly Administration Fee.

For the Services described in the applicable Statement of Work performed by Vendor, Customer shall pay Vendor the following fees for each Contract:

a. Monthly Post Issue Administration Fees: $3.17 monthly per Contract

b. New Business Application Fees: Paper Application—$115 per application

c. Terminated Contract Charge: $3.00 per Contract.

2.2	Minimum Monthly Charge.

Notwithstanding the other provisions herein, the minimum monthly fee for the Services shall be $62,500.00 exclusive of amounts payable under Sections 3, 4 and 5 of this Schedule 4 and any fees due to Vendor under the Agreement.

3.	PASS-THROUGH EXPENSES

Customer shall reimburse Vendor for the following types of “Pass-through Expenses”:

a.	postage and express mail charges;

b.	onsite and offsite paper file records transportation, storage, microfilm and retrieval costs;

c.	printing and mailing of quarterly and annual statements;

d.	stationary, paper, envelopes and related supplies used in mailings to Contract holders and insureds;

e.	electronic fees for NSCC or broker communication charges (e.g., DST FANMail);

f.	costs for regulatory mailings, semiannual mutual fund reports, prospectuses, proxies, privacy notices, TPA notices, and discretionary customer mailings;

g.	third party vendor charges;

h.	underwriting and claims investigation charges;

i.	agent appointment fees (state insurance appointments, credit and background checks;

j.	other costs expressly identified in the Statement of Work (or the Agreement) as out-of-pocket or pass-through costs.

4.	TIME AND MATERIALS RATES

The hourly charges for any Services which Vendor is not otherwise obligated to provide under the Agreement or at rates stated otherwise, are as set forth on Attachment A hereto. Customer shall not be obligated to pay Vendor for any such Services, unless otherwise agreed in writing by Vendor.

5.	EARLY TERMINATION FEE

In the event, that Customer terminates this Statement of Work early for convenience, Customer shall pay to Vendor the fees (the “Early Termination Fee”) as set forth below. Fee as a Percentage of the Monthly Administration Fees paid for such 12 month time period annualized for such period:

Months 1—12	25%
Months 13—24	20%
Months 25—36	15%
Months 36—48	10%
Months 49—60	5%

Attachment A

Standard Rates

2013 Rate
Senior Professional Staff
Project Manager	$200
Professional Staff
Actuaries	$237
Senior Programmer Analyst	$145
Senior Business Analyst	$145
Financial Accountant	$129
Programmer Analyst	$129
Business Analyst	$129
Paralegal, Compliance	$108
Technical Support Analyst	$108
Service Center Personnel
Domestic	$72
Offshore	$36

Schedule 5

SERVICE LEVELS AND SERVICE LEVEL CREDITS

There are no Service Levels associated with Services provided under this Statement of Work.